AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 26, 1999

                                               REGISTRATION NO. 333-____________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                      UICI
             ------------------------------------------------------
             (Exact name of Registrant as Specified in its Charter)


           DELAWARE                               6331                    75-2044750
------------------------------         ---------------------------    -------------------
(State or other jurisdiction of       (Primary Standard Industrial      (I.R.S. Employer
incorporation or organization)         Classification Code Number)    Identification No.)

                             4001 MCEWEN, SUITE 200
                               DALLAS, TEXAS 75244
                                 (972) 392-6700
        -----------------------------------------------------------------
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                            ------------------------
                               Agent for service:
                               Glenn W. Reed, Esq.
                  Executive Vice President and General Counsel
                                      UICI
                             4001 McEwen, Suite 200
                               Dallas, Texas 75244
                                 (972) 392-6700
             -------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         Copy of all communications to:
                             Phillip S. Dingle, Esq.
              Executive Vice President and Chief Financial Officer
                         HealthPlan Services Corporation
                               3501 Frontage Road
                              Tampa, Florida 33607
                                 (813) 289-1000

                            ------------------------

                   Additional copies of all communications to:

    Robert J. Joseph, Esq.                          David Shobe, Esq.
    Gardner, Carton & Douglas                  Fowler, White, Gillen, Boggs,
     321 North Clark Street                       Villareal and Banker, P.A.
     Chicago, Illinois 60610                 501 East Kennedy Blvd., Suite 1700
         (312) 644-3000                             Tampa, Florida 33602
                                                       (813) 228-7411

                           --------------------------

           APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective time of this Registration Statement and the effective time of the merger of HealthPlan Services and UICI described in this Registration Statement.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

           If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE
-------------------------------------- ---------------- --------------   ------------------- -------------
                                                           MAXIMUM        PROPOSED MAXIMUM    AMOUNT OF
    TITLE OF EACH CLASS OF               AMOUNT TO BE   OFFERING PRICE   AGGREGATE OFFERING  REGISTRATION
  SECURITIES BEING REGISTERED            REGISTERED(1)     PER UNIT         PRICE(3)              FEE

-------------------------------------- ---------------- --------------   ------------------- -------------
Common Stock, $0.01 par value ........ 4,645,119 shares      (2)            $82,997,438         $23,074
-------------------------------------- ---------------- --------------   ------------------- -------------

(1) The estimated maximum number of shares of UICI issuable upon consummation of the merger of UICI Acquisition Co. with and into HealthPlan Services Corporation, based on the maximum number of shares of common stock of HealthPlan Services that may be outstanding immediately prior to the merger multiplied by an assumed conversion ratio of .3393.

(2)    Not applicable.

(3) Estimated solely for the purposes of calculating the registration fee, and calculated pursuant to Rule 457(f)(1) and 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sale prices, on the New York Stock Exchange Composite Transaction Tape on October 21, 1999, of the common stock of HealthPlan Services Corporation to be acquired by UICI in connection with the merger.

                            ------------------------

           THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE
REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE
WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                            ------------------------

               PROXY STATEMENT/PROSPECTUS (SUBJECT TO COMPLETION,
                             DATED OCTOBER 26, 1999)

                     HEALTHPLAN SERVICES LOGO OR LETTERHEAD

HealthPlan Services Corporation             James K. Murray, Jr.
3501 Frontage Road                          Chairman and Chief Executive Officer
Tampa, Florida  33607

Dear Stockholder:

The Board of Directors of HealthPlan Services Corporation has unanimously approved a merger with UICI.

We expect to accomplish this merger by merging a new subsidiary of UICI into HealthPlan Services. HealthPlan Services will be the surviving corporate entity in the merger and will be a wholly-owned subsidiary of UICI.

In the merger, each HealthPlan Services common share will be converted into the right to receive a specified number of shares of common stock of UICI based on an exchange ratio that will be determined based on the average of the volume weighted averages of the trading prices of UICI stock over a period of 20 consecutive trading days prior to closing. The exchange ratio is described in more detail inside the proxy statement. If such average price equals $23.625 (the closing stock price of UICI on October 22, 1999) you will receive .3393 shares of UICI common stock for each share of HealthPlan Services common stock you own.

The merger cannot be completed unless holders of a majority of the outstanding HealthPlan Services common shares vote to approve the merger. We have scheduled a special meeting of HealthPlan Services stockholders to obtain this vote, and stockholders who owned HealthPlan Services shares as of November 2, 1999 may vote at this special meeting. If you vote your shares by proxy, you do not need to attend the special meeting for your vote to be counted. The Board of Directors of HealthPlan Services unanimously recommends that you vote "for" approval of the merger at the special meeting.

Your Board of Directors believes that the merger will provide a strong platform for growth in the healthcare administrative services industry. We also believe that the merger will integrate two strong companies, creating more growth in stockholder value than HealthPlan Services would realize as a stand-alone company.

The attached proxy statement/prospectus gives you detailed information about the meeting and the proposed merger. We encourage you to read this document carefully. IN PARTICULAR, YOU SHOULD READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 19 FOR A DESCRIPTION OF VARIOUS RISKS YOU SHOULD CONSIDER IN EVALUATING THE PROPOSED MERGER.

The date, time and place of the special meeting are as follows:

December 8, 1999
10:00 a.m., local time

HealthPlan Services Corporation
3501 Frontage Road
Tampa, Florida  33607

                                              Sincerely,



                                              JAMES K. MURRAY, JR.
                                              Chairman and
                                              Chief Executive Officer

The proxy statement/prospectus is dated __________, 1999 and was first mailed to the stockholders of HealthPlan Services Corporation on or about __________, 1999.

--------------------------------------------------------------------------------
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED UNDER THE PROXY STATEMENT/PROSPECTUS OR DETERMINED WHETHER THE PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell the securities described in this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                         HEALTHPLAN SERVICES CORPORATION
                            (A DELAWARE CORPORATION)
                               3501 FRONTAGE ROAD
                              TAMPA, FLORIDA 33607

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                               Date:   December 8, 1999
                               Time:   10:00 a.m., local time
                               Place:  HealthPlan Services Corporation
                                       3501 Frontage Road
                                       Tampa, Florida  33607

PURPOSE OF THE MEETING:

     o To consider and vote upon the Agreement and Plan of Merger, dated as of October 5, 1999, among HealthPlan Services, UICI and UICI Acquisition Co. and the merger of HealthPlan Services and UICI Acquisition Co. contemplated thereby.

     o To consider any other matters that may be properly brought before the special meeting or any adjournment of the special meeting.

         Only stockholders who owned stock at the close of business on November 2, 1999, are entitled to notice of, and to vote at, this special meeting or any adjournment of the special meeting.

         THE BOARD OF DIRECTORS OF HEALTHPLAN SERVICES HAS UNANIMOUSLY ADOPTED AND APPROVED THE MERGER AGREEMENT AND THE MERGER AS IN THE BEST INTERESTS OF HEALTHPLAN SERVICES AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

           The merger is explained in the accompanying proxy statement/prospectus, which you are urged to read carefully. A copy of the Agreement and Plan of Merger is attached as Appendix A to the proxy statement/prospectus.

           Stockholders are cordially invited to attend the special meeting. If you do not expect to be present at the meeting but wish your shares to be voted upon the matters to come before it, please fill in, date, and sign the accompanying proxy card, and return it promptly in the envelope enclosed for your convenience. No postage is necessary if mailed in the United States.

                                           By order of the Board of Directors


                                           __________________________________
                                           Phillip S. Dingle, Secretary

Tampa, Florida
October ___, 1999

                                TABLE OF CONTENTS

                                                                                             PAGE
                                                                                             ----
QUESTIONS AND ANSWERS ABOUT THE MERGER.........................................................1
SUMMARY .......................................................................................6
      The Companies ...........................................................................6
      The HealthPlan Services Corporation Special Meeting......................................7
      The Merger and the Merger Agreement......................................................8
      The HealthPlan Services Option Agreement.................................................8
      Our Reasons for the Merger...............................................................8
      Our Recommendations to Stockholders......................................................9
      Fairness Opinion ........................................................................9
      Material Federal Income Tax Consequences.................................................9
      Board of Directors and Management of HealthPlan Services After the Merger................9
      Interests of Directors and Officers in the Merger.......................................10
      Accounting Treatment....................................................................10
      Regulatory Approvals....................................................................10
      Completion of the Merger................................................................10
      Termination and Termination Fees........................................................11
      Appraisal Rights for Dissenting Stockholders............................................12
      Comparative Per Share Market Price and Dividend Information.............................12
      Selected Historical Financial Information...............................................13
      Unaudited Selected Pro Forma Combined Condensed Financial Information...................16
      Comparative Per Share Data..............................................................17
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.....................................18
RISK FACTORS .................................................................................19
THE COMPANIES ............................................................................... 21
      HealthPlan Services Corporation.........................................................21
      UICI....................................................................................21
THE SPECIAL MEETING ..........................................................................23
      General            .....................................................................23
      Record Date and Voting..................................................................24
      Voting and Revocation of Proxies........................................................24
THE MERGER ...................................................................................25
      Background .............................................................................26
      HealthPlan Services Corporation's Reasons for the Merger; Recommendation of the
               HealthPlan Services Board......................................................31
      Opinion of the Financial Advisor to the HealthPlan Services Board.......................34
      Effective Time of the Merger............................................................44
      Material Federal Income Tax Consequences................................................44
      Accounting Treatment....................................................................46
      Regulatory Approvals - Antitrust Clearance..............................................46
      Listing of UICI Common Stock on Stock Exchanges.........................................46
      Resale of Shares Issued in the Merger; Affiliates.......................................46
      Board of Directors and Management of HealthPlan Services After the Merger...............47

                                      -i-


      Interests of Certain Persons in the Merger..............................................47
THE MERGER AGREEMENT AND RELATED AGREEMENTS...................................................48
      The Merger Agreement....................................................................48
      Voting Agreements ......................................................................59
      Option Agreement .......................................................................60
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION............................................60
SECURITY OWNERSHIP OF MANAGEMENT..............................................................66
      HealthPlan Services Corporation.........................................................66
      UICI ...................................................................................68
DESCRIPTION OF UICI COMMON SHARES.............................................................69
      General.................................................................................69
      Dividend Rights ........................................................................70
      Voting Rights...........................................................................70
      Liquidation Rights .....................................................................70
      Preemptive and Subscription Rights......................................................70
COMPARATIVE RIGHTS OF HEALTHPLAN SERVICES CORPORATION
           STOCKHOLDERS AND UICI STOCKHOLDERS................................................ 70
      Business Combinations...................................................................71
      State Takeover Legislation..............................................................71
      Rights of Dissenting Stockholders.......................................................71
      Amendments to Charters..................................................................72
      Amendments to Bylaws....................................................................72
      Stockholder Action......................................................................72
      Special Meetings of Stockholders........................................................72
      Cumulative Voting.......................................................................72
      Number and Election of Directors........................................................73
      Removal of Directors....................................................................73
      Indemnification of Directors and Officers...............................................73
      Limitation of Personal Liability of Directors...........................................73
CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN CHARTER AND BYLAWS
           PROVISIONS.........................................................................74
      General.................................................................................74
      Preferred Stock.........................................................................75
      Common Stock ...........................................................................75
      Antitakeover Legislation................................................................76
LEGAL OPINIONS ...............................................................................76
EXPERTS                  .....................................................................76
STOCKHOLDER PROPOSALS FOR THE 2000 HEALTHPLAN SERVICES
           ANNUAL MEETING.....................................................................77
WHERE YOU CAN FIND MORE INFORMATION...........................................................77
LIST OF DEFINED TERMS ........................................................................79
APPENDIX A - AGREEMENT AND PLAN OF MERGER....................................................A-1
APPENDIX B - OPTION AGREEMENT................................................................B-1
APPENDIX C - OPINION OF BEAR, STEARNS & CO. INC..............................................C-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.   WHAT IS THE PROPOSED TRANSACTION?

A HealthPlan Services and UICI Acquisition Co. will combine in a merger. HealthPlan Services will survive in the merger as a wholly-owned subsidiary of UICI.

Q.   WHAT WILL I RECEIVE IN THE MERGER?

A. You will be a holder of common stock of UICI after the merger. The number of shares of UICI common stock you will receive in the merger will depend upon the price of UICI common stock just prior to the closing of the merger.

     o If the average of the volume weighted averages of the trading prices of UICI stock for a period of 20 consecutive trading days prior to the closing of the merger is higher than $33.00 per share, then for each share of HealthPlan Services common stock you own you will receive a fraction of a share of UICI common stock equal to $9.50 divided by (x) such average price of UICI stock minus (y) $3.00.

     o If the average trading prices of UICI stock is less than or equal to $33.00 per share, but greater than $30.00 per share, then for each share of HealthPlan Services common stock you own you will receive .3167 of a share of UICI common stock.

     o If the average trading prices of UICI stock is greater than or equal to $28.00 per share, but less than or equal to $30.00 per share, then for each share of HealthPlan Services common stock you own you will receive a fraction of a share of UICI common stock equal to $9.50 divided by such average price of UICI stock.

     o If the average trading prices of UICI stock is less than $28.00 per share, but greater than or equal to $23.00 per share, then for each share of HealthPlan Services common stock you own you will receive .3393 of a share of UICI common stock.

     o If the average trading prices of UICI stock is less than $23.00 per share, but greater than or equal to $21.00 per share, then for each share of HealthPlan Services common stock you own you will receive a fraction of a share of UICI common stock equal to $9.50 divided by the sum of such average price plus $5.00.

     o If the average trading prices of UICI stock is less than $21.00 per share, then for each share of HealthPlan Services common stock you own you will receive .3654 of a share of UICI common stock.

Q.   HOW WILL THE MERGER AFFECT MY STOCK DIVIDENDS?

A. The dividend payment level of UICI after the merger will be determined by the board of directors of UICI. UICI does not currently pay a dividend and we anticipate that UICI will continue its current policy of not paying dividends following the merger.

Q.   WHAT DO I NEED TO DO TO GET MY SHARES OF UICI?

A. After the merger is completed, UICI will send HealthPlan Services stockholders written instructions for exchanging their shares for shares of UICI. If you hold HealthPlan Services shares in certificate form, you should not send in your share certificates now.

Q. CAN THE VALUE OF THE TRANSACTION CHANGE BETWEEN NOW AND THE TIME THE MERGER IS COMPLETED?

A. Yes. As described above, the number and value of UICI shares that you will receive in the merger is dependent on the market value for UICI stock prior to the closing. Consequently, the value you receive will fluctuate based on such market value of UICI stock right up to the time of closing.

Q.   WHAT ARE MY TAX CONSEQUENCES AS A RESULT OF THE MERGER?

A. The merger is structured so that each of UICI and HealthPlan Services will obtain an opinion of legal counsel that you will not recognize any gain or loss in exchanging your HealthPlan Services shares for common shares of UICI (except with respect to cash that you receive instead of any fractional share interest in UICI's common shares). Your tax basis in the common shares of UICI received in exchange for your HealthPlan Services shares will be the same as your tax basis in your exchanged HealthPlan Services shares, less an amount that you must allocate to cash that you receive instead of any fractional share interest.

     For more detail, see page 44 of this proxy statement/prospectus.

Q.   WHO IS SOLICITING MY VOTE?

A.   The Board of Directors of HealthPlan Services is soliciting your vote.

Q.   HOW DO I VOTE?

A. You may vote by indicating on the enclosed proxy form how you want to vote, and signing and mailing the proxy form in the enclosed prepaid return envelope. Please vote as soon as possible to ensure that your shares are represented at the special meeting.

Q.   WHAT VOTE IS REQUIRED TO APPROVE THE MERGER?

A. The merger must be approved by a majority of the outstanding HealthPlan Services common shares.

Q. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A. Your broker will vote your shares only if you provide your broker instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted, which will have the same effect as voting against the merger.

Q.   CAN I CHANGE MY VOTE AFTER I HAVE MAILED IN MY SIGNED PROXY?

A. Yes. You can change your vote at any time before we vote your proxy at the special meeting in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy to the Secretary at the address below. Second, you can complete a new proxy form and send it to the Secretary, and the new proxy form will automatically replace any earlier proxy form you returned. Third, you can attend, and vote in person at, the special meeting.

     You should send any written notice or new proxy to the Secretary of HealthPlan Services at the following address: Phillip S. Dingle, Secretary, HealthPlan Services Corporation, 3501 Frontage Road, Tampa, Florida 33607,
     Tel.: (813) 289-1000.

Q.   DO I HAVE THE RIGHT TO DISSENT?

A. You do not have a right to dissent under Delaware law in connection with the proposed merger.

Q.   WHEN DO YOU HOPE TO COMPLETE THE MERGER?

A. We hope to complete the merger shortly after the special meeting. Closing of the merger is subject to stockholder approval at this meeting and completion of federal antitrust clearance. We expect that we will have completed our antitrust review by November 15, 1999.

Q.   WILL MY RIGHTS AS A STOCKHOLDER CHANGE AS A RESULT OF THE MERGER?

A. Currently, the rights of HealthPlan Services stockholders are governed by Delaware law and HealthPlan Services' certificate of incorporation and bylaws. After the merger, Delaware law will continue to govern, but UICI's certificate of incorporation and bylaws will govern your rights as a stockholder of UICI. For a summary of material differences between the rights of HealthPlan Services stockholders and the rights they will have as stockholders of UICI, see page 70 of this proxy statement/prospectus.

Q.   WHAT BENEFITS WILL I RECEIVE FROM BECOMING A UICI STOCKHOLDER?

A. The Board of Directors of HealthPlan Services believes that, as a UICI stockholder, you will have the opportunity to realize potential benefits associated with a larger company, including additional capital resources and enhanced access to technology solutions.

Q.   WHERE CAN I FIND MORE INFORMATION ABOUT UICI AND HEALTHPLAN SERVICES?

A. You can find more information about UICI and HealthPlan Services from various sources described under "WHERE YOU CAN FIND MORE INFORMATION" on page 77 of this proxy statement/prospectus.

                         WHO CAN ANSWER YOUR QUESTIONS?

     If you would like additional copies of this proxy statement/prospectus or if you have additional questions, you should contact:

                         HealthPlan Services Corporation
                               3501 Frontage Road
                              Tampa, Florida 33607
              Attention: Phillip S. Dingle, Chief Financial Officer
                        Telephone Number: (813) 289-1000
                         ------------------------------

                                     SUMMARY

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE PROXY STATEMENT/PROSPECTUS AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 77 OF THIS PROXY STATEMENT/PROSPECTUS. EACH ITEM IN THIS SUMMARY INCLUDES A PAGE REFERENCE DIRECTING YOU TO A MORE COMPLETE DESCRIPTION OF THAT ITEM.

THE COMPANIES

HEALTHPLAN SERVICES CORPORATION (SEE PAGE 21)
3501 Frontage Road
Tampa, Florida 33607
Tel:  (813) 289-1000

     HealthPlan Services is a managed health care services outsourcing company, providing distribution, enrollment, billing and collection, and claims administration services for health care payors and providers. HealthPlan Services provides these services to approximately 140,000 groups covering over 3 million members in the United States. HealthPlan Services functions solely as a service provider generating fee-based income and does not assume any underwriting risk.

     HealthPlan Services' wholly-owned subsidiaries include: HealthPlan Services, Inc., American Benefit Plan Administrators, Inc., Centra HealthPlan LLC, Employee Benefit Services, Inc., Group Benefit Administrators Insurance Agency, Inc., HealthPlan Services Insurance Agency, Inc., HealthPlan Services Insurance Agency of Illinois, Inc., Montgomery Management Corporation, ProHealth, Inc., REH Agency of Missouri, Inc., Southern Nevada Administrators, Inc., HealthCare Informatics Corporation, National Preferred Provider Network, Inc., National Network Services, Inc. and Quality Medical Administrators. Internet users can obtain additional information about HealthPlan Services and its services at http://www.healthplan.com

UICI (SEE PAGE 21)
4001 McEwen, Suite 200
Dallas, Texas  75244
Tel:  (972) 392-6700

     UICI is a diversified financial services company that offers insurance and financial services to niche consumer and institutional markets. UICI also provides technology and outsourcing solutions to the insurance and health services communities.

     UICI issues health insurance policies to the self-employed and student markets. For the self-employed market, which includes self-employed individuals and individuals who work for small businesses with five or fewer employees, UICI offers a range of health insurance products, including catastrophic hospital and basic hospital-medical expense plans, choice-of-doctor plans and managed care options, including a preferred provider organization plan and other coverage modifications. For the student market, UICI offers tailored insurance programs that generally provide single school year coverage to individual students, primarily at universities, but also at public and private schools for students in kindergarten through grade 12. UICI also issues life and annuity insurance products to selected niche markets, and UICI acquires blocks of life insurance and annuity policies from other insurers on an opportunistic basis.

     UICI also provides underwriting, claims management and claims administrative services to third party insurance carriers (primarily to Aegon USA, Inc. related to products coinsured by UICI), third party administrators, Blue Cross/Blue Shield organizations and self-administered employer health care plans.

     UICI assists individuals with no, or troubled, credit in obtaining a nationally recognized credit card and supports various credit education organizations. Through its Educational Finance Group, Inc. subsidiary, UICI markets, originates, funds and services primarily Federally-guaranteed student loans. UICI's Insurdata subsidiary develops comprehensive technology solutions and provides related outsourcing services to the administration segment of the healthcare industry. Through its National Motor Club unit, UICI also markets and provides over 450,000 members with benefits such as road and towing assistance, trip routing, emergency travel assistance, and accident related indemnity benefits.

     Internet users can obtain additional information about UICI and its services at http://www.uici.net.

THE HEALTHPLAN SERVICES CORPORATION SPECIAL MEETING (SEE PAGE 23)

     The special meeting of HealthPlan Services stockholders will be held at the offices of HealthPlan Services, 3501 Frontage Road, Tampa, Florida 33607, on December 8, 1999, at 10:00 a.m., local time.

     At the special meeting, you will be asked to vote on a proposal to approve the merger agreement among UICI, UICI Acquisition Co. and HealthPlan Services and the merger of UICI Acquisition Co. and HealthPlan Services described in the merger agreement. Approval of the merger agreement and the merger requires the favorable vote of the holders of a majority of the outstanding HealthPlan Services common shares.

           You can vote at the special meeting of HealthPlan Services stockholders if you owned HealthPlan Services common shares at the close of business on the record date, November 2, 1999. As of __________, 1999, directors and executive officers of HealthPlan Services and their affiliates beneficially owned approximately _______% of the outstanding HealthPlan Services common shares. Automatic Data Processing, Inc., Shinnston Enterprises Inc., Elm Grove Associates and James K. Murray, Jr., William L. Bennett and Robert R. Parker (officers and directors of HealthPlan Services) have entered into voting agreements with UICI. Under the terms of the voting agreements, the parties agreed to vote their shares in favor of the merger. Approximately 17% of HealthPlan Services' common shares are covered by these voting agreements.

     IF YOU DO NOT VOTE YOUR SHARES, THE EFFECT WILL BE A VOTE AGAINST THE MERGER AGREEMENT AND THE MERGER.

     THE MERGER AND THE MERGER AGREEMENT (SEE PAGES 25 AND 48)

     In the proposed merger, UICI Acquisition Co. will merge into HealthPlan Services. As a result of the merger, HealthPlan Services will become a wholly-owned subsidiary of UICI. The merger agreement is the legal document that governs the merger. The merger agreement is attached as Appendix A to this proxy statement/prospectus, and we encourage you to read it carefully.

THE HEALTHPLAN SERVICES OPTION AGREEMENT (SEE PAGE 60)

     Concurrently with entering into the merger agreement, HealthPlan Services granted a stock option to UICI. This stock option entitles UICI to purchase up to 1,500,000 shares of HealthPlan Services common stock at a price of $7.375 per share if specified conditions are met. These conditions are described in detail in "THE MERGER AGREEMENT AND RELATED AGREEMENTS--OPTION AGREEMENT" on page 60 and "THE MERGER AGREEMENT ANd RELATED AGREEMENTS--TERMINATION AND TERMINATION FEE" on page 57. We also have attached a copy of the option agreement to this proxy statement/prospectus as Appendix B. This option agreement is intended to increase the likelihood that the merger will be completed. It also may have the effect of discouraging competing offers for HealthPlan Services.

OUR REASONS FOR THE MERGER (SEE PAGE 31)

     The HealthPlan Services Board of Directors believes that the merger will provide opportunities to achieve benefits for its stockholders and customers that would not be available in the absence of a business combination with UICI. The complementary combination of HealthPlan Services' technology and the technology of UICI's Insurdata division should enable HealthPlan Services to compete more effectively in the changing healthcare climate. The HealthPlan Services Board has had growing concern regarding whether HealthPlan Services has sufficient and predictable revenue to generate required efficiencies in its business. The HealthPlan Services Board assessed HealthPlan Services' strategic alternatives and concluded that the terms of the merger agreement provided the best means for you to maximize the value of your holdings. The Board also determined that it was unlikely that any other viable acquirors were interested in negotiating and consummating an acquisition transaction within a reasonable period of time. The HealthPlan Services Board believes that the merger will result in a strong combined entity with complementary businesses, corporate goals and management philosophies and the financial resources necessary to complete and pursue growth opportunities.

OUR RECOMMENDATIONS TO STOCKHOLDERS (SEE PAGE 33)

     The Board of Directors of HealthPlan Services recommends that stockholders vote "FOR" the proposal to approve the merger agreement and the merger.

FAIRNESS OPINION (SEE PAGE 34)

     HealthPlan Services' financial advisor, Bear, Stearns & Co. Inc., has given a written opinion to HealthPlan Services' Board of Directors that, as of October 5, 1999, the exchange ratio was fair from a financial point of view to holders of HealthPlan Services common shares. This opinion is not intended to be a recommendation to any HealthPlan Services stockholder as to how to vote. We have attached a copy of Bear, Stearns & Co.'s opinion as Appendix C to this proxy statement/prospectus. HealthPlan Services stockholders should read this opinion in its entirety to fully understand it.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 44)

     It is a condition to the merger that HealthPlan Services and UICI each receive a tax opinion that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986. This means that, for U.S. federal income tax purposes, HealthPlan Services stockholders who exchange their HealthPlan Services common shares solely for common shares of UICI in the merger generally will recognize no gain or loss (except with respect to cash received instead of any fractional share interest in UICI's common shares).

     Because of the complexity of the tax laws and the individual nature of the tax consequences of the merger, however, we recommend that you consult a tax advisor concerning the applicable U.S. federal, state and local income tax consequences of the merger.

BOARD OF DIRECTORS AND MANAGEMENT OF HEALTHPLAN SERVICES AFTER THE MERGER (SEE PAGE 47)

     When we complete the merger, James K. Murray, Jr., currently the Chairman of the HealthPlan Services Board, will become a member of the UICI board. The Board of Directors of HealthPlan Services, which will be a wholly-owned subsidiary of UICI following the merger, will consist of Gregory T. Mutz (President and Chief Executive Officer of UICI), Steven K. Arnold (Vice President of UICI), Glenn W. Reed (Executive Vice President and General Counsel of UICI), William L. Bennett (currently Vice Chairman of HealthPlan Services) and Phillip S. Dingle (currently Executive Vice President and Chief Financial Officer of HealthPlan Services). It is expected that Steven K. Arnold, currently head of UICI's student health insurance division, will become President and Chief Executive Officer at HealthPlan Services. Steven V. Huslander, George E. Lucco, Jeffrey W. Bak and Jeffrey Markle, currently officers of HealthPlan Services, are expected to enter into employment agreements with HealthPlan

Services prior to the effective time of the merger, and it is expected that they will all assume similar positions with HealthPlan Services following the merger. Phillip S. Dingle is expected to enter into an employment agreement with UICI, and it is expected that he will become the Chief Financial Officer of UICI following the merger.

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER (SEE PAGE 47)

     Certain members of HealthPlan Services management and Board of Directors have interests in the merger that may conflict with those of the other stockholders. The HealthPlan Services Board of Directors was aware of these interests and considered them when they approved the merger agreement and the merger.

ACCOUNTING TREATMENT (SEE PAGE 46)

     We expect the merger to qualify as a "purchase" for accounting purposes. Purchase accounting requires UICI to determine the purchase price based on the consideration paid in the acquisition. The fair value of the acquired net tangible assets is recorded by UICI as of the date on which the acquisition is consummated. The excess of the purchase price over net tangible assets acquired is required to be assigned among identifiable intangible assets based on fair value. The amounts recorded for intangible assets and goodwill are required to be amortized by systematic charges to income over the estimated periods of benefit and estimated useful lives.

REGULATORY APPROVALS (SEE PAGE 46)

     In order to complete the merger, we must make a pre-merger notification filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and we cannot complete the merger until the specified Hart-Scott-Rodino waiting period requirements have been satisfied.

COMPLETION OF THE MERGER (SEE PAGE 55)

           Before we can complete the merger, we must satisfy a number of conditions. These include:

     o HealthPlan Services stockholders approving the merger agreement and the merger;

     o    obtaining the regulatory approval discussed above;

     o    obtaining all required governmental consents;

     o obtaining authorization from the New York Stock Exchange to list the shares of UICI common stock to be delivered in the merger;

     o each of HealthPlan Services and UICI obtaining an opinion from their respective tax counsel that the merger will constitute a "tax-free" reorganization for federal income tax purposes;

     o the absence of any event, development or change of circumstance which would be likely to have a material adverse effect on UICI or HealthPlan Services.

     The merger will occur as soon as practicable after all of the conditions in the merger agreement are satisfied.

TERMINATION AND TERMINATION FEES (SEE PAGE 57)

     The companies may agree in writing to terminate the merger agreement at any time without completing the merger, even if stockholders of HealthPlan Services have approved it.

     In addition, the merger agreement may be terminated:

     o    by either company, if the merger is not completed by March 31, 2000;

     o by either company, if the HealthPlan Services stockholders do not approve the merger agreement and the merger;

     o by either company, if the HealthPlan Services Board of Directors determines to accept a transaction with another entity after having reasonably concluded that the alternative transaction is more favorable to HealthPlan Services stockholders than the merger and that the entity proposing the transaction can adequately finance the transaction, and after having determined that its fiduciary duties require the board to reconsider its commitment to UICI;

     o by UICI if the bank providing its financing commitment fails to fund its loans because of a material adverse change in the financial markets;

     o by UICI, if the HealthPlan Services Board of Directors fails to recommend approval, withdraws or adversely modifies its recommendation of the merger to HealthPlan Services stockholders or approves or recommends an alternative transaction.

     The merger agreement provides for the payment of termination fees and expenses in certain cases. For example, if the merger agreement is terminated under specified circumstances involving an alternative transaction for HealthPlan Services, HealthPlan Services must pay UICI a termination fee of $5 million. In addition, under the option agreement described above, UICI may exercise the option to purchase 1,500,000 shares of HealthPlan Services common stock if and when the merger agreement is terminated and a termination fee is payable by HealthPlan Services.

     Whether or not the merger is completed, HealthPlan Services and UICI will each pay their own fees and expenses, except that HealthPlan Services and UICI will divide evenly the costs and expenses incurred in printing and mailing this document, the fees that have been paid to the Securities and Exchange Commission in connection with the merger and the fees that have been paid in connection with the filings under the Hart-Scott-Rodino Antitrust Improvements Act.

APPRAISAL RIGHTS FOR DISSENTING STOCKHOLDERS

     Under Delaware law, you will not have any appraisal or dissenters' rights in connection with the merger.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

     HealthPlan Services common shares are listed on the New York Stock Exchange under the symbol "HPS." UICI common shares are listed on the New York Stock Exchange under the symbol "UCI."

     The following tables show the high and low sale prices and the dividends declared for HealthPlan Services common shares and UICI common shares for the periods indicated. All prices shown are as reported on the New York Stock Exchange Composite Transaction Tape (or the Nasdaq National Market System with respect to UICI's common shares for periods prior to April 30, 1999) based on published financial sources.

                                     HEALTHPLAN
                                 SERVICES CORPORATION                           UICI
                                 --------------------                           ----
                                                    DIVIDENDS                              DIVIDENDS
                          HIGH           LOW        DECLARED       HIGH         LOW        DECLARED
                         --------      -------      ---------     --------     -------     ---------
1996
   First Quarter         $28.375       $22.625         NA         $23.50       $19.00         NA
   Second Quarter        $29.25        $20.25          NA         $22.75       $19.625        NA
   Third Quarter         $26.875       $18.00          NA         $27.25       $20.625        NA
   Fourth Quarter        $24.50        $16.375         NA         $33.625      $25.25         NA
1997
   First Quarter         $23.625       $15.375         NA         $31.375      $22.875        NA
   Second Quarter        $19.250       $13.625        $0.125      $29.875      $24.00         NA
   Third Quarter         $22.125       $18.375        $0.125      $31.625      $27.625        NA
   Fourth Quarter        $22.1875      $18.9375       $0.125      $35.875      $29.5625       NA
1998
   First Quarter         $26.625       $26.125        $0.125      $36.1875     $30.75         NA
   Second Quarter        $17.6875      $17.375        $0.1375     $35.375      $25.625        NA
   Third Quarter         $10.875        $9.500        $0.1375     $27.875      $12.8125       NA
   Fourth Quarter        $11.500       $10.375        $0.1375     $24.50       $12.00         NA
1999
   First Quarter          $8.875        $7.00          0.1375     $23.8125     $20.00         NA
   Second Quarter         $9.50         $6.1875        0.1375     $27.6875     $22.8125       NA
   Third Quarter          $7.875        $6.1875        0.1375     $28.875      $25.5625       NA
   Fourth Quarter
   (through 10/21/99)     $7.6875       $5.9375        NA         $25.9375     $22.75         NA

     The following table presents trading information for HealthPlan Services common shares and UICI common shares on October 5, 1999 and October 21, 1999. October 5, 1999 was the last full trading day before our announcement of the signing of the merger agreement. October 21, 1999 was the last practicable trading day for which information was available before the date of this proxy statement/prospectus.

                        HEALTHPLAN SERVICES CORPORATION                      UICI
                                  COMMON STOCK                              -----
                                  ------------                           COMMON STOCK
                                                                         ------------
                        HIGH          LOW          LAST         HIGH         LOW            LAST
                       ------        -----        ------       ------       ------        --------
October 5, 1999        $7.50         $7.25        $7.375       $25.9375     $25.625       $25.9375
October 21, 1999       $6.125        $6.00        $6.125       $23.25       $23.00        $23.00

     The market prices of the HealthPlan Services common shares and the UICI common shares fluctuate. These fluctuations will affect the number and price of the common shares of UICI to be received on the date of the merger. You should obtain current market quotations.

SELECTED HISTORICAL FINANCIAL INFORMATION

     HEALTHPLAN SERVICES CORPORATION

     In the table below, we provide you with selected historical consolidated financial data of HealthPlan Services. HealthPlan Services derived the consolidated income statement data below for the years ended December 31, 1998, 1997, 1996, 1995 and the three months ended December 31, 1994, and the consolidated balance sheet data at December 31, 1998, 1997, 1996, 1995 and 1994, from its audited consolidated financial statements. It derived the consolidated income statement data for the nine months ended September 30, 1994 and the consolidated balance sheet data at September 30, 1994 from the audited financial statements of the predecessor company to HealthPlan Services. HealthPlan Services derived the unaudited consolidated income statement data for the six month periods ended June 30, 1999 and 1998 and the unaudited consolidated balance sheet data at June 30, 1999 from unaudited consolidated financial statements.

     When you read this selected historical consolidated financial information, you should read along with it the historical consolidated financial statements and accompanying notes that HealthPlan Services has included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 and its Annual Report on Form 10-K for the year ended December 31, 1998. You can obtain this report by following the instructions we provide under "WHERE YOU CAN FIND MORE INFORMATION" on page 77 of this proxy statement/prospectus.

                                                                                                                      PREDECESSOR
                                                             HEALTHPLAN SERVICES                                       COMPANY (1)
                                          ----------------------------------------------------------                  -----------
                                                                                                              THREE      NINE
                                                                                                              MONTHS    MONTHS
                                          SIX MONTHS ENDED                                                    ENDED     ENDED
                                              JUNE 30,                     YEAR ENDED DECEMBER 31,            DEC.31,   SEPT. 30,
                                          -----------------    --------------------------------------         ------    --------
                                            1999       1998    1998        1997      1996        1995         1994        1994
                                            ----       ----    ----        ----      ----        ----         ----        ----
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
   Revenues                               $145,407  $139,756  $289,247    $281,644   $191,493   $ 98,187     $25,132    $81,945
   Income (loss) from operations             8,809   (4,392)    17,645      20,072    (8,076)     15,631         390      3,247
   Net income (loss)                         4,753   (2,943)   $ 9,698    $ 10,796   $(6,716)    $ 9,535      $  231    $ 1,747

   Per share data applicable to common
   stock:
      Basic Net Income (loss) per share       0.34    (0.20)   $  0.68     $  0.72   $ (0.47)   $ (0.82)
      Diluted Net Income per share            0.34    n/a      $  0.67     $  0.71        n/a   $  0.84
      Dividends declared                                       $  0.54     $  0.38       --        --

                                                JUNE 30,                    DECEMBER 31,
                                              ---------- ---------------------------------------------------------
                                                1999        1998        1997       1996        1995        1994
                                              ---------  ----------   --------   ---------    --------   ---------
                                                                     (DOLLARS IN THOUSANDS)
   Working Capital (deficit)                   $(40,074)  $(36,813)   $(29,842)  $(26,929)     $23,013   $(16,050)
   Total assets                                 274,380    276,805     243,324    244,701      112,667     53,189
   Total debt                                               97,323      43,694     62,298        1,282      1,300
   Redeemable preferred stock (Series            --          --          --         --          --         19,285
   A & B), including accrued dividends
   Common stockholders' equity                   97,072     91,652     116,566    108,783       80,966      1,007

(1) Represents the historical results of operations of the predecessor company. The predecessor company's historical financial statements reflect certain expenses, including expenses attributable to employee benefit programs, retirement and health plans, treasury, and insurance, which were incurred by the predecessor company and allocated to HealthPlan Services on a pro rata basis.

     UICI

     In the table below, we provide you with selected historical consolidated financial data of UICI. UICI derived the consolidated income statement data below for each of the five years ended December 31, 1998, and the consolidated balance sheet data at December 31, 1998, 1997, 1996, 1995 and 1994, from audited consolidated financial statements. UICI derived the unaudited consolidated income statement data for the six month periods ended June 30, 1999 and 1998 and the unaudited consolidated balance sheet data at June 30, 1999 from unaudited consolidated financial statements.

     When you read this selected historical consolidated financial information, you should read along with it the historical financial statements and accompanying notes that UICI has included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 and its Annual Report on Form 10-K for the year ended December 31, 1998. You can obtain this report by following the instructions we provide under "WHERE YOU CAN FIND MORE INFORMATION" on page 77 of this proxy statement/prospectus.

                                     SIX MONTHS ENDED
                                          JUNE 30,                                 YEAR ENDED DECEMBER 31,
                                  ------------------------    ------------------------------------------------------------------
                                     1999          1998          1998          1997          1996          1995          1994
                                  ----------    ----------    ----------    ----------    ----------    ----------    ----------
                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND OPERATING RATIOS)
INCOME STATEMENT DATA
   Revenues                       $  622,120    $  578,582    $1,179,903    $  955,829    $  730,593    $  641,074    $  522,946
   Benefits and expenses             554,422       540,323     1,082,422       819,983       619,211       554,413       466,931
   Income before federal income
      taxes and  minority
       interests                      67,698        38,259        97,481       135,846       111,382        86,661        56,015
   Federal income taxes               22,001        12,537        30,235        43,396        36,190        29,040        18,399
   Minority interests                    969         3,107         8,477         5,946         5,945         4,293         1,438
                                  ----------    ----------    ----------    ----------    ----------    ----------    ----------
   Net Income                     $   44,728    $   22,615    $   58,769    $   86,504    $   69,247    $   53,328    $   36,178
   Diluted earnings per common
      share                       $     0.94    $     0.49    $     1.26    $     1.91    $     1.66    $     1.41    $     0.96
OPERATING RATIOS:
   Health Ratios:
      Loss ratio (1)                      71%           74%           75%           63%           58%           58%           57%
      Expense ratio (2)                   31%           30%           30%           30%           33%           33%           36%
      Combined health ratio              102%          104%          105%           93%           91%           91%           93%

                                      JUNE 30,                                      DECEMBER 31,
                                        1999            1998            1997            1996            1995            1994
                                     ----------      ----------      ----------      ----------      ----------      ----------
                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND OPERATING RATIOS)
BALANCE SHEET DATA:
   Total investments and cash        $1,172,066      $1,207,127      $1,076,876      $1,057,782      $  888,299      $  770,960
   Total assets                       2,837,598       2,475,055       1,579,383       1,320,988       1,130,859       1,031,263
   Total policy liabilities             867,482         916,754         871,292         807,324         787,905         778,676
   Total debt                            85,427          51,543          50,270          30,943          50,381          56,155
   Student loan credit facility       1,003,687         669,026            --              --              --              --
   Stockholders' equity                 606,226         594,791         536,290         432,918         248,819         170,923

(1) The health loss ratio represents benefits, claims and settlement expenses related to health insurance policies stated as a percentage of health premiums.

(2) The health expense ratio represents underwriting, acquisition and insurance expenses related to health insurance policies stated as a percentage of health premiums. Expenses relating to providing administrative services are not included.

UNAUDITED SELECTED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

     In the table below, we provide you with unaudited selected pro forma combined condensed financial information for UICI as if the merger had been completed on January 1, 1998 for income statement purposes and on June 30, 1999 for balance sheet purposes. The information is based on adjustments to the historical consolidated financial statements of UICI and HealthPlan Services to give effect to the merger using the purchase method of accounting for business combinations.

     It is important that when you read this unaudited selected pro forma combined financial information, you read along with it the separate historical financial statements and accompanying notes of UICI and of HealthPlan Services, which are incorporated by reference in this proxy statement/prospectus. See "WHERE YOU CAN FIND MORE INFORMATION" on page 77 of this proxy statement/prospectus. It is also important that you read the unaudited pro forma combined financial information and accompanying discussion and notes that are included in this proxy statement/prospectus under "UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION" beginning on page 60. You should not rely on the unaudited combined pro forma financial information as an indication of the results of operations or financial position that would have been achieved if the merger had taken place earlier or as an indication of the results of operations or financial position of UICI that will be achieved after the completion of the merger.

                                                 SIX MONTHS
                                                    ENDED
                                                   JUNE 30,       YEAR ENDED
                                                    1999       DECEMBER 31, 1998
                                                 ----------    -----------------
                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
   Operating revenues                            $  771,110       $1,502,390
   Operating income                                  75,521          113,100
   Net income                                        48,598           66,670
   Earnings available for common stockholders
   Per share data applicable to common stock:
      Basic earnings per share                   $     0.95       $     1.31
      Diluted earnings per share                 $     0.93       $     1.30
      Dividends declared                                -0-              -0-

                                                   JUNE 30, 1999
                                            -----------------------------
                                            (DOLLARS IN THOUSANDS, EXCEPT
                                                 PER SHARE AMOUNTS)
BALANCE SHEET DATA
Total Assets                                        $3,140,416
Common stockholders' equity                            726,736
Long-term debt                                         848,443
Short-term debt including current maturities           336,755
Book value per common share                         $    14.29

COMPARATIVE PER SHARE DATA

     In the table below, we provide you with historical per share information for UICI and HealthPlan Services as of June 30, 1999, for the six month period ended June 30, 1999 and for the year ended December 31, 1998. We also provide you with unaudited pro forma per share information for UICI and unaudited pro forma equivalent per share information for HealthPlan Services, which we calculated by multiplying UICI pro forma amounts by the exchange ratio of 0.3393, which is what the exchange ratio would be if the average stock price for UICI stock for the 20 trading days prior to the merger was $23.00, the closing stock price on October 19, 1999.

     It is important that when you read this information, you read along with it the financial statements and accompanying notes of UICI and HealthPlan Services included in the documents that are described on page 77 of this proxy statement/prospectus under "WHERE YOU CAN FIND MORE INFORMATION" and are incorporated herein by reference. You should not rely on the unaudited pro forma financial information as an indication of the results of operations or financial position that would have been achieved if the merger had taken place earlier or of the results of operations or financial position of UICI after the merger is completed.

                                                                                     HEALTHPLAN
                                                         HEALTHPLAN                  SERVICES
                                            UICI          SERVICES     PRO FORMA      PRO FORMA
                                         HISTORICAL      HISTORICAL      UICI        EQUIVALENT
                                         ----------      ----------   ----------     ----------
Book value per common share:
   June 30, 1999                           $13.11         $6.74         $14.29          $4.85
   December 31, 1998                       $12.81         $6.59         $14.01          $4.75
Basic earnings per common share:
   Six months ended June 30, 1999           $0.97         $0.34         $0.95           $0.32
   Year ended December 31, 1998             $1.27         $0.68         $1.31           $0.44
Diluted earnings per common share:
   Six months ended June 30, 1999           $0.94         $0.34         $0.93           $0.32
   Year ended December 31, 1998             $1.26         $0.67         $1.30           $0.44
Dividends declared per common share:
   Six months ended June 30, 1999            --           $0.28           --              --
   Year ended December 31, 1998              --           $0.54           --              --

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies or synergies, budgets, capital and other expenditures, competitive positions, growth opportunities for existing products, benefits from new technology, plans and objectives of management, markets for stock of UICI and HealthPlan Services and other matters. Statements in this document that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and
Section 27A of the Securities Act of 1933. Such forward-looking statements, including, without limitation, those relating to the future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, in each case relating to UICI or HealthPlan Services wherever they occur in this proxy statement/prospectus, are necessarily estimates reflecting the best judgment of the senior managements of UICI and HealthPlan Services and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Such forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement/prospectus. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include without limitation:

     o changes in general economic conditions, including the performance of financial markets and interest rates;

     o competitive, regulatory or tax changes that affect the cost of or demand for products;

     o    ability to attract and retain key management personnel;

     o health care reform, ability to predict and effectively manage claims related to health care costs;

     o    loss of contracts and inability to find new clients;

     o reliance on key management and adequacy of claim liabilities and the ability of the companies and third party vendors to modify computer systems for the Year 2000 data conversion in a timely manner;

     o the future results of UICI's credit card segment could be adversely affected by the possibility of future economic downturns, which might have the effect of causing an increase in credit losses or changes in regulations for credit cards or credit card national banks;

     o changes in the Higher Education Act or other relevant federal or state laws, rules and regulations and the programs implemented thereunder may adversely impact UICI's education credit market;

     o existing legislation and future measures by the federal government may adversely affect the amount and nature of federal financial assistance available with respect to loans made through the U.S. Department of Education;

     o the level of competition currently in existence in the secondary market for loans made under the Federal Loan Programs could be reduced, resulting in fewer potential buyers of the Federal Loans and lower prices available in the secondary market for those loans; or

     o unexpected costs, delays or difficulties related to the integration of HealthPlan Services' and UICI's businesses.

     The words "estimate," "project," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement/prospectus and the other documents incorporated herein by reference, including, but not limited to, the March 31, 1999 and June 30, 1999 Quarterly Reports on Form 10-Q and the December 31, 1998 Annual Report on Form 10-K of UICI (including any amendments thereto), and the March 31, 1999 and June 30, 1999 Quarterly Reports on Form 10-Q and the December 31, 1998 Annual Report on Form 10-K of HealthPlan Services (including any amendments thereto). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof and which are expectations which may not prove to be correct due to reasons beyond the control of UICI or HealthPlan Services. Neither UICI nor HealthPlan Services undertakes any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                  RISK FACTORS

     In addition to the other information included and incorporated by reference in this proxy statement/prospectus, you should carefully read and consider the following factors in evaluating the proposals to be voted on at the special meeting.

     WE CANNOT ASSURE YOU THAT OUR TWO COMPANIES WILL BE SUCCESSFULLY
INTEGRATED.

     After the merger, UICI will need to integrate the operations, employees and information systems of the two companies. Failure to successfully integrate our operations may have a material adverse effect on our business, financial condition or results of operations. Integrating two companies like UICI and HealthPlan Services involves a number of risks, including:

     o    the diversion of management's attention away from ongoing operations;

     o    difficulties in the combining of operations and systems;

     o    difficulties in the assimilation and retention of employees;

     o challenges associated with combining and integrating differing technology platforms;

     o    challenges in keeping customers; and

     o    potential adverse short-term effects on operating results.

     UICI has estimated that it will be able to achieve annual cost savings of approximately $6.0 million in 2001, increasing to approximately $9.0 million annually by 2003, as a result of the combination of the operations of the two companies. However, we may not be able to achieve these cost savings and other size and scale-related benefits because of difficulties in integrating operations.

     THE MERGER MAY CAUSE US TO LOSE SOME OF OUR IMPORTANT THIRD-PARTY ADMINISTRATION CONTRACTS.

     A major part of HealthPlan Services' business is the provision of marketing and administration services for insurance companies, managed care organizations, and organizations with self-funded health care plans. Most of HealthPlan Services' contracts with self-funded clients have one year renewable terms and are terminable by the client by providing written notice either sixty or ninety days prior to the renewal date. HealthPlan Services' insurance company and managed care contracts generally have terms ranging in length from twelve to forty-eight months, but many of these agreements are terminable without cause by the customer upon advance notice of between six months and one year. Furthermore, several of HealthPlan Services' agreements, including its agreements with New England Life Insurance Company and Celtic Life Insurance Company, are terminable upon a change in control of HealthPlan Services. Accordingly, we cannot assure you that these contracts will remain in effect on the same terms as currently exist. The loss of a substantial amount of this business, or the renegotiation of such business on less favorable terms, may have a material adverse effect on the combined company's business, financial condition, or results of operations.

     THE ABILITY TO REALIZE COST SAVINGS FOLLOWING THE MERGER WILL DEPEND IN LARGE PART UPON THE SUCCESSFUL IMPLEMENTATION AND INTEGRATION OF UICI'S TECHNOLOGY SOLUTIONS IN HEALTHPLAN SERVICES' BUSINESS.

     Failure to fully realize the expected cost savings following the merger could have an adverse effect on the business and results of HealthPlan Services. Achieving cost savings will be a critical component of UICI's and HealthPlan Services' strategy following the merger. The companies currently expect to utilize proprietary Internet-based software solutions developed by UICI's Insurdata business unit for HealthPlan

Services' enrollment, billing and collection, and claims administration services. If successfully applied to HealthPlan Services' operations in a timely manner, UICI believes that this technology may serve to reduce HealthPlan Services' cost of providing services, which will, in turn, make the services provided by HealthPlan Services more attractive to potential customers and clients. There can be no assurance, however, that UICI's proprietary technology can be integrated into the business of HealthPlan Services in a timely or cost-efficient manner.

HEALTHPLAN SERVICES' EARNINGS PER SHARE DURING THE THIRD QUARTER OF 1999 WILL BE LOWER THAN ANALYSTS' ESTIMATES.

     In a press release issued by HealthPlan Services on October 8, 1999, HealthPlan Services announced that third quarter earnings per share will be lower than analysts' estimates for such period. The management of HealthPlan Services expects to establish a reserve for claims asserted during the third quarter in the approximate amount of between $5.0 and $6.0 million. Although management currently expects that this reserve will be sufficient to cover all such outstanding claims, there can be no assurance that ultimate losses from these claims will be less than or equal to the reserve. In addition, HealthPlan Services' management expects to take a restructuring charge of up to $3 million during the fourth quarter of 1999. The charge is aimed at reducing operating expenses primarily in HealthPlan Services' large group business.

                                  THE COMPANIES

     FOR YOUR CONVENIENCE, WE HAVE INCLUDED ON PAGE 79 A LIST OF CERTAIN DEFINED TERMS USED IN THIS PROXY STATEMENT/PROSPECTUS.

HEALTHPLAN SERVICES CORPORATION

     HealthPlan Services is a leading managed health care services company, providing distribution, enrollment, billing and collection, and claims administration services for health care payors and providers. HealthPlan Services' customers include insurance companies, health maintenance organizations ("HMOs") and other managed care organizations, and organizations with self-funded health care plans. HealthPlan Services provides these services to approximately 140,000 groups covering over 3 million members in the United States. HealthPlan Services functions solely as a service provider generating fee-based income and does not assume any underwriting risk. In May 1998, HealthPlan Services acquired National Preferred Provider Network, Inc. ("NPPN"), a preferred provider organization network consisting of over 450,000 physician offices, 4,000 hospitals and 50,000 ancillary care provider locations in all 50 states and the District of Columbia. Except for its NPPN subsidiary, the revenue of which is not significant for reporting purposes, HealthPlan Services operates in one business segment.

     In December 1998, HealthPlan Services introduced an interactive electronic Internet site through which certain plan transactions can be performed electronically. The site, which is accessible through HealthPlan Services' home page (www.healthplan.com), enhances HealthPlan Services' capabilities in all aspects of its services.

     HealthPlan Services was incorporated in 1994 under the laws of Delaware and has its principal executive offices at 3501 Frontage Road, Tampa, Florida 33607 (telephone number 813-289-1000). Internet users can obtain information about HealthPlan Services and its services at http://www.healthplan.com

UICI

     UICI is a diversified financial services company that offers insurance and financial services to niche consumer and institutional markets. UICI also provides technology and outsourcing solutions to the insurance and healthcare services communities.

     UICI issues health insurance policies to the self-employed and student markets. For the self-employed market, which includes self-employed individuals and individuals who work for small businesses with five or fewer employees, UICI offers a range of health insurance products. Catastrophic hospital and basic hospital-medical expense plans are designed to accommodate individual needs and include both choice-of-doctor plans and managed care options such as a preferred provider organization ("PPO") plan as well as other coverage modifications. UICI markets these higher deductible products through "dedicated" agency sales forces that primarily sell UICI's products. For the student market, UICI offers tailored insurance programs that generally provide single school year coverage to individual students, primarily at universities, but also at public and private schools for students in kindergarten through grade 12. In this market, UICI sells its products primarily through in-house account executives that focus on colleges and universities on a national basis. UICI also issues life and annuity insurance products to selected niche markets, and UICI acquires blocks of life insurance and annuity policies from other insurers on an opportunistic basis. The life and annuity insurance policies issued by UICI are marketed through a dedicated agency sales force. During 1998 and the first six months of 1999, health insurance premiums were approximately $747 million and $351 million, respectively, representing 63% and 56% of UICI's total revenues in such periods.

     UICI also provides underwriting, claims management and claims administrative services to third party insurance carriers (primarily to Aegon USA, Inc. related to products coinsured by UICI), third party administrators, Blue Cross/Blue Shield organizations and self-administered employer health care plans.

     Through its wholly-owned subsidiary, United CreditServ, Inc., UICI assists individuals with no, or troubled, credit in obtaining a nationally recognized credit card. The credit cards are issued by United Credit National Bank, and serviced by Specialized Card Services, Inc., each a wholly-owned subsidiary of United CreditServ. United CreditServ also provides outsourcing and fulfillment services to organizations that provide credit education materials to United Credit National Bank's credit card applicants. During 1998 and the first six months of 1999, revenues from United CreditServ were approximately $113.0 million and $100.0 million, respectively, representing 10% and 16% of UICI's total revenues in such periods.

     UICI markets, originates, funds and services primarily Federally-guaranteed student loans.

     UICI entered the student loan origination business in 1997, when it acquired a controlling interest in Educational Finance Group, Inc. UICI seeks to provide solutions for college and graduate school students, their parents and the educational institutions they attend. UICI offers a package of student loans, student loan servicing and student insurance, and, following its acquisition in July 1999 of Academic Management Services, Inc., UICI became a leading provider of student tuition installment plans. At June 30,

1999, UICI had approximately $950.0 million aggregate principal amount of student loans outstanding, of which approximately 90% were Federally guaranteed.

     UICI's Insurdata subsidiary develops comprehensive technology solutions and provides related outsourcing services to the administration segment of the healthcare industry. Insurdata's services include proprietary workflow and Internet-enabled business applications that enhance transaction processing and promote the flow of information among constituent users, including healthcare providers, payors, managed care and case management organizations, reinsurance carriers, agents, preferred provider organizations, medical and dental claim review staffs, employers and employees. In addition, Insurdata offers systems integration, technology management and data capture services.

     Through its National Motor Club unit, UICI also markets and provides over 450,000 members with benefits such as road and towing assistance, trip routing, emergency travel assistance, and accident related indemnity benefits.

     UICI was incorporated in 1984 under the laws of Delaware and has its principal executive offices at 4001 McEwen, Suite 200, Dallas, Texas 75244 (telephone number 972-392-6700). Internet users can obtain information about UICI and its services at http://www.uici.net.

                               THE SPECIAL MEETING

GENERAL

     This proxy statement/prospectus is being furnished to HealthPlan Services stockholders as part of the solicitation of proxies by the HealthPlan Services Board of Directors for use at a special meeting of stockholders of HealthPlan Services, to be held on December 8, 1999, at 10:oo a.m., local time, at the offices of HealthPlan Services, 3501 Frontage Road, Tampa, Florida 33607. This proxy statement/prospectus and an enclosed proxy form are first being mailed to stockholders of HealthPlan Services on or about ___, 1999.

     At the special meeting, you will be asked to consider and vote upon: (1) a proposal to approve the Agreement and Plan of Merger, dated as of October 5, 1999, among UICI, HealthPlan Services and UICI Acquisition Co. and the merger of HealthPlan Services and UICI Acquisition Co. contemplated thereby, and (2) any other business that may properly come before the special meeting.

     Each copy of this proxy statement/prospectus is accompanied by a proxy form for use at the special meeting.

     The Board of Directors has unanimously approved the merger agreement and the merger, and recommends that you vote FOR the proposal to approve the merger agreement and the merger. Approval of the merger agreement and the merger by our stockholders is a condition to consummation of the merger.

RECORD DATE AND VOTING

     We have fixed the close of business on November 2, 1999 as the record date for determining which stockholders are entitled to notice of and to vote at the special meeting. Only holders of record on the record date are entitled to notice of and to vote at the special meeting.

     Approval of the merger agreement and the merger requires the favorable vote of the holders of a majority of the outstanding shares of common stock of HealthPlan Services at the special meeting ("HPS Common Shares").

     Each holder on the record date is entitled to one vote per share, which votes may be cast in person at the special meeting, or by a properly executed proxy form. As of the record date, there were outstanding and entitled to vote _____________ HPS Common Shares, which were held by approximately __________ holders of record. The presence, in person or by a valid proxy, of the holders of a majority of the outstanding HPS Common Shares entitled to vote at the special meeting is necessary to constitute a quorum at the special meeting.

     Holders of HPS Common Shares represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the special meeting. Broker non-votes will be treated as HPS Common Shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists and will have the same effect as votes against approval of the merger agreement and the merger.

VOTING AND REVOCATION OF PROXIES

     All HPS Common Shares that are entitled to vote and are represented at the special meeting by valid proxies received before or at the special meeting, and not revoked, will be voted at the special meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated (other than in the case of broker non-votes), such proxies will be voted in favor of the proposal to approve the merger agreement and the merger. With respect to any other business that may properly come before the special meeting and be submitted to a vote of stockholders, proxies received by the Board of Directors will be voted in accordance with the judgment of the designated proxy holders. Under the rules of the New York Stock Exchange, HPS Common Shares held by a broker or nominee may not be voted at the special meeting without instructions to do so from the beneficial owner(s).

     The Board does not know of any matters other than the merger proposal that are to come before the special meeting. If any other matters are properly presented at the special meeting for consideration, including, among other things, consideration of a motion to adjourn the special meeting to another time and/or place (including, without limitation, for the purposes of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the merger), the persons named in the enclosed proxy form and acting thereunder generally will have discretion to vote on these matters in accordance with their judgment if so authorized by instructions given on such proxy. Notwithstanding the foregoing, proxies voting against a specific proposal may not be used by the persons named in the proxies to vote for adjournment of the special meeting for the purpose of providing HealthPlan Services additional time to solicit votes to approve that proposal.

     Any proxy given to HealthPlan Services pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (1) filing with the Secretary of HealthPlan Services, at or before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the proxy, (2) duly executing a later-dated proxy relating to the same HPS Common Shares and delivering it to the Secretary of HealthPlan Services before the taking of the vote at the special meeting, or (3) attending the special meeting and voting in person (although attendance at the special meeting will not in and of itself constitute a revocation of a proxy).

     ANY WRITTEN NOTICE OF REVOCATION OR SUBSEQUENT PROXY SHOULD BE SENT TO HEALTHPLAN SERVICES CORPORATION, 3501 FRONTAGE ROAD, TAMPA, FLORIDA 33607,
     ATTENTION: CORPORATE SECRETARY, OR BE HAND DELIVERED TO THE SECRETARY OF HEALTHPLAN SERVICES CORPORATION AT OR BEFORE THE TAKING OF THE VOTE AT THE SPECIAL MEETING.

           All expenses of our solicitation of proxies for the special meeting will be borne by HealthPlan Services. In addition to solicitation by use of the mails, proxies may be solicited from stockholders by directors, officers and employees of HealthPlan Services in person or by telephone, telegram or other means of communication. These directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. We have retained First Union National Bank, a proxy solicitation firm, to assist us in the solicitation of proxies for the special meeting at a cost of approximately $1,200 plus reimbursement of reasonable out-of-pocket expenses. In addition, we will make arrangements with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of HPS Common Shares held of record by these brokerage houses, custodians, nominees and fiduciaries, and we will reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses.

                                   THE MERGER

     We are furnishing this proxy statement/prospectus to you in connection with the proposed merger between HealthPlan Services and a wholly-owned subsidiary of UICI because you are a stockholder of HealthPlan Services. If completed, the merger will be carried out as provided in the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus.

     The merger agreement provides that the merger will be accomplished by merging a new UICI subsidiary (which we refer to as New UICI Sub) into HealthPlan Services. Following the merger, the Common Stock of HealthPlan Services will be 100% owned by UICI.

     In the merger, each outstanding HPS Common Share will be converted into the right to receive a fraction of a share of UICI common stock. The fraction will be determined based on an exchange ratio that is, in turn, based on the average of the volume weighted average trading prices of UICI stock for a period of 20 consecutive trading days ending on the third trading day immediately prior to the effective date of the merger. The exchange ratio will be calculated as follows:

       PRICE RANGE OF UICI STOCK (PER SHARE)                         EXCHANGE RATIO
       -------------------------------------                         --------------

o     Greater than $33.00                               $9.50 /divided by/ (average price of UICI stock - $3.00)

o     Less than or equal to $33.00 and greater
      than $30.00                                       .3167

o     Less than or equal to $30.00, but greater
      than or equal to $28.00                           $9.50 /divided by/ (average price of UICI stock)

o     Less than $28.00, but greater than or equal
      to $23.00                                         .3393

o     Less than $23.00, but greater than or equal
      to $21.00                                         $9.50 /divided by/ (average price of UICI stock + $5.00)

o     Less than $21.00                                  .3654

     In no event, however, will you receive a fractional share of UICI common stock. Instead, if you would otherwise be entitled to receive a fractional share of UICI stock, you will be paid an amount in cash equal to such fraction multiplied by the volume-weighted average closing price for UICI common stock on the New York Stock Exchange for the five trading days immediately preceding the effective date of the merger.

BACKGROUND

     UICI, together with its subsidiaries, is a diversified financial services company that offers insurance and financial services to niche consumer and institutional markets. UICI also provides technology and outsourcing solutions to the insurance and health services communities. UICI issues health insurance policies to the self-employed and student markets; markets credit support services to individuals with no, or troubled, credit experience and assists them in obtaining a nationally recognized credit card; markets, originates, funds and services primarily Federally guaranteed student loans; and provides motor club services to motorists, including road and towing assistance, trip routing, emergency travel assistance, and accident related indemnity benefits.

     Since its founding in 1984 primarily as a health insurer, UICI has continuously sought ways to diversify and broaden its activities away from traditional health insurance, or risk-based, product offerings. Since 1992 UICI has furthered this objective by making the following acquisitions:

          o In 1992, UICI formed its credit services division, which markets credit support services to individuals with no, or troubled, credit experience and assists such individuals in obtaining a nationally recognized credit card. UICI established a credit card service center in South Dakota in 1995, and, in February 1997, UICI successfully chartered a special-purpose national bank for the purpose of issuing the credit card accounts. In 1999, UICI reorganized this business under the "United CreditServ" name.

          o In April 1996 UICI acquired the underwriting, claims management and administrative capabilities of AEGON USA, Inc. related to health insurance products coinsured by UICI.

          o In 1995 UICI purchased 51% of Insurdata Incorporated. Insurdata develops comprehensive technology solutions and provides related outsourcing services to the administration segment of the healthcare industry. In addition, Insurdata offers systems integration, technology management and data capture services. In December 1996, UICI purchased the 49% of Insurdata that it did not already own and completed the transfer to Insurdata of UICI's insurance technology assets and technology-related personnel.

          o UICI entered the student loan origination and servicing business in May 1997 through the formation of Educational Finance Group, and, in 1999 Educational Finance Group acquired Academic Management Services, Inc., a leading provider of tuition installment payment plans.

          o In August 1997, UICI acquired National Motor Club of America, Inc., a provider of motor club services.

     Consistent with its diversification objectives, UICI was attracted to HealthPlan Services' transaction-based business and the perceived opportunities to apply technology solutions developed by UICI's Insurdata unit to the claims administration and claims management businesses of HealthPlan Services. Because UICI has itself been engaged in claims management and administration activities, UICI believed that it was capable of evaluating the risks and opportunities associated with HealthPlan Services' business.

     DISCUSSIONS BETWEEN HEALTHPLAN SERVICES AND UICI

     In July 1999, Gregory T. Mutz (President and Chief Executive Officer of
UICI) called James K. Murray, Jr. (Chairman and Chief Executive Officer of HealthPlan Services) to inquire on an introductory basis whether Mr. Murray might entertain discussions that might lead to a possible business combination of UICI and HealthPlan Services. Mr. Murray indicated that he would be willing to conduct such discussions. Unknown to Mr. Mutz, at the direction of the HealthPlan Services' Board, HealthPlan Services had previously retained Bear, Stearns & Co., Inc. in January 1999 to investigate ways to enhance stockholder value, including the possible entry into a strategic business combination in order to complement HealthPlan Services' core capabilities.

     On August 3, 1999, Mr. Mutz and Steven K. Arnold (UICI's Chief Executive Officer, Student Insurance Division) met in Tampa with Mr. Murray and the leaders of HealthPlan Services' small group, managed care and information technology business units to discuss mutual business opportunities facing UICI and HealthPlan Services. On August 26, 1999, Mr. Arnold met in Columbus, Ohio with the head of HealthPlan Services' large group operations.

     On August 11, 1999, UICI and HealthPlan Services executed a confidentiality agreement in connection with their continuing discussions. Also on August 11, Dennis Maloney (President of UICI's Insurdata subsidiary), Mr. Arnold and other representatives of Insurdata visited HealthPlan Services' office in Tampa to meet with the head of HealthPlan Services information technology business unit and to review and assess HealthPlan Services' technology resources. On August 31, representatives of HealthPlan Services visited Insurdata in Dallas to review Insurdata's information technology capabilities.

     On September 2, 1999, Ronald L. Jensen (Chairman of UICI) and Mr. Murray met in Tampa and discussed general business conditions in the healthcare services industry. On September 3, 1999, Mr. Jensen, Mr. Mutz, Mr. Arnold and Glenn W. Reed (Executive Vice President and General Counsel of UICI) met in Tampa with Mr. Murray and other members of senior management of HealthPlan Services. At this meeting, presentations were made by the business leaders of HealthPlan Services' information technology, large group, small group and NPPN managed care operations, and the perceived benefits associated with a possible combination of UICI and HealthPlan Services were discussed. At the conclusion of the meeting, Mr. Mutz informed Mr. Murray that UICI was prepared to proceed with negotiations leading to a possible stock for stock acquisition by UICI of HealthPlan Services in the range of $8.00 per HealthPlan Services share. Mr. Murray requested that UICI management prepare a more detailed written proposal with respect to a possible transaction for delivery to the HealthPlan Services Board. In response to that request, on September 7, 1999, UICI delivered to HealthPlan Services a preliminary written discussion draft of a summary of terms outlining proposed terms of a tax-free, stock-for-stock merger transaction in which HealthPlan Services stockholders would receive UICI stock in accordance with an exchange ratio that is obtained by dividing $8.00 (the proposed acquisition price of

HealthPlan Services common stock) by the average closing sale price of UICI common stock during the ten consecutive trading days immediately preceding the date of the merger agreement.

     Mr. Mutz, Mr. Arnold and Mr. Murray spoke periodically on the telephone during the period September 7 to September 30 concerning the proposed transaction.

     On September 23, 1999, UICI formally engaged Donaldson Lufkin & Jenrette Securities Corporation to serve as UICI's financial advisor in connection with the transaction. Donaldson Lufkin assisted UICI in preparing a financial model of a proposed transaction and in performing other financial analyses.

     On September 15, 1999, Mr. Mutz spoke with a senior officer of Bank of America, N.A., concerning UICI's need to secure additional bank or other financing in order to complete the transaction. On September 17, 1999, representatives of UICI met with representatives of Bank of America, N.A. to discuss the possible transaction and to consider the possibility of increasing UICI's existing $100 million credit facility to a $250 million facility, to accommodate HealthPlan Services' existing debt and to provide additional growth capital to UICI. Representatives of Bank of America expressed a willingness to proceed with discussions.

     On September 22, 1999, Mr. Mutz and other representatives of UICI, Mr. Murray and other representatives of HealthPlan Services, representatives of Donaldson Lufkin and representatives of Bear Stearns met in Tampa to further discuss the terms of a possible business combination transaction. At that meeting, Mr. Mutz advised HealthPlan Services that UICI would be willing to increase its offer to acquire HealthPlan Services by proposing an exchange ratio that would be in the range of .3065 to .38, depending upon the closing sale price of UICI common stock during the twenty consecutive trading days immediately preceding the completion of the merger. UICI confirmed its offer in a written summary of preliminary discussion terms delivered to Mr. Murray on September 23.

     On September 23, 1999, the Board of HealthPlan Services met telephonically, during which Mr. Murray advised the Board of the terms of UICI's offer and the terms were discussed. The HealthPlan Services Board authorized management to allow UICI to proceed with its more detailed due diligence inquiries, and UICI and HealthPlan Services directed their respective legal counsel to prepare drafts of definitive documentation with respect to a proposed stock-for-stock merger transaction.

     During the week of September 27, 1999, representatives of UICI and Bank of America conducted additional due diligence inquiries in Tampa, during which non-public information concerning HealthPlan Services was shared with UICI and Bank of America. A draft merger agreement was circulated, and negotiations ensued concerning its terms.

     On September 30, 1999, UICI received a draft form of commitment from Bank of America contemplating a $250 million unsecured credit facility. Negotiations ensued between UICI and Bank of America concerning the terms of the proposed facility and the commitment letter. On October 3, 1999, Mr. Mutz and Mr. Arnold met with members of HealthPlan Services management in Tampa to conclude several additional due diligence inquiries, including management's assessment of HealthPlan Services' projected financial results of operations for the third and fourth quarters of 1999 and the full year 2000.

     A special telephonic meeting of the UICI Board of Directors was held to consider the proposed transaction on October 4, 1999. At the meeting, the terms and conditions of the proposed transaction were reviewed in detail by UICI's management and a representative of Gardner, Carton & Douglas (UICI's special legal counsel). In addition, UICI's management described the potential benefits and business rationale for the transaction. Representatives of Donaldson Lufkin & Jenrette made a detailed financial presentation to the Board. Discussion and questions from UICI Board members followed the presentations. Mr. Mutz advised the Board that UICI had not completed its negotiations with Bank of America concerning the terms of the financing commitment, and the Board directed Mr. Mutz to complete those discussions and the negotiations of the proposed merger agreement.

     A continuation of the Special Meeting of the UICI Board of Directors was held telephonically on October 5 to consider and approve the proposed transaction. At that meeting, Mr. Mutz advised the Board that the discussions with respect to the Bank of America financing commitment had concluded to management's satisfaction, and the terms and conditions of Bank of America's commitment were summarized. Following further discussion, the UICI Board of Directors unanimously adopted the merger agreement and approved the merger.

     A special telephonic meeting of the HealthPlan Services Board was held on October 4, 1999 to discuss the merger agreement. In attendance at this meeting were representatives of Bear Stearns and representatives of Fowler, White, Gillen, Boggs, Villareal and Banker, P.A. (outside legal counsel to HealthPlan Services). At this meeting, representatives of Bear Stearns reviewed the events and discussions that led to the negotiations with UICI. In particular, Bear Stearns recounted that, beginning in February 1999, Bear Stearns approached certain parties on behalf of HealthPlan Services with regard to a potential merger. Subject to non-disclosure agreements, these parties were given non-public information about HealthPlan Services and an opportunity to meet with the senior management of HealthPlan Services. From this process, seven parties were identified by HealthPlan Services and Bear Stearns as "high probability" candidates expressing an interest in a possible acquisition of HealthPlan Services. They noted that the September 7, 1999 preliminary term sheet presented by UICI was the culmination of this process. At the October 4 meeting, there was also considerable discussion by the HealthPlan Services Board as to how the exchange ratio should work, and the management noted that the pricing mechanism was still being discussed. The Board asked management to continue negotiations and scheduled a continuation of the meeting for the following day.

     On October 5, 1999, the HealthPlan Services Board reconvened the meeting of the previous day. At that meeting, management indicated that the exchange ratio had been finalized and Bear Stearns had been given the updated information to incorporate into their analysis. Management began the meeting by reviewing the pricing terms, Bear Stearns then reviewed with the Board the material terms of the merger and various information regarding UICI and HealthPlan Services, including the basis of their fairness review and analysis. Representatives of Fowler White commented upon the legal terms of the proposed agreement. Upon conclusion of their report, Bear Stearns advised the Board of its opinion concerning the fairness of the transaction to HealthPlan Services' stockholders. See "HEALTHPLAN SERVICES CORPORATION'S REASONS FOR THE MERGER - OPINION OF BEAR STEARNS." After deliberations about those and other aspects of the transaction, including the potential advantages and disadvantages discussed below (see "HEALTHPLAN SERVICES CORPORATION'S REASONS FOR THE MERGER; RECOMMENDATION OF THE HEALTHPLAN SERVICES BOARD"), the HealthPlan Services Board members present at the meeting voted unanimously to approve the merger agreement and merger transaction and voted to recommend the same to the HealthPlan Services stockholders.

     On the evening of October 5, 1999, the parties executed the merger agreement and issued a joint press release announcing the execution of the merger agreement.

HEALTHPLAN SERVICES CORPORATION'S REASONS FOR THE MERGER; RECOMMENDATION OF THE HEALTHPLAN SERVICES BOARD

In determining to approve the merger, the management of HealthPlan Services and the HealthPlan Services' Board considered a number of factors, including the following:

     CHANGES IN THE HEALTH CARE INDUSTRY

     The health care industry is undergoing dramatic changes that will require companies such as HealthPlan Services to have state-of-the-art technology and a large volume of healthcare transactions in order to be successful. After consulting with the management of HealthPlan Services, the Board concluded that HealthPlan Services' technology and the technology of UICI's Insurdata division are complementary and will enable HealthPlan Services' business to compete more effectively in the changing healthcare climate. In addition, the HealthPlan Services Board believes that UICI's insurance subsidiaries will provide a greater volume of transactions that will help the business develop better economies of scale and efficiencies.

     CONDITION OF HEALTHPLAN SERVICES

     The HealthPlan Services Board considered the prospects, results of operations, and objectives of HealthPlan Services (as well as the risks involved in achieving these objectives given the current economic and market conditions). For the period 1997 through 1999, revenues for HealthPlan Services were essentially flat despite the fact that HealthPlan Services made two acquisitions and continued to invest in technological resources. While margins in 1999 were an improvement over 1998 margins, the HealthPlan Services Board and management has had growing concern regarding whether HealthPlan Services has sufficient and predictable revenue to generate required efficiencies in its business. It was also becoming apparent that the technological changes created by the internet would require additional resources to implement properly.

     UICI'S BUSINESS AND PROSPECTS

     The HealthPlan Services Board received and reviewed public and non-public information regarding UICI and discussed UICI's prospects with Bear Stearns. The HealthPlan Services Board believes that the merger will result in a strong combined entity with (a) complementary businesses, corporate goals, and management philosophies, (b) the financial resources necessary to complete and pursue growth opportunities, and (c) access to technology solutions that have the potential to lower the cost of providing services to customers and clients.

     STRATEGIC ALTERNATIVES

     The HealthPlan Services Board assessed HealthPlan Services' strategic alternatives, including the alternative of remaining a publicly owned independent company and the response by other companies to a possible business combination with HealthPlan Services. They balanced the risks and benefits of the merger against the risks and benefits of the other strategic alternatives available to HealthPlan Services. Following extensive analysis and discussion with its legal and financial advisors, the HealthPlan Services Board concluded that the terms of the merger agreement provided the best means for the HealthPlan Services stockholders to maximize the value of their holdings.

     OTHER POTENTIAL ACQUIRORS

     The HealthPlan Services Board considered, after consultation with management, outside counsel, and Bear Stearns, the likelihood of the existence of other viable acquirors on terms as favorable as those in the merger agreement. Based on a review of the success of HealthPlan Services' and Bear Stearns' efforts to seek and obtain bona fide acquisition offers during the period prior to the commencement of negotiations with UICI, the HealthPlan Services Board concluded that it was unlikely that any such other viable acquirors were interested in negotiating and consummating an acquisition transaction within a reasonable period of time.

     ANALYSIS OF KEY PROVISIONS OF MERGER AGREEMENT

     The HealthPlan Services Board analyzed the terms and conditions of the merger agreement, including:

     (1) the provisions requiring that the number of UICI shares to be issued to the HealthPlan Services stockholders in the merger be determined with respect to the trading price of UICI stock during the twenty consecutive trading days ending on the day which is three business days before the date the merger is consummated; and

     (2) the right of HealthPlan Services to negotiate with, and provide information to, third parties and terminate the merger agreement in the event of an unsolicited alternative proposal if such action is required in the exercise of the fiduciary duties of the HealthPlan Services Board. If the Board terminates the merger because its fiduciary duties require it to do so or if the HealthPlan Services stockholders fail to approve the merger and within 18 months HealthPlan Services is acquired by another party, HealthPlan Services would be obligated to pay UICI a $5,000,000 termination fee. Additionally, the HealthPlan Services Board granted to UICI an option to purchase 1,500,000 shares of HealthPlan Services common stock. This option is exercisable if and only under the same circumstances that a termination fee would be payable. The HealthPlan Services Board did not believe that the existence of these termination fees and the option will preclude any third party from proposing an alternative transaction.

     OPINION OF BEAR STEARNS

     The HealthPlan Services Board considered the presentation of Bear Stearns and its written opinion dated October 5, 1999, which provides that, based upon and subject to the assumptions, limitations, and qualifications set forth in such opinion, the exchange ratio is fair to the HealthPlan Services stockholders from a financial point of view. The HealthPlan Services Board believes that the analyses prepared and reviewed by Bear Stearns validate the fairness of the exchange ratio from a financial point of view. For a summary of Bear Stearns' opinion, including the assumptions made, matters considered, and limits of review, see "THE MERGER-OPINION OF THE FINANCIAL ADVISOR TO THE HEALTHPLAN SERVICES BOARD."

     TAX TREATMENT

     The HealthPlan Services board considered the fact that the merger is designed to be tax free to the HealthPlan Services stockholders and that the HealthPlan Services stockholders will retain the entire amount of their investment in stock upon completion of the transaction without triggering any tax liability (except to the extent that they receive cash for fractional shares).

     MANAGEMENT'S RECOMMENDATION

     The HealthPlan Services Board received and reviewed presentations from, and discussed the terms and conditions of the merger agreement with, executive officers of HealthPlan Services and its financial and legal advisors. The HealthPlan Services Board considered management's and its financial advisors' views of recent trends in HealthPlan Services' industry. However, in connection with its deliberations, the HealthPlan Services Board was also aware of the potential benefits to be received in the merger by members of HealthPlan Services' senior management, as described under "THE MERGER - INTERESTS OF CERTAIN PERSONS IN THE MERGER."

     The above discussion of the information and factors considered by the HealthPlan Services Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, the HealthPlan Services Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

     THE HEALTHPLAN SERVICES BOARD UNANIMOUSLY RECOMMENDS THAT THE HEALTHPLAN SERVICES STOCKHOLDERS VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     OPINION OF THE FINANCIAL ADVISOR TO THE HEALTHPLAN SERVICES BOARD

     At the October 5, 1999 meeting of the HealthPlan Services Board, Bear Stearns delivered its oral opinion (subsequently confirmed in writing) that the exchange ratio to be provided for in the merger is fair, from a financial point of view, to the stockholders of HealthPlan Services.

     THE FULL TEXT OF THE BEAR STEARNS OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY BEAR STEARNS, IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE SUMMARY OF THE BEAR STEARNS OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE BEAR STEARNS OPINION. HEALTHPLAN SERVICES STOCKHOLDERS ARE URGED TO READ CAREFULLY THE BEAR STEARNS OPINION IN ITS ENTIRETY.

     The Bear Stearns opinion is intended for the benefit and use of the HealthPlan Services Board, is directed only to the fairness to the stockholders of HealthPlan Services, from a financial point of view, of the exchange ratio to be provided for in the merger, does not address the merits of the underlying decision by HealthPlan Services to engage in the merger and does not constitute a recommendation to any holder of HealthPlan Services common stock or to the HealthPlan Services Board as to how to vote on the merger or any related matter.

     Although Bear Stearns evaluated the fairness to the stockholders of HealthPlan Services, from a financial point of view, of the exchange ratio to be provided for in the merger, such exchange ratio was determined by HealthPlan Services and UICI, through arm's-length negotiations, which determination was not based on any recommendation by Bear Stearns. Bear Stearns did provide certain advice to the HealthPlan Services Board from time to time during the course of the negotiations. The HealthPlan Services Board did not provide specific instructions to, or place any limitations upon, Bear Stearns with respect to the procedures to be followed or the factors to be considered by Bear Stearns in performing its analyses or rendering the Bear Stearns opinion.

     In connection with rendering the opinion, Bear Stearns, among other things:

     o reviewed the merger agreement and the option agreement discussed on pages 48 through 60 of this proxy statement;

     o reviewed HealthPlan Services' Annual Reports to Stockholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1997 and 1998, and its Quarterly Reports on Form 10-Q for the periods ended March 31, 1999 and June 30, 1999;

     o reviewed certain operating and financial information, including projections, provided by the management of HealthPlan Services relating to HealthPlan Services' business and prospects;

     o met with certain members of HealthPlan Services' senior management to discuss its operations, historical financial statements, recent financial results and near-term estimated financial performance, and future prospects;

     o reviewed UICI's Annual Reports to Stockholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1997 and 1998, and its Quarterly Reports on Form 10-Q for the periods ended March 31, 1999 and June 30, 1999;

     o reviewed certain operating and financial information, including projections, provided by UICI management relating to UICI's business and prospects;

     o met with certain members of UICI's senior management to discuss its operations, historical financial statements, recent financial results and near-term estimated financial performance, and future prospects;

     o reviewed the historical prices and trading volumes of the common stock of HealthPlan Services and UICI;

     o reviewed publicly available financial data, stock market performance data and valuation parameters of companies which Bear Stearns deemed generally comparable to HealthPlan Services and UICI;

     o reviewed the terms of recent acquisitions of companies which Bear Stearns deemed generally comparable to HealthPlan Services;

     o performed discounted cash flow analyses of the implied per share value of HealthPlan Services' common stock and of UICI's common stock based on the projections furnished to Bear Stearns by HealthPlan Services' management and UICI's management, respectively, as well as on a range of more conservative projection scenarios; and

     o conducted such other studies, analyses, inquiries and investigations, as Bear Stearns deemed appropriate.

     In the course of its review, Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation the projections, provided to it by HealthPlan Services and UICI. With respect to HealthPlan Services' and UICI's projected financial results, Bear Stearns assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgements of the senior managements of HealthPlan Services and UICI as to the expected future performance of HealthPlan Services and UICI, respectively. Bear Stearns did not assume any responsibility for the independent verification of any such information or of the projections provided to it, and Bear Stearns further relied upon the assurances of the senior management of HealthPlan Services and UICI that they were unaware of any facts that would make the information or projections provided to it incomplete or misleading. Notwithstanding Bear Stearns' reliance on the projections provided to it and on the representations made to it by the managements of HealthPlan Services and UICI with respect to such projections, in the course of Bear Stearns' analyses for the purposes of rendering its opinion, Bear Stearns also considered the valuation implications of more conservative projection scenarios for both HealthPlan Services and UICI. In arriving at the opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities of HealthPlan Services and UICI, nor was Bear Stearns furnished with any such appraisals. During the course of its engagement, Bear Stearns was asked by the HealthPlan Services Board to solicit indications of interest from various third parties regarding a transaction with HealthPlan Services, and Bear Stearns considered the results of these solicitations in rendering its opinion. Bear Stearns' opinion is necessarily based on economic, market and other conditions, and the information made available to it, as of the date of the opinion. Bear Stearns assumed that the merger will qualify as a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Bear Stearns did not express any opinion as to the price or range of prices at which shares of common stock of UICI may trade subsequent to the merger.

     In connection with preparing and rendering the opinion, Bear Stearns performed a variety of valuation, financial and comparative analyses. The summary of the analyses, as set forth below, does not purport to be a complete description of the analyses underlying the Bear Stearns opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to summary description. Bear Stearns believes that its analyses must be considered as a whole, and that selecting portions of its analyses and the factors considered by it, without considering all the factors and analyses, could create an incomplete view of the processes underlying the opinion. Moreover, the estimates contained in the analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates are inherently subject to substantial uncertainties.

     The following is a summary of the material valuation, financial and comparative analyses performed by Bear Stearns in arriving at the Bear Stearns opinion as of the date thereof.

     HISTORICAL STOCK PRICE AND EXCHANGE RATIO ANALYSIS

     Bear Stearns reviewed the historical closing stock prices of HealthPlan Services common stock and UICI common stock, including, among others, the one year and three year periods prior to October 4, 1999. Over the prior twelve months, HealthPlan Services' common stock had traded between a high of $11.50 on October 21, 1998 and a low of $5.69 on August 11, 1999 and UICI's common stock traded between a high of $29.00 on August 20, 1999 and a low of $11.75 on October 15, 1998. Bear Stearns observed that based on

     -  the stock price of HealthPlan Services of $7.56 on October 4, 1999;

     - the stock price of HealthPlan Services of $6.25 one month prior to October 4, 1999;

     - the average stock price of HealthPlan Services of $6.72 for the twenty trading days prior to October 4, 1999;

     - the average stock price of HealthPlan Services of $7.04 for the three months prior to October 4, 1999;

     - the average stock price of HealthPlan Services of $7.58 for the six months prior to October 4, 1999;

     - the average stock price of HealthPlan Services of $8.20 for the year prior to October 4, 1999; and

     - an implied purchase price of $8.82 (based on a trading price for UICI's common stock of $26.00 per share and an exchange ratio of 0.3393),

     the implied purchase price represented implied premiums of 16.7%, 41.1%, 31.2%, 25.3%, 16.4% and 7.6%, respectively.

     Bear Stearns also reviewed the historical closing stock prices of HealthPlan Services and UICI common stock and the implied market exchange ratios determined by dividing the price per share of HealthPlan Services by the price per share of UICI (the "Market Exchange Ratio") over various periods of time including, among others, October 4, 1999 and the periods one week, two weeks, six months and one year prior to October 4, 1999. Bear Stearns calculated that

     -  the Market Exchange Ratio was 0.2923 on October 4, 1999;

     - the Market Exchange Ratio averaged 0.2847 for the one week prior to October 4, 1999;

     - the Market Exchange Ratio averaged 0.2639 for the two weeks prior to October 4, 1999;

     - the Market Exchange Ratio averaged 0.2758 for the six months prior to October 4, 1999; and

     - the Market Exchange Ratio averaged 0.3773 for the one year period prior to October 4, 1999.

       Bear Stearns compared these figures to an assumed exchange ratio for the merger of 0.3393.

     COMPARABLE PUBLIC COMPANY ANALYSIS

     In the course of its analysis, Bear Stearns compared certain ratios and multiples of HealthPlan Services to the corresponding ratios and multiples of certain publicly-traded companies in the four industry sectors that Bear Stearns believed were generally comparable to HealthPlan Services: Healthcare Payors (Humana, Inc., Coventry Health Care, Inc., Mid-Atlantic Medical Services, Inc., American Medical Security Group, Inc. and The Ceres Group); Non-Risk Bearing Managed Care (First Health Group, Inc. and United Payors and United Providers, Inc.); Non-Risk Bearing Managed Workers' Compensation (Crawford & Co., Corvel Corporation and Core, Inc.); and Transaction Processing / Health Care Information Systems (National Data Corporation, The Bisys Group, Inc., Inspire Insurance Solutions, Inc., Health Management Systems, Inc. and Health Risk Management). The multiples and ratios were calculated based on publicly available financial information and research reports, and were adjusted for certain extraordinary and non-recurring items. Financial data reviewed included
(i) revenue; (ii) earnings before interest, taxes, depreciation and amortization ("EBITDA"); (iii) earnings before interest and taxes ("EBIT"); (iv) net income; and (v) earnings per share ("EPS") for various time periods as well as certain operating margins, valuation statistics, financial ratios and projected growth rates. For purposes of its analysis, Bear Stearns also reviewed the harmonic means of certain valuation multiples of the comparable companies.

     Among other analyses, for each of the comparable companies, Bear Stearns calculated the enterprise value multiples, which are the ratios of the sum of their equity value as of October 4, 1999 plus debt less cash and cash equivalents ("Enterprise Value") to their respective revenues, EBITDA and EBIT during the most recently reported 12-month period ("LTM") and projected calendar 1999 and 2000 revenues, EBITDA and EBIT and the ratios of their stock prices as of October 4, 1999 to their respective LTM earnings per share and projected calendar year 1999 and 2000 earnings per share. Bear Stearns then compared the calculated ratios and multiples of the comparable companies to the calculated ratios and multiples for HealthPlan Services based on (i) the closing price for HealthPlan Services on October 4, 1999 of $7.56 per share and (ii) the implied purchase price for HealthPlan Services of $8.82 per share. These ratios are summarized in the table below:

                                              ENTERPRISE VALUE/LTM                           PRICE/EARNINGS PER SHARE
                                      ---------------------------------------          ---------------------------------------
                                      REVENUE          EBITDA           EBIT             LTM            1999E           2000E
                                      -------          ------         -------          -------         -------          -------
HEALTHPLAN SERVICES:
     At October 4, 1999 ($7.56)        0.83 x           6.1 x          13.0 x           16.7 x          23.6 x          10.3 x
     At Implied Price ($8.82)          0.90             6.6            14.2             19.5            27.5            12.0

HEALTHCARE PAYORS:
     High                              0.32 x          10.5 x          14.4 x           20.2 x          16.3 x          11.7 x
     Low                               0.10             3.2             5.7              6.7            10.9             9.4
     Harmonic Mean                     0.14             4.9             8.5             11.7            14.0            10.4

NON-RISK BEARING MANAGED
CARE:
     High                              3.38 x           8.6 x          10.5 x           16.7 x          16.6 x          14.1 x
     Low                               2.74             7.4             8.4             14.3            13.2            11.3
     Harmonic Mean                     3.03             8.0             9.3             15.4            14.7            12.5

NON-RISK BEARING MANAGED
WORKERS' COMPENSATION:
     High                              1.42 x          10.0 x          17.1 x           30.3 x          19.2 x          15.1 x
     Low                               0.99             7.2             9.8             16.8            15.6            13.6
     Harmonic Mean                     1.15             8.8            12.5             20.6            17.1            14.0

TRANSACTION
PROCESSING/HCIS:
     High                              2.80 x          11.5 x          14.2 x           22.9 x          21.2 x          18.3 x
     Low                               0.36             3.0             4.8             10.9             7.1             4.8
     Harmonic Mean                     0.70             4.6             7.4             14.1            11.4             9.0

OVERALL HARMONIC MEAN
(EXCLUDING HEALTHPLAN
SERVICES)                              0.42 x           5.7 x           8.8 x           14.2 x          13.5 x          10.8 x

      Bear Stearns observed that, based on the implied purchase price for HealthPlan Services of $8.82, the valuation multiples for HealthPlan Services generally equaled or exceeded the harmonic means of the trading multiples of the comparable companies.

      Bear Stearns chose the comparable companies because they have general business, operating and financial characteristics similar to those of HealthPlan Services, and Bear Stearns received guidance from HealthPlan Services management regarding the comparability of the selected companies. However, Bear Stearns noted that no company used in the foregoing analysis is identical to HealthPlan Services. Accordingly, Bear Stearns did not rely solely on the mathematical results of the analysis, but also made qualitative judgments concerning differences in financial and operating characteristics of HealthPlan Services and the comparable companies and other factors that could affect the values of each.

     COMPARABLE TRANSACTIONS ANALYSIS

     Bear Stearns reviewed certain publicly-available financial information related to eight merger and acquisition transactions completed in the health care administrative services sector since January 1, 1996 that it deemed generally comparable to the merger. For each of the comparable transactions, Bear Stearns reviewed certain publicly-available financial information for the acquired companies including, to the extent available, revenue, EBITDA, EBIT, net income and certain valuation statistics, as adjusted for certain extraordinary and non-recurring items. The ratios of the Enterprise Values of the acquired companies to their respective LTM revenues, EBITDA and EBIT and the ratios of the equity value of the acquired companies to their respective LTM net income are summarized in the table below and are compared to the calculated ratios for HealthPlan Services based on the implied purchase price of $8.82.

                                                      HARMONIC       HEALTHPLAN
                               HIGH        LOW          MEAN          SERVICES
                               ----       -----       --------       ----------

EQUITY VALUE TO:

     LTM Net Income            45.5x      23.9x        32.1x           19.5x

     Forward Net Income        27.1       27.1         27.1            27.5


ENTERPRISE VALUE TO:

     LTM Revenue                6.30x     0.48x        0.83x           0.90x

     LTM EBITDA                18.4       4.0          6.3             6.6

     LTM EBIT                  24.5       9.7         14.2            14.2

     Bear Stearns observed that the exchange ratio of 0.3393 and the implied purchase price of $8.82 produced multiples for HealthPlan Services that were generally favorable as compared to the harmonic means of (i) Enterprise Value to LTM revenues; (ii) Enterprise Value to LTM EBITDA; and (iii) equity value to the projected forward calendar year period net income and a multiple which was not favorable as compared to the harmonic mean of equity value to LTM net income of the comparable transactions. Bear Stearns indicated that the relatively low LTM net income multiple for HealthPlan Services was attributable to the expectation that HealthPlan Services' net income in the third and fourth quarters of 1999 would decline significantly. Bear Stearns noted that no transaction used in the foregoing analysis is identical to the merger. Bear Stearns also noted that there was limited data available for the selected transactions, owing to the fact that only one of the acquired companies was publicly traded. Accordingly, Bear Stearns indicated that it did not place significant weight on this valuation method.

     RELATIVE CONTRIBUTION ANALYSIS.

     Bear Stearns calculated the relative ownership by HealthPlan Services and UICI of UICI following the merger (the "Combined Company") based on equity market capitalization and Enterprise Value at a range of exchange ratios provided for in the merger agreement. Bear Stearns then compared HealthPlan Services' relative ownership percentages based on equity market capitalization to the LTM and projected 1999 and 2000 net income contribution by HealthPlan Services to the Combined Company and HealthPlan Services relative ownership percentages based on Enterprise Value to the LTM and projected 1999 and 2000 revenue, EBITDA and EBIT contributions to the Combined Company, which projected results were provided to Bear Stearns by the managements of HealthPlan Services and UICI, respectively. In this relative contribution analysis, Bear Stearns did not take into account any of the cost savings or synergies assumed by either company to result from the merger.

     Bear Stearns calculated that using exchange ratios between the exchange ratio of 0.3654 (the ratio that would apply assuming UICI average trading price less than or equal to $21.00) and the maximum exchange ratio of 0.2969 (the exchange ratio that would apply assuming UICI trading price of $35.00), HealthPlan Services' stockholders would own between 8.1% and 9.7% of the Combined Company based on equity market capitalization and between 8.0% and 8.7% of the Combined Company based on Enterprise Value. Bear Stearns noted that the ownership calculated using equity market capitalization compared to HealthPlan Services' contribution of net income to the Combined Company of 7.2% for LTM and projected 4.3% and 8.3% in 1999 and 2000, respectively. Bear Stearns also noted that the ownership calculated using Enterprise Value compared to HealthPlan Services' contribution to the Combined Company of (i) revenues of 15.8% for LTM and projected 13.8% and 11.9% in 1999 and 2000, respectively; (ii) EBITDA of 12.7% for LTM and projected 12.4% in both 1999 and 2000; and (iii) EBIT of 8.0% for LTM and projected 7.0% and 8.4% in 1999 and 2000, respectively.

     DISCOUNTED CASH FLOW ANALYSIS

     Bear Stearns performed a discounted cash flow analysis of HealthPlan Services using stand-alone financial projections for HealthPlan Services provided by HealthPlan Services' management for the years ending December 31, 2000 through December 31, 2004. Bear Stearns calculated a net present value of the after-tax unlevered free cash flows for the years ending December 31, 2000 through December 31, 2004 as of December 31, 1999 using discount rates ranging from 14.3% to 15.3%, based on the estimated weighted average cost of capital for HealthPlan Services of 14.8%. Bear Stearns calculated a terminal value for HealthPlan Services in the year 2004 using assumed perpetual growth rates of 2% to 5%, applied to the projected 2005 free cash flow. These terminal values were then discounted using discount rates ranging from 14.3% to 15.3%. Using this analysis, the implied value per share of HealthPlan Services common stock (which is the present value of the cash flows for the years December 31, 2000 through December 31, 2004 plus the terminal value, less net debt, divided by the outstanding shares of HealthPlan Services common stock plus the shares issuable upon conversion of existing in-the-money options, assuming the proceeds of such options are used to repurchase common stock) ranged from a low of $7.48 (based on a discount rate of 15.3% and a perpetuity growth rate of 2%) to a high of $11.98 (based on a discount rate of 14.3% and a perpetuity growth rate of 5%). Bear Stearns also analyzed the sensitivity of the implied discounted cash flow value per share of HealthPlan Services using more conservative projections than those provided to Bear Stearns by HealthPlan Services' management. Using this analysis at a discount rate of 14.8%, the implied value of HealthPlan Services common stock ranged from a low of $4.12 per share (based on a projection scenario where HealthPlan Services only achieved 80% of management's plan and a terminal value calculated using a perpetuity growth rate of 2%) to a high of $11.01 per share (based on a projection scenario where HealthPlan Services achieved 100% of management's plan and a terminal value calculated using a perpetuity growth rate of 5%).

     PRO FORMA MERGER ANALYSIS

     Bear Stearns reviewed and analyzed certain pro forma financial impacts of the merger on the holders of HealthPlan Services common stock and UICI common stock based on:

     - a price for UICI common stock of $26.00 per share, the mid-day trading price on October 4, 1999;

     - 46.267 million diluted shares of UICI outstanding and 13.662 million diluted shares of HealthPlan Services common stock outstanding;

     -  an exchange ratio of 0.3393;

     - EPS projections for HealthPlan Services and UICI which were based on the projections provided to Bear Stearns by the managements of HealthPlan Services and UICI, respectively;

     - accounting for the merger as a "purchase" with an assumed amortization period for goodwill incurred in the acquisition of 20 years; and

     -  no assumed cost savings or synergies.

     The results of the analysis indicated that, without cost savings or synergies, the acquisition of HealthPlan Services by UICI would result in dilution of the projected EPS of UICI common stock of $0.05 or 2.2% for calendar year 2000 and dilution of $0.02 or 0.9% for calendar year 2001, as compared to the projected EPS of UICI common stock on a stand-alone, pre-acquisition basis. Bear Stearns calculated that pre-tax synergies of approximately $4.2 million in 2000 and $2.1 million in 2001 would be required in order for UICI to achieve break-even (non-dilutive) EPS. These required synergies compared favorably to HealthPlan Services management's estimates for combination synergies.

     OTHER ANALYSES

     Bear Stearns conducted such other analyses as it deemed necessary, including the following:

     - reviewing historical and projected financial and operating data for both HealthPlan Services and UICI;

     - analyzing selected investment research reports on, and earnings and other estimates for, each of HealthPlan Services and UICI;

     - analyzing the historic stock performance and trading volume for HealthPlan Services and UICI;

     - reviewing available information regarding the institutional holdings of HealthPlan Services common stock and UICI common stock.

     The HealthPlan Services Board engaged Bear Stearns as its financial advisor based on Bear Stearns' experience and expertise. Bear Stearns is an internationally recognized investment banking firm that has substantial experience in the health care industry and expertise in transactions similar to the merger. As part of its investment banking business, Bear Stearns is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Pursuant to the terms of its engagement letter, dated February 15, 1999, HealthPlan Services has agreed to pay Bear Stearns the following compensation:

     - a fee of $600,000 in connection with the delivery of the Bear Stearns opinion;

     - a transaction fee, contingent upon and payable at closing of the merger, of 1% of the total consideration to be paid by UICI in the merger against which the opinion fee is to be credited, which transaction fee is estimated at approximately $2.1 million; and

     - to reimburse Bear Stearns for all reasonable out-of-pocket expenses, including fees and disbursements of counsel, and of other consultants and advisors retained by Bear Stearns.

HealthPlan Services has also agreed to indemnify Bear Stearns and certain related persons against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to Bear Stearns pursuant to the foregoing provisions, Bear Stearns and HealthPlan Services have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the ordinary course of business, Bear Stearns may actively trade the equity securities of HealthPlan Services and UICI for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in the securities.

EFFECTIVE TIME OF THE MERGER

     Unless the parties to the merger agree to a later time and date, the merger will become effective when we file a certificate of merger with the Secretary of State of Delaware. Unless we agree otherwise, we will complete the merger on the second business day after all of the conditions to the merger are satisfied or waived. We expect to complete the merger by January 31, although we can give no assurance when, or if, all the conditions to completion of the merger will be satisfied or waived. See "-- REGULATORY APPROVALS" and "THE MERGER AGREEMENT AND RELATED AGREEMENTS-- CONDITIONS TO EACH COMPANY'S OBLIGATIONS TO COMPLETE THE MERGER."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is intended to be only a summary of the material U.S. federal income tax consequences of the merger and not a complete analysis or listing of all potential tax effects relative to a decision whether to vote for the approval of the merger agreement and the merger. The discussion does not address all aspects of U.S. federal income taxation that may apply to HealthPlan Services stockholders who are subject to special U.S. federal income tax treatment, including non-U.S. persons, insurance companies, tax-exempt entities, retirement plans and persons who acquired their HPS Common Shares upon the exercise of employee stock options or otherwise as compensation. For example, the discussion does not address the effect, if any, of the Foreign Investment In Real Property Tax Act on non-U.S. persons holding HPS Common Shares. The discussion below applies to HealthPlan Services stockholders who hold their HPS Common Shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. The discussion addresses neither the effect of applicable state, local or non-U.S. tax laws, nor the effect of any U.S. federal tax laws other than those pertaining to U.S. federal income tax.

     OPINIONS

     It is a condition of the merger that HealthPlan Services receive an opinion of counsel to the effect that:

     o the merger will be treated as a reorganization described in Section 368(a) of the Internal Revenue Code; and

     o stockholders of HealthPlan Services who are United States persons and who exchange HPS Common Shares solely for shares of common stock of UICI in the merger will not recognize any gain or loss as a result of such exchange (except with respect to cash received instead of fractional shares).

     It is a condition of the merger that UICI receive an opinion of counsel to the effect that:

     o the merger will be treated as a reorganization described in Section 368(a) of the Internal Revenue Code.

     Opinions of counsel are not equivalent to rulings from the Internal Revenue Service, and such opinions are not binding on the Internal Revenue Service. The Internal Revenue Service and ultimately the courts could disagree with the opinions. The opinions will be based on the Internal Revenue Code, the regulations under the Internal Revenue Code, administrative rulings of the IRS and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed below. The opinions will also be based on customary assumptions and representations made by HealthPlan Services, its principal stockholders, and UICI. The discussion below assumes that the merger will be treated as a reorganization described in Section 368(a) of the Internal Revenue Code.

     Except with respect to cash received in lieu of fractional shares, you will not recognize any gain or loss on the exchange of HPS Common Shares for common stock of UICI. The tax basis of the shares of common stock of UICI you receive in the merger will be equal to the tax basis of the HPS Common Shares you exchange for those shares, reduced by any amount of basis allocable to fractional share interests for which you receive cash. For determining whether gain or loss on the subsequent disposition of shares of common stock of UICI received in the merger is long-term or short-term, the holding period of the shares of common stock of UICI you receive will include the holding period of the HPS Common Shares you exchanged for those shares.

     The receipt of cash in lieu of a fractional share of common stock of UICI by you in the merger will result in taxable gain or loss to you for U.S. federal income tax purposes based on the difference between the amount of cash you receive and your basis in the fractional share as described above. That gain or loss will be a capital gain or loss and will be a long-term or short-term capital gain or loss, depending on your holding period in the HPS Common Shares.

     Backup withholding at a rate of 31% will apply to any cash payments to you unless either (1) you provide or have provided your taxpayer identification number (social security or employer identification number) and certify that the number is correct or (2) an exemption from backup withholding applies under the applicable law and regulations.

     THE FOREGOING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. BECAUSE OF THE COMPLEXITY OF THE TAX LAWS, AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR STOCKHOLDER MAY BE AFFECTED BY MATTERS NOT DISCUSSED IN THIS PROXY STATEMENT/PROSPECTUS, YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO YOUR OWN PARTICULAR CIRCUMSTANCES AND WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS, ESTATE TAX LAWS AND PROPOSED CHANGES IN APPLICABLE TAX LAWS. NON-U.S. PERSONS, IF ANY, WHO HOLD OR HAVE HELD (DIRECTLY, CONSTRUCTIVELY OR BY ATTRIBUTION)

MORE THAN 5% OF THE OUTSTANDING HPS COMMON SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE MERGER UNDER THE FOREIGN INVESTMENT IN REAL PROPERTY TAX ACT, INCLUDING ANY TAX FILING REQUIREMENTS THAT MAY APPLY.

ACCOUNTING TREATMENT

     We expect that the merger will be treated as a "purchase" for accounting purposes. Under this method of accounting, UICI must determine the purchase price based on the consideration paid in the acquisition. The fair value of the acquired net tangible assets is recorded by UICI as of the date on which the acquisition is consummated. The excess of purchase price over net tangible assets acquired is required to be assigned among identifiable intangible assets based on fair value. These identifiable intangible assets may include, among other things, incomplete technology, complete technology, brands and trademarks, customer lists, employment contracts and copyrights. Any excess purchase price over the acquired net tangible assets that is not assigned to identifiable intangible assets is classified as goodwill. The amounts recorded for intangible assets and goodwill are required to be amortized by systematic charges to income over the estimated periods of benefit and estimated useful life.

REGULATORY APPROVALS - ANTITRUST CLEARANCE

     The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the related rules and regulations prohibit us from completing the merger until we submit required information to the Antitrust Division of the Department of Justice and the Federal Trade Commission ("FTC") and specified Hart-Scott-Rodino Antitrust Improvement Act waiting period requirements have been satisfied. Even after the Hart-Scott-Rodino Antitrust Improvement Act waiting period expires or terminates, the Antitrust Division or the FTC may later challenge the merger on antitrust grounds. We do not believe that the merger will violate federal antitrust laws.

LISTING OF UICI COMMON STOCK ON STOCK EXCHANGES

     We have agreed to take all reasonably required actions to obtain approvals to list the shares of common stock of UICI to be issued in the merger on the New York Stock Exchange, subject to official notice of issuance. Approval for listing on the New York Stock Exchange is a condition to the merger.

RESALE OF SHARES ISSUED IN THE MERGER; AFFILIATES

     The common stock of UICI issued to HealthPlan Services stockholders in the merger will be freely transferable under the Securities Act, except for shares issued to an affiliate of HealthPlan Services for purposes of Rule 145 under the Securities Act. These persons may not sell UICI common stock that they acquired in the merger except under an effective registration statement under the Securities Act, or in compliance with Rule 145 under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. The merger agreement requires HealthPlan Services to use its reasonable best efforts to cause each of its affiliates to execute a written agreement to comply with the foregoing requirements.

BOARD OF DIRECTORS AND MANAGEMENT OF HEALTHPLAN SERVICES AFTER THE MERGER

     When we complete the merger, James K. Murray, Jr., currently the Chairman of the HealthPlan Services Board, will become a member of the UICI board. The Board of Directors of HealthPlan Services which will be a wholly-owned subsidiary of UICI following the merger will consist of Gregory T. Mutz (President and Chief Executive Officer of UICI), Steven K. Arnold (Vice President of UICI), Glenn W. Reed (Executive Vice President and General Counsel of UICI), William L. Bennett (currently Vice Chairman of HealthPlan Services) and Phillip S. Dingle (currently Executive Vice President and Chief Financial Officer of HealthPlan Services). It is expected that Steven K. Arnold, currently head of UICI's student health insurance division, will become President and Chief Executive Officer at HealthPlan Services. Steven V. Huslander, George E. Lucco, Jeffrey W. Bak and Jeffrey Markle, currently officers of HealthPlan Services, are expected to assume similar positions with HealthPlan Services following the merger. Phillip S. Dingle is expected to become the Chief Financial Officer of UICI following the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Board that stockholders vote for approval of the merger agreement and the merger, you should be aware that certain members of HealthPlan Services management and of the HealthPlan Services Board have interests in the merger that may be considered different from, or in addition to, the interests of the stockholders of HealthPlan Services generally. The HealthPlan Services Board was aware of these interests and considered them when it approved the merger agreement and the merger. See also "THE MERGER AGREEMENT AND RELATED AGREEMENTS - INDEMNIFICATION AND INSURANCE," "THE MERGER AGREEMENT AND RELATED AGREEMENTS - HEALTHPLAN SERVICES STOCK OPTIONS" and "THE MERGER AGREEMENT AND RELATED AGREEMENTS - EMPLOYMENT AGREEMENTS" for a description of additional interests of these individuals.

     BONUS

     Under the terms of the 1999 Annual Incentive Plan adopted by the HealthPlan Services Board Compensation Committee in February 1999, upon completion of the merger, James K. Murray, Jr., the Chairman and Chief Executive Officer of HealthPlan Services, will be entitled to a bonus in the amount of $250,000.

     EMPLOYMENT AGREEMENTS

     We expect that prior to the time we complete the merger, Steven V. Huslander, George E. Lucco, Jeffrey W. Bak and Jeffrey Markle, currently officers of HealthPlan

Services, will enter into employment agreements with HealthPlan Services and assume similar positions with HealthPlan Services following the merger. Phillip
S. Dingle is expected to enter into an employment agreement with UICI and become the Chief Financial Officer of UICI following the merger.

     Under the employment agreements with HealthPlan Services (and, with respect to Mr. Dingle, with UICI), which are expected to have a two-year base term and a two-year extension option, these individuals are expected to receive the following compensation and benefits:

     o    base annual salaries of $200,000;

     o    annual performance bonuses;

     o one-time restricted stock grants, at levels commensurate with current employees of UICI at corresponding salary levels, subject to five-year vesting restrictions;

     o one-time stock option grants at levels commensurate with current employees at corresponding salary levels, subject to five-year vesting restrictions;

     o    participation in UICI's Senior Officer Share Purchase and Loan
          Program; and

     o upon termination of employment, employees will be subject to usual and customary non-compete and non-solicitation restrictions.

     SEVERANCE POLICIES

     Alan M. Ross, Senior Vice President-Human Resources of HealthPlan Services, has an employment agreement providing for payment of severance upon a change-in-control prior to December 31, 1999 in which the successor company does not offer Mr. Ross the position of chief human resources officer. The severance is a lump sum amount equal to one and one-half times salary and bonus. Mr. Ross' current salary and target bonus is $218,400.

                   THE MERGER AGREEMENT AND RELATED AGREEMENTS

     The following is a description of the material provisions of the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus and incorporated herein by reference. This description may not include all of the information that interests you. We urge you to read the entire merger agreement.

THE MERGER AGREEMENT

     The merger agreement provides that New UICI Sub will merge into HealthPlan Services with HealthPlan Services being the surviving corporate entity. Following the merger, HealthPlan Services will be a wholly-owned subsidiary of UICI. The merger will occur after the approval of the merger by HealthPlan Services stockholders and the satisfaction or waiver of the other conditions to the merger described in the merger agreement.

     The merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of Delaware as required by Delaware law.

     EXCHANGE RATIO

     Pursuant to the merger agreement, in the merger, each outstanding HPS Common Share will be converted into the right to receive a fraction of a share of UICI common stock. The fraction will be determined based on an exchange ratio that is, in turn, based on the average of the volume weighted average of the trading prices of UICI stock for a period of 20 consecutive trading days ending on the third trading day immediately prior to the effective date of the merger. The exchange ratio will be calculated as follows:

          PRICE RANGE OF UICI STOCK (PER SHARE)                          EXCHANGE RATIO
          -------------------------------------                          --------------

o     Greater than $33.00                                   $9.50 / (average price of UICI stock - $3.00)

o     Less than or equal to $33.00 and greater
      than $30.00                                           .3167

o     Less than or equal to $30.00, but greater
      than or equal to $28.00                               $9.50 / (average price of UICI stock)

o     Less than $28.00, but greater than or equal
      to $23.00                                             .3393

o     Less than $23.00, but greater than or equal
      to $21.00                                             $9.50 / (average price of UICI stock + $5.00)

o     Less than $21.00                                      .3654

     In no event, however, will you receive a fractional share of UICI common stock. Instead, if you would otherwise be entitled to receive a fractional share of UICI stock, you will be paid an amount in cash equal to such fraction multiplied by the average of the closing price for UICI common stock on the New York Stock Exchange for the five trading days immediately preceding the effective date of the merger.

     CONVERSION OF HPS COMMON SHARES

     IT IS VERY IMPORTANT THAT YOU NOT SEND IN YOUR HPS COMMON SHARE CERTIFICATES UNTIL YOU RECEIVE TRANSMITTAL INSTRUCTIONS FROM THE EXCHANGE AGENT.

     EXCHANGE AGENT

     UICI will deposit shares of UICI common stock to be issued in the merger with an exchange agent selected by UICI and HealthPlan Services.

     EXCHANGE PROCEDURES

     As soon as practical after we complete the merger, the exchange agent will mail a transmittal letter and instructions to each holder of HPS Common Shares of record at the close of business the day before the effective time of the merger. The instructions will explain exactly what you need to do to convert your HPS Common Shares into shares of UICI common stock.

     After the effective time of the merger, each holder of HPS Common Shares will have the right to receive shares of common stock of UICI, but you will not receive your shares until you have complied with the exchange agent's instructions and submitted the required documents, including share certificates. The exchange agent will not issue any fractional shares that result from the conversion of HPS Common Shares, but will instead issue a check for the value of any fractional share determined as described below under "EXCHANGE RATIO."

     TRANSFER OF OWNERSHIP

     Any certificates representing HPS Common Shares will be delivered, AND RISK OF LOSS AND TITLE WILL PASS TO THE EXCHANGE AGENT, ONLY when the exchange agent receives such certificates. We URGE you to mail your certificates by certified mail or some other secure method when you receive instructions to do so from the exchange agent.

     PAYMENTS FOLLOWING SURRENDER

     If you have not exchanged your HPS Common Shares for shares of UICI common stock as described above, you will not receive any dividends or other distributions declared or made after the effective time of the merger. Once you have exchanged your HPS Common Shares, you will be entitled to receive, without interest:

     o any cash payable instead of a fractional share of UICI common stock to which you are entitled; and

     o any dividends or other distributions paid after the effective time of the merger on whole shares of UICI common stock, but before your HPS Common Shares were exchanged.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains various customary representations and warranties of UICI and HealthPlan Services relating to, among other things:

     o    organization and similar corporate matters;

     o    capital structure;

     o authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

     o conflicts under certificates of incorporation or bylaws, required consents or approvals and violations of instruments or law;

     o documents filed with the SEC and the accuracy of the information contained therein;

     o absence of specified material changes, material undisclosed liabilities or material defaults;

     o    environmental matters;

     o    Year 2000 readiness;

     o the accuracy of information supplied by each of UICI and HealthPlan Services in connection with the preparation of the Registration Statement and this proxy statement/prospectus; and

     o    absence of material litigation.

     HealthPlan Services also represented and warranted as to:

     o    tax, employee and employee benefit matters;

     o    intellectual property matters;

     o    the receipt of a fairness opinion from its financial advisor;

     o    compliance with applicable law; and

     o that it has not proposed, adopted, approved or implemented any stockholder rights plan.

CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME

     HealthPlan Services has agreed that until the merger is complete or the merger agreement is terminated, it will conduct its business in the ordinary and usual course consistent with past practice, and will use its reasonable efforts to preserve intact its present business organization, will keep available the services of its present officers and key employees, will preserve the goodwill of those having business relationships with it and will not hire any person as an employee or consultant where such person's annual compensation would exceed $100,000.

     In addition, HealthPlan Services has agreed to certain customary restrictions on the conduct of its business as to:

     o    organizational documents;

     o    dividends and distributions;

     o    changes in capital structure;

     o    acquisition or disposition of stock and related securities;

     o    acquisitions and other uses of funds;

     o    disposition of assets;

     o    incurrence or guarantee of indebtedness;

     o    capital expenditures;

     o    employee benefit plans and similar arrangements;

     o    compensation for directors, officers and employees;

     o    accounting matters; and

     o    tax matters.

     UICI has agreed that until the merger is completed or the merger agreement is terminated (and except as specifically stated in the merger agreement), it will conduct its business in the ordinary and usual course consistent with past practice, and will use its reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and key employees, and preserve the goodwill of those having business relationships with it.

     In addition UICI has agreed to certain customary restrictions for the conduct of its business as to:

     o    dividends and distributions;

     o    changes in capital structure; and

     o    accounting policies.

     Each company has also agreed that it and each of its subsidiaries will:

     o    provide copies of filings and access to books and records; and

     o use commercially reasonable efforts to obtain all necessary waivers, consents and approvals.

NO SOLICITATION OF COMPETING TRANSACTIONS

     The merger agreement requires that HealthPlan Services not, directly or indirectly, through any officer, director, agent or otherwise:

     o initiate, solicit or knowingly encourage, or take any other action knowingly to facilitate the making of an Alternative Acquisition (as defined below); or

     o engage in negotiations with any person relating to an Alternative Acquisition, or agree to or endorse any Alternative Acquisition, or authorize any of the officers, directors or employees of HealthPlan Services or any investment banker, financial advisor, attorney, accountant or other agent or representative of HealthPlan Services to take any such action.

     An "Alternative Acquisition" means any of the following transactions (other than the transactions contemplated by the merger agreement) that would result in a third party (or its stockholders) acquiring more than 35% of the voting power of the shares of the common stock of HealthPlan Services then outstanding or more than 35% of the assets of HealthPlan Services and its subsidiaries, taken as a whole:

     o merger, consolidation, share exchange, business combination, issuance or purchase of securities or other similar transaction;

     o sale, lease, exchange, mortgage, pledge, transfer or other disposition of the assets of HealthPlan Services in a single transaction or series of related transactions;

     o tender offer or exchange offer for HealthPlan Services securities or the filing of a registration statement under the Securities Act in connection with any such exchange offer transaction; or

     o public announcement of an agreement, proposal, plan or intention to do any of the foregoing, either during the effectiveness of the merger agreement or at any time thereafter.

     HealthPlan Services will notify UICI within 24 hours of all inquiries and proposals which HealthPlan Services may receive relating to any of such matters.

     However, these restrictions will not prevent the HealthPlan Services Board from taking any of the following actions:

     o furnishing information to, or entering into and engaging in discussions or negotiations with, any person that makes a bona fide unsolicited written proposal that the HealthPlan Services Board determines in good faith, after consultation with its financial advisors and independent legal counsel, can be reasonably expected to result in a Superior Proposal (as defined below). However, prior to furnishing any information to, or entering into discussions or negotiations with, any person, HealthPlan Services must, (1) notify UICI and keep UICI informed of the status and material terms of any such proposal and the status of any such discussions and negotiations, and (2) receive from such person a confidentiality agreement;

     o complying with Rule 14e-2 under the Exchange Act with regard to a tender or exchange offer or making any disclosure required under applicable law; or

     o failing to make or withdrawing or modifying its recommendation of the merger following the making of a Superior Proposal if the Board of Directors of HealthPlan Services, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for the Board of Directors of HealthPlan Services to comply with its fiduciary duties under applicable law.

     A "Superior Proposal" means any proposal which would result in a party acquiring, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, share exchange, business combination, share purchase, asset purchase, recapitalization, liquidation, dissolution, joint venture or similar transaction, more than 50% of the voting power of the shares of the common stock of HealthPlan Services then outstanding or all or substantially all the assets of HealthPlan Services and its subsidiaries, taken as a whole, for consideration which the Board of Directors of HealthPlan Services determines in its good faith judgment to be financially more favorable to HealthPlan Services stockholders than the merger and with respect to which the Board of Directors of HealthPlan Services determines, in its good faith judgment, that financing, to the extent required, is then committed or is reasonably available.

INDEMNIFICATION AND INSURANCE

     The merger agreement provides that all rights to indemnification, advancement of litigation expenses and limitation of personal liability existing in favor of the directors and officers of HealthPlan Services under the provisions existing as of the date of the merger agreement in HealthPlan Services' certificate of incorporation or bylaws will, with respect to any matter existing or occurring at or prior to the effective time of the merger (including the transactions contemplated by the merger agreement), survive the merger, and, as of the effective time of the merger, the surviving company in the merger will assume all such obligations of HealthPlan Services and no change will be made with respect to such rights after the merger.

     UICI also agreed that for six years after the merger, it will maintain in effect the policies of directors' and officers' liability insurance maintained by HealthPlan Services or policies containing substantially similar coverage for matters occurring at or prior to the effective time. UICI will not be required, however, to pay more than 200% of the current annual premiums for the policies currently maintained by HealthPlan Services for its directors' and officers' liability insurance. If insurance cannot be maintained or obtained at such cost, UICI will maintain or obtain as much of such insurance as can be so maintained or obtained at a cost equal to 200% of the current annual premiums of HealthPlan Services for its directors' and officers' liability insurance.

HEALTHPLAN SERVICES STOCK OPTIONS

     HealthPlan Services has granted stock options pursuant to the HealthPlan Services Corporation 1995 Incentive Equity Plan, the HealthPlan Services Corporation 1995 Director's Stock Option Plan, the 1995 HealthPlan Services Corporation Consultants Stock Option Plan, the Amended and Restated HealthPlan Services Corporation 1996 Employee Stock Option Plan and the HealthPlan Services Corporation 1996 Employee Stock Purchase Plan. Under these plans (other than the 1996 Employee Stock Purchase Plan), options vest 20% on the date of grant and 20% on each of the first through fourth anniversaries of the date of grant of such option.

     Under the terms of the merger agreement, each HealthPlan Services stock option that is outstanding immediately prior to the effective time will be converted into a new option to purchase the number of shares of UICI Common Stock equal to the product of (i) the number of HPS Common Shares subject to such stock option and (ii) the exchange ratio. The exercise price for such new option will equal (x) the per share exercise price of such HealthPlan Services stock option, divided by (y) the exchange ratio. After the merger, each new option will be exercisable and will vest upon the same terms and conditions as were applicable to the related HealthPlan Services stock option immediately prior to the merger.

CONDITIONS TO EACH COMPANY'S OBLIGATIONS TO COMPLETE THE MERGER

     The merger will occur only if the merger agreement is approved by the requisite vote of holders of HPS Common Shares. In addition, consummation of the merger is subject to the satisfaction or waiver (to the extent such waiver is permitted by law) of certain other conditions, including:

     o any waiting period applicable to the merger under the Hart-Scott-Rodino Act having expired or been terminated and no action can be pending by the FTC or the Antitrust Division of the Department of Justice challenging or seeking to enjoin the merger;

     o no statute, rule, regulation, executive order, decree, injunction or other order being in effect that materially restricts, prevents or prohibits completion of the merger or any transaction contemplated by the merger agreement;

     o all filings, approvals and consents of any governmental entity, the failure of which to obtain would have a material adverse effect on either UICI or HealthPlan Services, having been made or obtained;

     o the Registration Statement of which this proxy statement/prospectus is a part having become effective under the Securities Act and not being subject to a stop order or proceeding of the SEC seeking a stop order, and UICI having received all state securities or "blue sky" permits and other authorizations necessary to issue the UICI common stock in the merger; and

     o the UICI common stock in the merger having been approved for listing on the New York Stock Exchange, upon official notice of issuance.

     CONDITIONS TO OBLIGATIONS OF UICI

     The obligation of UICI to complete the merger is subject to the following additional conditions:

     o each of the representations and warranties of HealthPlan Services being true and correct (without regard to any materiality qualifiers) as of the date of the merger agreement and, except to the extent the representations and warranties speak as of an earlier date, being true and correct as of the effective time of the merger as though made at the effective time, except where the failure to be true and correct would not, individually or in the aggregate, have a material adverse effect on HealthPlan Services;

     o HealthPlan Services having performed in all material respects all obligations required to be performed by it under the merger agreement;

     o UICI having received a certificate of the Chief Executive Officer or the Chief Financial Officer of HealthPlan Services that specified conditions in the merger agreement have been fulfilled;

     o UICI having received from each "affiliate" of HealthPlan Services a written agreement that such affiliate will not sell any shares of UICI common stock received in the merger, except in compliance with the requirements of the Securities Act;

     o UICI having received an opinion of Gardner, Carton & Douglas, counsel to UICI, that the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code; and

     o UICI having received the resignations of each board member of HealthPlan Services, other than William L. Bennett.

     CONDITIONS TO OBLIGATIONS OF HEALTHPLAN SERVICES

     The obligation of HealthPlan Services to complete the merger is subject to the following additional conditions:

     o the representations and warranties of UICI being true and correct (without regard to any materiality qualifiers) as of the date of the merger agreement and, except to the extent the representations and warranties speak as of an earlier date, being true and correct as of the effective time of the merger as though made at the effective time, except where the failure to be true and correct would not, individually or in the aggregate, have a material adverse effect on UICI;

     o UICI having performed in all material respects all obligations required to be performed by it under the merger agreement;

     o HealthPlan Services having received a certificate of the Chief Executive Officer or the Chief Operating Officer of UICI that the conditions specified in the merger agreement have been fulfilled; and

     o HealthPlan Services having received an opinion of Fowler, White, Gillen, Boggs, Villareal and Banker P.A., counsel to HealthPlan Services, that the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

     TERMINATION AND TERMINATION FEE

     The merger agreement may be terminated at any time before the merger becomes effective:

     o    by mutual consent of UICI and HealthPlan Services;

     o by either UICI or HealthPlan Services if the merger has not become effective before March 31, 2000;

     o by either UICI or HealthPlan Services if the HealthPlan Services stockholders do not approve the merger agreement and the merger;

     o by either UICI or HealthPlan Services if any permanent injunction or action by any governmental entity preventing the completion of the merger has become final and non-appealable;

     o by either UICI or HealthPlan Services if there has been a breach of any representation or warranty of the other party which, individually or in the aggregate, would have a material adverse affect on that other party or if there has been a breach in any material respect of any agreement or covenant to be performed and complied with by that other party under the merger agreement and the breach is not curable, or if curable, is not cured within 30 days after written notice of such breach is given to that other party by the party not in breach;

     o by UICI if the bank or financial institution under any financing commitment fails to fund the loan to UICI because of a material adverse change in the financial markets;

     o by UICI if the HealthPlan Services Board (x) fails to recommend approval of the merger agreement by the stockholders of HealthPlan Services or withdraws or amends or modifies in a manner adverse to UICI and New UICI Sub its recommendation or approval of the merger agreement, (y) makes any recommendation with respect to an Alternative Acquisition other than a recommendation to reject such Alternative Acquisition or (z) takes any action regarding an Alternative Acquisition that would be prohibited by the "no solicitation" provisions of the merger agreement; or

     o by HealthPlan Services if such termination is necessary to allow HealthPlan Services to enter into an agreement with respect to a Superior Proposal (subject to prior payment of the termination fee as described below).

     If the merger agreement is terminated, the merger will be deemed abandoned and such termination will be without liability of any party under the merger agreement except for liability for breach of the merger agreement and except as set forth below in the following paragraph regarding termination fees.

     If the merger agreement is terminated by UICI because the HealthPlan Services Board fails to recommend approval of the merger (or withdraws or modifies its recommendation), makes any recommendation with respect to an Alternative Acquisition other than a recommendation to reject such Alternative Acquisition, or takes any action regarding an Alternative Acquisition that would be prohibited by the "no solicitation" provisions of the merger agreement as described above, then HealthPlan Services must pay to UICI within two business days after such termination a fee of $5 million. Similarly, if HealthPlan Services terminates the merger agreement in order to accept a Superior Proposal, then HealthPlan Services must pay UICI within two business days of such termination a fee of $5 million. If the merger agreement is terminated due to the failure of HealthPlan Services' stockholders to approve the merger agreement, and at or prior to the time of the failure to approve the merger agreement an Alternative Acquisition has been made public, and within eighteen months of such termination an Alternative Acquisition with any third party is completed or an agreement relating to an Alternative Acquisition is entered into by HealthPlan Services, then HealthPlan Services must pay UICI a termination fee of $5 million.

     Whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense, except that the following expenses will be borne equally by UICI and HealthPlan Services:

     o the filing fee in connection with the filings under the Hart-Scott-Rodino Antitrust Improvements Act;

     o the expenses incurred in connection with printing and mailing this proxy statement/prospectus; and

     o the filing fee with the SEC relating to the registration statement or proxy statement.

     EXTENSION, WAIVER AND AMENDMENT

     At any time prior to the effective time of the merger, UICI or HealthPlan Services may extend the time for performance of any obligations or other acts of the other under the merger agreement, waive any inaccuracies in the representations and warranties of the other contained in the merger agreement or waive compliance by the other with any agreements contained in the merger agreement or with any conditions that may legally be waived.

     The merger agreement may not be amended except in writing. The merger agreement may be amended without the approval of the HealthPlan Services stockholders except that no amendment will be made following approval and adoption of the merger agreement by HealthPlan Services stockholders if the amendment would require further stockholder approval under applicable law, unless the further approval has already been obtained.

VOTING AGREEMENTS

     On October 5, 1999, concurrently with entering into the merger agreement, UICI entered into voting agreements with Automatic Data Processing, Inc., James
K. Murray, Jr., William L. Bennett, Robert R. Parker, Shinnston Enterprises, Ltd. and Elm Grove Associates Inc. The voting agreements were entered into by each of these stockholders as an inducement to UICI to enter into the merger agreement.

     Pursuant to the voting agreements, the stockholders agreed, among other things, subject to specified conditions set forth in the voting agreements, during the term of the voting agreements, to vote an aggregate of 2,441,499 HPS Common Shares (constituting 17.87% of the HPS Common Shares issued and outstanding on October 5, 1999) (a) in favor of the approval and adoption of the merger agreement and the merger at every meeting of the stockholders of HealthPlan Services at which such matters are considered and at every adjournment of such meeting, and (b) against any other acquisition or proposed acquisition of HealthPlan Services (whether by way of merger, purchase of capital stock, purchase of assets or otherwise). The stockholders agreed to deliver to UICI upon request immediately prior to any such vote a proxy substantially in the form attached to the voting agreements. This stockholder proxy is irrevocable during the term of the voting agreements to the extent permitted under Delaware law and is subject to the conditions set forth in the voting agreements.

     Pursuant to the voting agreements, during the term of the voting agreements, the stockholders also agreed not to sell, assign, pledge, transfer or otherwise dispose of, or grant any proxies with respect to any of the voting agreement shares.

     In addition, the stockholders agreed that they will not deposit any of the voting agreement shares in a voting trust or subject any of these shares to any arrangement inconsistent with the voting agreement.

     The voting agreements terminate upon the earliest to occur of the effective time of the merger or the date on which the merger agreement is terminated in accordance with its terms.

     This summary of the voting agreements is qualified in its entirety by the text of the voting agreements, the form of which is Exhibit A to the Agreement and Plan of Merger attached as Appendix A to this proxy statement and incorporated herein by reference.

OPTION AGREEMENT

     In connection with the merger agreement, UICI and HealthPlan Services entered into an option agreement granting UICI an irrevocable option to purchase up to 1,500,000 shares of HealthPlan Services common stock at an exercise price of $7.375 per share. The option is exercisable if and when the merger agreement is terminated and a termination fee is payable by HealthPlan Services as described above under "TERMINATION AND TERMINATION FEES."

     The option agreement also grants UICI the right to have any shares of HealthPlan Services acquired upon exercise of the option registered under the Securities Act of 1933 for sale in a public offering.

     This summary of the option agreement is qualified in its entirety by the text of the option agreement, which is attached as Appendix B to this proxy statement and incorporated by reference.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma combined financial statements give effect to the merger using the purchase method of accounting. Under the purchase method, the fair value of the acquired net tangible assets is recorded by UICI as of the date on which the acquisition is consummated. These unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements and related notes of UICI and HealthPlan Services which are incorporated by reference in this proxy statement/prospectus. See "WHERE YOU CAN FIND MORE INFORMATION" on page 77.

     The unaudited pro forma combined balance sheet at June 30, 1999 assumes the merger had been completed on June 30, 1999. The unaudited pro forma combined statements of income for the six month period ended June 30, 1999 and for the year ended December 31, 1998 assume the merger had been completed on January 1, 1998, the beginning of the earliest period presented.

           The unaudited pro forma combined financial statements do not necessarily indicate what UICI's financial position or operating results would have been if the merger had been completed on the assumed completion dates and they do not necessarily indicate future operating results of UICI.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                       REFLECTING COMPLETION OF THE MERGER
                         SIX MONTHS ENDED JUNE 30, 1999
                    (In thousands, except per share amounts)

                                                                     UICI        HEALTHPLAN SERVICES   PRO FORMA         PRO FORMA
                                                                  HISTORICAL        HISTORICAL         ADJUSTMENTS          UICI
                                                                  ----------     -------------------   -----------      -----------
REVENUE
    Premiums
      Health....................................................    $350,786                                              $350,786
      Life premiums and other considerations....................      23,807                                                23,807
                                                                    --------                                              --------
                                                                     374,593                --                             374,593
    Investment income............................................     41,902                                                41,902
    Other interest income........................................     46,555                                                46,555
    Credit card fees.............................................    100,192                                               100,192
    Other fee income.............................................     55,501                                                55,501
    Other income.................................................      1,982          $145,407                             147,389
    Gains (losses) on sale of investments........................      1,395             3,583                               4,978
                                                                    --------          --------                            --------
        Total Revenues...........................................    622,120           148,990                             771,110

BENEFITS AND EXPENSES
    Benefits, claims, and settlement expenses....................    265,632                                               265,632
    Underwriting, acquisition & insurance expenses...............    119,368                                               119,368
    Other expenses...............................................     93,465           128,697                             222,162
    Provision for doubtful accounts..............................     41,586                                                41,586
                                                                    --------          --------           -------           -------

        Total Benefits and Expenses..............................    520,051           128,697                             648,748
                                                                    --------          --------           -------           -------

INCOME BEFORE FEDERAL INCOME TAXES,
  AND INTEREST, DEPRECIATION,
  AMORTIZATION AND MINORITY INTEREST.............................    102,069            20,293                             122,362

    Amortization.................................................      2,785             4,539           $   720(a)          8,044
    Depreciation.................................................      5,503             3,670                               9,173
    Interest expense.............................................      2,215             3,275               266(b)          5,756
    Interest expense-student loan borrowings.....................     23,868                                                23,868
                                                                    --------           -------           -------           -------
                                                                      34,371            11,484               986            46,841
                                                                    --------           -------           -------           -------

INCOME BEFORE FEDERAL INCOME TAXES
  AND MINORITY INTEREST..........................................     67,698             8,809              (986)           75,521

    Federal income taxes.........................................     22,001             3,811              (103)(c)        25,709
                                                                    --------           -------           -------           -------

INCOME BEFORE MINORITY INTEREST..................................     45,697             4,998              (883)           49,812

    Minority interest............................................        969               245                --             1,214
                                                                    --------           -------           -------           -------

NET INCOME.......................................................   $ 44,728           $ 4,753           $  (883)          $48,598
                                                                    ========           =======           =======           =======

PRIMARY NET INCOME PER SHARE.....................................   $   0.97                                               $  0.95
                                                                    ========                                               =======

FULLY DILUTED NET INCOME PER SHARE...............................   $   0.94                                               $  0.93
                                                                    ========                                               =======

Shares outstanding-basic.........................................     46,292                               4,635            50,927
Shares outstanding-diluted.......................................     47,616                               4,635            52,251

         SEE NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                       REFLECTING COMPLETION OF THE MERGER
                          YEAR ENDED DECEMBER 31, 1998
                    (In thousands, except per share amounts)

                                                                   UICI        HEALTHPLAN SERVICES    PRO FORMA        PRO FORMA
                                                                HISTORICAL         HISTORICAL        ADJUSTMENTS         UICI
                                                                ----------     -------------------   -----------       ---------
REVENUE
    Premiums
        Health...............................................     747,275                                            $  747,275
        Life premiums and other considerations...............      49,347                                                49,347
                                                               ----------           -------                          ----------
                                                                  796,622                --                             796,622
    Investment income........................................      74,892                                                74,892
    Other interest income....................................      41,927                                                41,927
    Credit card fees.........................................     112,867                                               112,867
    Other fee income.........................................     111,138                                               111,138
    Other income.............................................      37,545          $289,247                             326,792
    Gains (losses) on sale of investments....................       4,912            33,240                              38,152
                                                               ----------          --------           -------        ----------

        Total Revenues.......................................   1,179,903           322,487                --         1,502,390

BENEFITS AND EXPENSES
    Benefits claims, and settlement expenses.................     586,035                                               586,035
    Underwriting, acquisition & insurance expenses...........     258,753                                               258,753
    Other expenses...........................................     123,284           283,399                             406,683
    Provision for doubtful accounts..........................      74,984                                                74,984
                                                               ----------          --------           -------        ----------

        Total Benefits and Expenses..........................   1,043,056           283,399                           1,326,455
                                                               ----------          --------           -------        ----------
INCOME BEFORE FEDERAL INCOME TAXES,
  AND INTEREST, DEPRECIATION,
  AMORTIZATION AND MINORITY INTEREST.........................     136,847            39,088                             175,935

    Amortization.............................................       5,723             8,193           $ 1,440(a)         15,356
    Depreciation.............................................      11,360             7,607                              18,967
    Interest expense.........................................       3,059             5,643               586(b)          9,288
    Interest expense-student loan borrowings.................      19,224                                                19,224
                                                               ----------          --------           -------        ----------
                                                                   39,366            21,443             2,026            62,835
                                                               ----------          --------           -------        ----------
INCOME BEFORE FEDERAL INCOME TAXES
  AND MINORITY INTEREST......................................      97,481            17,645            (2,026)          113,100

    Federal income taxes.....................................      30,235             8,683              (229)(c)        38,689
                                                               ----------           -------           -------        ----------

INCOME BEFORE MINORITY INTEREST..............................      67,246             8,962            (1,797)           74,411

    Minority interest........................................       8,477              (736)                              7,741
                                                               ----------          --------           -------         ---------

NET INCOME...................................................  $   58,769          $  9,698           $(1,797)        $  66,670
                                                               ==========          ========           =======         =========

PRIMARY NET INCOME PER SHARE.................................  $     1.27                                             $    1.31
                                                               ==========                                             =========

FULLY DILUTED NET INCOME PER SHARE...........................  $     1.26                                            $     1.30
                                                               ==========                                            ==========

Shares outstanding-basic.....................................      46,244                               4,635            50,879
Shares outstanding-diluted...................................      46,468                               4,635            51,103

         SEE NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS.


                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                       REFLECTING COMPLETION OF THE MERGER
                                  JUNE 30, 1999
                                 (In thousands)

                                                                      UICI       HEALTHPLAN SERVICES     PRO FORMA       PRO FORMA
                                                                   HISTORICAL         HISTORICAL         ADJUSTMENTS        UICI
                                                                   ----------    -------------------     -----------     -----------
ASSETS
   Investments:
        Available for Sale:
            Fixed maturities....................................  $  859,997                                            $  859,997
            Equity securities...................................      25,090          $  6,096                              31,186
        Mortgage and collateral loans...........................       8,532                                                 8,532
        Policy loans............................................      20,528                                                20,528
        Investment in unconsolidated subsidiary.................      45,310                                                45,310
        Short-term investments..................................     200,643                                               200,643
                                                                  ----------          --------                           ---------
            Total investments...................................   1,160,100             6,096                           1,166,196
    Student loans...............................................     966,180                                               966,180
    Credit card loans...........................................     208,247                                               208,247
    Cash and cash equivalents...................................      11,966                            $(10,750)(d)         1,216
    Restricted Cash.............................................          --             8,906                               8,906
    Agents' receivables.........................................      15,255                                                15,255
    Reinsurance receivables.....................................      80,910                                                80,910
    Due premiums and other receivables, net.....................      32,702            29,456                              62,158
    Investment income due and accrued...........................      61,518                                                61,518
    Deferred acquisition costs..................................      83,781                                                83,781
    Intangible assets, net......................................     141,505           195,604            35,950(e)        373,059
    Property and equipment, net.................................      58,088            26,551                              84,639
    Other assets................................................      17,346             7,767             3,238(f)         28,351
                                                                  ----------          --------           -------        ----------
    Total Assets................................................  $2,837,598          $274,380           $28,438        $3,140,416
                                                                  ==========          ========           =======        ==========
LIABILITIES
    Policy liabilities:
        Future policy benefits..................................    $461,939                                              $461,939
        Claims..................................................     297,669                                               297,669
        Unearned premiums.......................................      87,198                                                87,198
        Other policy liabilities................................      20,676                                                20,676
    Other liabilities...........................................      89,864          $ 83,390                             173,254
    Time deposits...............................................     157,059                                               157,059
    Short-term debt.............................................       5,075               505                               5,580
    Long-term debt..............................................      80,196            95,579                             175,775
    Notes payable to related party..............................         156                                                   156
    Student loan credit facility................................   1,003,687                                             1,003,687
    Federal income taxes payable................................      14,007             2,834                              16,841
                                                                  ----------          --------           --------       ----------
    Total liabilities...........................................   2,217,526           182,308                           2,399,834
                                                                  ----------          --------           -------        ----------

MINORITY INTERESTS..............................................      13,846                                                13,846

STOCKHOLDERS' EQUITY
    Common Stock................................................         464               152              (106)(g)           510
    Preferred Stock.............................................          --                                                    --
    Additional paid-in capital..................................     163,523           109,918            10,546(g)        283,987
    Treasury stock..............................................      (4,575)          (30,006)           30,006(g)         (4,575)
    Accumulated other comprehensive income......................
        Net unrealized investment gains (losses)................     (12,340)            1,297            (1,297)(g)       (12,340)
    Retained earnings...........................................     459,154            10,711           (10,711)(g)       459,154
                                                                  ----------          --------           -------        ----------
    Total stockholders' equity .................................     606,226            92,072            28,438           726,736
                                                                  -- -------          --------           -------        ----------
    Total liabilities and stockholders' equity..................  $2,837,598          $274,380           $28,438        $3,140,416
                                                                  ==========          ========           =======        ==========

         SEE NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(a) Adjustment reflects additional goodwill amortization expense ($720,000 and $1,440,000 for the six and twelve month periods ending June 30, 1999 and December 31, 1998, respectively) associated with additional goodwill recorded in connection with the merger. Approximately $36 million of additional goodwill would have been recorded, which represents the amount of the excess of the HealthPlan Services' equity purchase price ($127.5 million) over the estimated fair value of the net assets acquired ($91.5 million). For purposes of the pro forma financial statements, the equity purchase price of $127.5 million has been estimated assuming (i) the issuance of 4,635,000 shares of UICI common stock in the merger at an assumed issuance price of $26.00 per share, and (ii) the capitalization of approximately $7.0 million of acquisition-related expenses. The goodwill recorded in connection with the merger will be amortized over 25 years.

(b) Adjustment reflects (i) the elimination of the amortization of HealthPlan Services' capitalized debt issuance costs ($ 109,000 and $164,000 for the six and twelve month periods ended June 30, 1999 and December 31, 1998, respectively) and (ii) amortization ($375,000 and $750,000 for the six and twelve month periods ended June 30, 1999 and December 31, 1998 respectively), of capitalized debt issuance costs ($3.7 million) related to the refinancing of existing bank indebtedness.

(c) Adjustment reflects the tax effects of pro forma adjustments at a 39% effective tax rate.

(d) Adjustment reflects (i) payments of acquisition-related expenses (estimated to be $7.0 million) and (ii) payment of expenses related to refinancing of existing indebtedness (estimated to be approximately $3.7 million).

(e) Reflects additional goodwill recorded in connection with the merger in the amount of $36 million in the aggregate, represented by (i) the amount of the excess of the HealthPlan Services equity purchase price ($127.5 million) over the estimated fair value of net assets acquired ($ 91.5 million) assuming the transaction had closed at June 30, 1999. For purposes of the pro forma financial statements, the equity purchase price of $127.5 million has been estimated assuming (i) the issuance of 4,635,000 shares of UICI common stock in the merger at an assumed issuance price of $26.00 per share, and (ii) the capitalization of approximately $7.0 million of acquisition-related expenses. The goodwill recorded in connection with the merger will be amortized over 25 years.

(f) Reflects adjustment for (i) the write-off of the unamortized portion of capitalized debt issuance costs in the amount of $840,000, net of taxes of $328,000, and (ii) capitalization of debt issuance costs related to the refinancing of existing bank indebtedness in the amount of $3.7 million, assuming the transaction had occurred at June 30, 1999.

(g) Reflects adjustment for (i) cancellation of HealthPlan Services' equity accounts and (ii) estimated issuance of 4,635,000 shares of UICI common stock in the merger.

                        SECURITY OWNERSHIP OF MANAGEMENT

HEALTHPLAN SERVICES CORPORATION

     To the best knowledge of HealthPlan Services, based on information filed with the Securities and Exchange Commission and information provided directly to HealthPlan Services by the persons and entities named below, the following table contains information on the beneficial ownership of HPS Common Shares, as of October 20, 1999, by (1) each director and those executive officers named in the Summary Compensation Table included in HealthPlan Services' annual meeting proxy statement dated April 5, 1999, and (2) all current directors and executive officers as a group. Unless otherwise indicated, all HPS Common Shares are owned of record by the individuals named and the beneficial ownership consists of sole voting power and sole investment power. The number of HPS Common Shares beneficially owned by each of the persons listed below includes HPS Common Shares subject to options that are now or become exercisable within 60 days from December 1, 1999.

                                                                                  AMOUNT         % OF
                                                                               BENEFICIALLY     CLASS
  NAME OF BENEFICIAL OWNER                                                        OWNED
  ------------------------                                                     ------------     -----
  James K. Murray, Jr.                                                          928,371 (1)      6.7%
  William L. Bennett                                                            407,465 (2)      2.9%
  Joseph A. Califano, Jr.                                                        25,932 (3)      *
  Joseph S. DiMartino                                                            80,566 (3)      *
  Vincent D. Farrell, Jr.                                                       435,411 (4)      3.2%
  John R. Gunn                                                                   25,932 (3)      *
  Nancy M. Kane, D.B.A.                                                          25,482 (5)      *
  David Nierenberg                                                               58,417 (6)      *
  James G. Niven                                                                 30,462 (3)      *
  Robert R. Parker                                                              364,297 (7)      2.6%
  Marc I. Perkins                                                                7,320 (8)       *
  Arthur F. Weinbach                                                             7,482 (9)       *
  Steven V. Hulslander                                                          101,071 (10)     *
  George E. Lucco                                                               96,500 (11)      *
  Gary L. Raeckers                                                              105,454 (12)     *
  Automatic Data Processing, Inc.                                              1,320,000 (9)     9.7%
  DePrince, Race & Zollo, Inc.                                                 2,927,000 (13)    21.4%
  All Directors and Executive Officers as a group (includes 16 persons)        2,592,545 (14)    18.1%

-------------------------
*       Less than one percent.

(1) Does not include 160,000 shares held by a private entity in which Mr. Murray owns securities; Mr. Murray is not a controlling stockholder of such entity and he does not have or share investment control over the entity's portfolio. Includes 13,156 shares held by a private company with respect to which Mr. Murray shares investment and voting power; Mr. Murray disclaims beneficial ownership in such shares except to the extent of his interest in such private company. Also includes: 150,000 shares held by Mr. Murray's wife, as to which shares Mr. Murray disclaims beneficial ownership; 593,803 shares held by a family limited partnership with respect to which Mr. Murray shares investment and voting power; and 165,000 shares issuable upon exercise of options that are exercisable within 60 days of December 1, 1999.

(2) Includes 165,000 shares issuable upon exercise of options that are exercisable within 60 days of December 1, 1999. Also includes 3,609 shares held by Mr. Bennett's children, as to which Mr. Bennett disclaims beneficial ownership.

(3) Includes 14,400 shares issuable upon exercise of options that are exercisable within 60 days of December 1, 1999.

(4) Includes 7,200 shares issuable upon exercise of options that are exercisable within 60 days of December 1, 1999. Also includes 426,512 shares beneficially owned by Spears, Benzak, Salomon & Farrell, Inc., a division of Key Asset Management, Inc., with respect to which shares Mr. Farrell disclaims beneficial ownership. Mr. Farrell is Managing Director and Chief Investment Officer of Spears Benzak.

(5) Includes 14,400 shares issuable upon exercise of options that are exercisable within 60 days of December 1, 1999. Also includes 450 shares held by Dr. Kane as custodian for her minor child.

(6) Includes 14,400 shares issuable upon exercise of options that are exercisable within 60 days of December 1, 1999. Also includes 43,735 shares held by the Nierenberg Family 1993 Living Trust, with respect to which Mr. Nierenberg has investment and voting power as trustee.

(7) Includes 95,000 shares issuable upon exercise of options that are exercisable within 60 days of December 1, 1999.

(8) Includes 7,200 shares issuable upon exercise of options that are exercisable within 60 days of December 1, 1999.

(9) Includes 7,200 shares issuable upon exercise of options that are exercisable within 60 days of December 1, 1999. Does not include the proportionate share ownership of the Company represented by 371,820 shares of Automatic Data Processing, Inc. common stock that are beneficially owned by Mr. Weinbach or 736,000 shares of Automatic Data Processing common stock issuable to Mr. Weinbach upon exercise of options that are exercisable within 60 days of December 1, 1999. Also does not include 1,320,000 shares held by Automatic Data Processing, Mr. Weinbach is the Chairman and Chief Executive Officer of Automatic Data Processing, and therefore may be deemed to share investment and voting power with respect to the shares owned by Automatic Data Processing.

(10) Includes 59,000 shares issuable upon exercise of options that are exercisable within 60 days of December 1, 1999.

(11) Includes 59,000 shares issuable upon exercise of options that are exercisable within 60 days of December 1, 1999.

(12) Includes 75,000 shares issuable upon exercise of options that are exercisable within 60 days of December 1, 1999.

(13) The information set forth in the table and this footnote regarding shares beneficially owned by DePrince, Race & Zollo, Inc. as of December 1, 1999 is based on information provided to the Company by DePrince Race.

(14) Includes 685,200 shares issuable upon exercise of options that are exercisable within 60 days of December 1, 1999. Does not include the holdings of persons named in the table above who are not executive officers of HealthPlan Services as of the date of this filing, but includes holdings of persons not otherwise named above who have become executive officers of HealthPlan Services since December 31, 1999.

UICI

     The following table contains information on the beneficial ownership of UICI common shares, as of October 5, 1999, by (1) each director and those current executive officers named in the Summary Compensation Table included in UICI's annual meeting proxy statement dated April 12, 1999, and (2) all directors and executive officers as a group. Unless otherwise indicated, all UICI common shares are owned of record by the individuals named and the beneficial ownership consists of sole voting power and sole investment power. The number of UICI common shares beneficially owned by each of the persons listed below includes UICI common shares subject to options that are now or become exercisable within 60 days from October 5, 1999.

                                                                    AMOUNT              % OF
  NAME OF BENEFICIAL OWNER                                    BENEFICIALLY OWNED        CLASS
  ------------------------                                    ------------------        -----
  Ronald L. Jensen                                             8,258,986 (1)            17.9%
  President and Fellows of Harvard College c/o Harvard         6,005,000                12.9%
     Management Co.
  FMR Corp                                                     3,611,500                 7.8%
  Onward and Upward, Inc.                                      3,069,217                 6.6%
  Richard J. Estell                                              111,477 (4)(3)
  Richard T. Mockler                                              12,663 (4)
  Gregory T. Mutz                                                935,372 (5)
  Patrick J. McLaughlin                                            6,509 (4)
  Stuart D. Bilton                                                 2,823 (4)
  George H. Lane                                                   2,823 (4)
  Charles T. Prater                                              111,212 (4)(2)
  William P. Benac                                                10,000 (4)
  William P. Gedwed                                               10,028 (4)
  All officers and directors as a group                        9,618,805 (1)(2)(5)(6)   20.6%

-------------------------

(1) Includes 4,100,000 shares owned by Mr. Jensen's spouse. Does not include shares owned directly or indirectly by Mr. Jensen's five adult children, or shares owned by the R.L. Jensen Foundation Charitable Trust as to which Mr. Jensen disclaims beneficial ownership. Mr. Jensen's adult children directly own in the aggregate approximately 5.8% of the outstanding common stock. Mr. Jensen's adult children are also the stockholders of Onward and Upward, Inc., which owns approximately 6.6% of the outstanding common stock.

(2) Includes shares of common stock held as of September 30, 1999 by the Trustees under the Company's Employee Stock Ownership and Savings Plan. (The shares held under the Plan purchased with contributions made by the Company are subject to the vesting requirements of the Plan.)

(3)     Includes 2,178 options under the Company's 1998 Employee Stock Option
        Plan.

(4)     Owns less than 1% of the outstanding common stock.

(5) Includes 41,995 shares owned by a partnership in which Mr. Mutz has a 33.3% ownership interest; 7,637 shares owned as custodian for his minor children, 164 shares held in IRAs for two of his minor children, and 131,220 shares owned by several family trusts in which Mr. Mutz serves either as the Trustee or the Investment Advisor, and in which Mr. Mutz is a beneficiary. Also includes 20,937 options granted under UICI's 1996 Special Stock Option Plan, and 40,000 options granted under UICI's 1987 Amended and Restated Stock Option Plan.

(6)     Includes 6,624 options granted under UICI's 1998 Employee Stock Option
        Plan.

                        DESCRIPTION OF UICI COMMON SHARES

GENERAL

     UICI's charter provides for two classes of capital stock: UICI common shares (100,000,000 shares authorized, of which 46,396,276 shares were outstanding as of October 5, 1999); and UICI preferred shares (10,000,000 shares authorized, none of which were outstanding as of October 5, 1999). The preferred stock may be issued from time to time in such series and with such designations, dividend rates and times of payment, redemption prices, and liquidation prices or preferences as to assets in voluntary liquidation as the UICI Board of Directors deems appropriate. Cumulative dividends, redemption provisions and sinking fund requirements, to the extent that some or all of these features are or may be present when the preferred stock is issued, could have an adverse effect on the availability of earnings for distribution to the holders of UICI common stock or for other corporate purposes.

           The statements below are summaries of certain provisions of the charter of UICI. These summaries are not complete. UICI has filed its charter with its SEC filings. See "WHERE YOU CAN FIND MORE INFORMATION" on page 77. The rights of holders of common stock of UICI could also be impacted by UICI's bylaws and the Delaware General Corporation Law. For summaries of relevant provisions of the bylaws and Delaware law, see "COMPARATIVE RIGHTS OF HEALTHPLAN SERVICES CORPORATION STOCKHOLDERS AND UICI STOCKHOLDERS" and "CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN UICI CHARTER AND BYLAWS PROVISIONS."

DIVIDEND RIGHTS

     Before any dividends are paid on the UICI common stock, the holders of any preferred stock that may be issued will be entitled to receive their dividends at the rates provided for the shares of their series. Any dividends that may be declared on the common stock will be paid in an equal amount for each share of common stock. UICI has not paid cash dividends on the common stock to date. UICI currently intends to retain all future earnings to finance continued expansion and operation of its business and subsidiaries. UICI's credit facility restricts the payment of cash dividends unless specified earnings tests are satisfied. Additional restrictions on the payment of cash dividends may be imposed in connection with future issuances of preferred stock and indebtedness by UICI. Any decisions as to the payment of cash dividends will be made by the UICI Board in light of then current conditions, including earnings, operations, capital requirements, liquidity, financial condition, restrictions in financing arrangements and any other relevant factors as determined by the Board.

VOTING RIGHTS

     Each outstanding share of common stock is entitled to one vote per share on each matter submitted to a vote of the stockholders. The affirmative vote of a majority of the common stock present in person or by proxy and entitled to vote is required to approve any act or action requiring a vote of the common stockholders. Holders of common stock do not have cumulative voting rights. As a result, the holders of a majority of the shares of common stock can elect all the directors, and the holders of the remaining shares will not be able to elect any directors.

LIQUIDATION RIGHTS

     Upon the liquidation, dissolution or winding up of UICI, after payment of creditors and any liquidation preference of preferred stock that may be issued, the remaining net assets of UICI will be distributed pro rata to the holders of the common stock.

PREEMPTIVE AND SUBSCRIPTION RIGHTS

     No stockholder has the preemptive right to purchase or subscribe for any additional capital stock. There are no conversion rights or redemption or sinking fund provisions for the common stock. There is no liability to further calls or assessments by UICI.

              COMPARATIVE RIGHTS OF HEALTHPLAN SERVICES CORPORATION
                       STOCKHOLDERS AND UICI STOCKHOLDERS

     When we complete the merger, HealthPlan Services stockholders will become stockholders of UICI and their rights will be governed by the UICI certificate of incorporation and the UICI bylaws, which differ in certain material respects from the HealthPlan Services certificate of incorporation and the HealthPlan Services bylaws. As stockholders of UICI, the rights of former HealthPlan Services stockholders will continue to be governed by the Delaware Business Corporation Law (the "DELAWARE LAW").

     The following comparison of the UICI charter and bylaws, on the one hand, and the HealthPlan Services' charter and bylaws, on the other hand, summarizes the material differences but is not intended to list all differences.

BUSINESS COMBINATIONS

     The Delaware Law provides that a merger or consolidation may be approved by a majority vote of the shares entitled to vote thereon, unless a greater percentage is required by the corporation's certificate of incorporation. Under both UICI's and HealthPlan Services' charters, the vote of a majority of the stockholders is sufficient to approve a merger or consolidation.

STATE TAKEOVER LEGISLATION

     Section 203 of the Delaware Law, in general, prohibits a stockholder who acquires more than 15% of the outstanding voting shares of a corporation subject to the statute, but less than 85% of such shares, from engaging in specified "business combinations" with the corporation for three years after the date that the stockholder became an interested stockholder. Section 203 does not apply if
(1) before the acquisition date the corporation's board of directors has approved either the business combination or the transaction in which the stockholder became an interested stockholder or (2) the corporation's board of directors approves the business combination and at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder vote to authorize the business combination. The term "business combination" encompasses a wide variety of transactions with or caused by an interested stockholder in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, including mergers, specified asset sales, specified issuances of additional shares to the interested stockholder, transactions with the corporation that increase the proportionate interest of the interested stockholder or transactions in which the interested stockholder receives certain other benefits. Neither UICI nor HealthPlan Services has "opted out" of Section 203, as is permitted under the Delaware Law.

RIGHTS OF DISSENTING STOCKHOLDERS

           Under the Delaware Law, dissenting stockholders have rights of appraisal in connection with certain mergers or consolidations. Unless a corporation's certificate of incorporation otherwise provides, the Delaware Law does not provide appraisal rights (1) for shares listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders (as long as the stockholders receive in the merger shares of the surviving corporation or of any other corporation the shares of which are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders) or (2) if the corporation is the surviving corporation and no vote of its stockholders is required for the merger. Neither UICI's nor HealthPlan Services' certificate of incorporation provides otherwise. The Delaware Law does not provide appraisal rights to stockholders who dissent from the sale of all or substantially all of a corporation's assets or an amendment to the corporation's certificate of incorporation, unless the corporation's certificate of incorporation provides for dissenters' rights in those cases. Neither UICI's nor HealthPlan Services' charter so provides.

AMENDMENTS TO CHARTERS

     The Delaware Law provides that the certificate of incorporation of a corporation may be amended upon the affirmative vote of a majority of the outstanding shares of each class entitled to vote thereon, unless the corporation's charter requires a larger percentage. UICI's and HealthPlan Services' charters allow for amendments to the charters as prescribed by Delaware Law.

AMENDMENTS TO BYLAWS

     Under the Delaware Law, holders of a majority of the voting power of a corporation and, when provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation. HealthPlan Services' charter grants the HealthPlan Services Board this power. UICI's charter grants the UICI board this power, but provides that any adoption, amendment, or repeal of the bylaws by the UICI board may be repealed or changed by a majority of the voting power of UICI.

STOCKHOLDER ACTION

     The Delaware Law permits actions which could be taken at a stockholders' meeting to be taken by written action of the stockholders unless the corporation's charter or bylaws require that a meeting be held. Neither UICI's nor HealthPlan Services' charter requires stockholders to act at a meeting.

SPECIAL MEETINGS OF STOCKHOLDERS

     The Delaware Law provides that special meetings of stockholders may be called by a corporation's board of directors and other persons authorized by the corporation's certificate of incorporation or bylaws. HealthPlan Services' bylaws provide that special meetings of stockholders may be called only by the chairman of the board, chief executive officer, the Board or by a majority of the shares entitled to vote at the meeting. UICI's charter and bylaws authorize only the Chairman of the Board, the President, the Board of Directors or the holders of not less than one-tenth of all shares entitled to vote at the meeting to call a special meeting.

CUMULATIVE VOTING

     The Delaware Law permits a corporation's certificate of incorporation to provide for cumulative voting in the election of directors. HealthPlan Services' charter does not provide for cumulative voting. UICI's charter expressly prohibits cumulative voting.

NUMBER AND ELECTION OF DIRECTORS

     UICI's charter and bylaws provide that the board of directors will include initially five directors, with a change in the number to be made by a resolution of the board, but never less than one director.

     HealthPlan Services' bylaws provide for an initial board of two directors, with changes in the number of directors to be made by resolution of the board or stockholders.

REMOVAL OF DIRECTORS

     The Delaware Law provides that unless a corporation's certificate of incorporation otherwise provides, directors may be removed with or without cause and requires that the removal of directors be approved by a majority vote of the shares then entitled to vote at an election of directors. HealthPlan Services' charter provides that a member of the HealthPlan Services Board may be removed with or without cause only at a special meeting of stockholders called for that purpose. UICI's charter does not otherwise discuss the removal of directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Delaware Law permits indemnification of officers and directors against liabilities and expenses incurred in proceedings if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe such person's conduct was unlawful. In the case of derivative actions, indemnification is limited to expenses and no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless indemnification is otherwise authorized by a court. UICI's and HealthPlan Services' bylaws require the companies to indemnify officers and directors to the full extent permitted by law.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

     The Delaware Law allows a Delaware corporation to include in its certificate of incorporation, and HealthPlan Services' and UICI's charters contain, a provision eliminating the liability of a director for monetary damages for a breach of such director's fiduciary duties as a director, except liability for any breach of the director's duty of loyalty to the corporation's stockholders, for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, under Section 174 of the Delaware Law (which deals generally with unlawful payments of dividends, stock repurchases and redemptions), and for any transaction from which the director derived an improper personal benefit.

                         CERTAIN ANTITAKEOVER EFFECTS OF
                      CERTAIN CHARTER AND BYLAWS PROVISIONS

GENERAL

     UICI's charter contains provisions that will make more difficult the acquisition of control of the company by means of a tender offer, open market purchases, a proxy fight or otherwise that are not approved by the company's board of directors. UICI's bylaws also contain provisions that could have an antitakeover effect.

     The purposes of such charter and bylaw provisions are to discourage certain types of transactions, described below, which may involve an actual or threatened change of control and to encourage persons seeking to acquire control to negotiate the terms of any proposed business combination or offer with the board of directors. The provisions are designed to reduce vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all outstanding shares or is otherwise unfair to stockholders, or an unsolicited proposal for the restructuring or sale of all or part of the company. UICI believes that, as a general rule, such proposals would not be in the best interests of stockholders. These provisions will help ensure that the UICI board of directors, if confronted by a surprise proposal from a third party which has acquired a block of stock, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes to be the best interests of stockholders.

     UICI believes that the provisions discussed below may provide some measure of protection for stockholders against certain potentially coercive takeover tactics. Such takeover tactics include the accumulation of substantial stock positions in public companies by third parties as a prelude to proposing a takeover, a restructuring or a sale of all or part of the company or another similar extraordinary corporate action. Such actions are often undertaken by a third party without advance notice to, or consultation with, the management or board of directors of a company. In many cases, the purchaser seeks representation on a company's board of directors in order to increase the likelihood that its proposal will be implemented by a company. If a company resists the efforts of the purchaser to obtain representation on the company's board, a purchaser may commence a proxy contest to have its nominees elected to the board of directors in place of certain directors or in place of the entire board of directors.

     UICI believes that the imminent threat of removal of management or the board of directors in such situations would severely curtail the ability of management or the board of directors to negotiate effectively with such purchasers. Management or the board of directors would be deprived of the time and information necessary to evaluate the takeover proposal, to study alternative proposals and to help ensure that the best price is obtained in any transaction involving the company which may ultimately be undertaken.

     These provisions, individually and collectively, will make difficult and may discourage a merger, tender offer or proxy fight, even if such transaction or occurrence may be favorable to the interests of stockholders, and may delay or frustrate the assumption of control by a holder of a large block of common stock and the removal of incumbent management, even if such removal might be beneficial to stockholders. Furthermore, these provisions may deter or could be used to frustrate a future takeover attempt which is not approved by the incumbent board of directors, but which the holders of a majority of the shares may deem to be in their best interests or in which stockholders may receive a substantial premium for their stock over prevailing market prices of such stock. By discouraging takeover attempts, these provisions might have the incidental effect of inhibiting certain changes in management (some or all of the members of which might be replaced in the course of a change of control) and also the temporary fluctuations in the market price of the stock which often result from actual or rumored takeover attempts.

     Set forth below is a description of the possible antitakeover effects of such provisions.

PREFERRED STOCK

     UICI's bylaws authorize the board to establish series of preferred stock. The UICI Board has the authority to fix the rights and preferences of each such series with respect to, among other things, the dividend rate, redemption provisions, liquidation preferences, conversion rights and voting rights. The number of authorized shares of preferred stock is 10,000,000. As of the date of this proxy statement/prospectus, no UICI Preferred Shares are outstanding.

     We believe that the availability of such preferred stock will provide increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. Having such authorized shares available for issuance will allow the company to issue shares of preferred stock in certain cases without the expense and delay of a special meeting of stockholders. Subject to the possible rights of holders of any outstanding shares of preferred stock to vote on such issuances, the authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by stockholders, unless such action is required by applicable law or the rules of any stock exchange on which the securities may be listed. Although there is no intention at the present time of doing so, the board could authorize a series of preferred stock that could impede a business combination through adoption of a stockholder rights plan. The board will make any determination to issue such shares based on its judgment as to the best interests of the company and its then existing stockholders. The board, in so acting and upon obtaining any required regulatory approvals, could issue preferred stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock.

COMMON STOCK

     UICI's charter presently authorizes the issuance of 100 million UICI common shares, approximately 51 million of which would have been outstanding after the merger if it had occurred on October 5, 1999.

     The board would have the ability, in the event of a proposed merger, tender offer or other attempt to gain control of the company that was not approved by the board, to issue additional common stock that would dilute the stock ownership of the acquiror.

ANTITAKEOVER LEGISLATION

     We have described certain antitakeover provisions of the Delaware Law under "COMPARATIVE RIGHTS OF HEALTHPLAN SERVICES STOCKHOLDERS AND UICI STOCKHOLDERS - STATE TAKEOVER LEGISLATION."

     The Delaware Law provisions should encourage persons interested in acquiring control to negotiate in advance with the board, since the restrictions contained in the provisions regarding business combinations with interested stockholders do not apply if the acquiror first obtains disinterested director approval. As stated above, in the event of a proposed acquisition of control, we believe that the interests of stockholders will best be served by a transaction that results from negotiations based upon careful consideration of the proposed terms, such as the price to be paid to minority stockholders, the form of consideration paid and tax effects of the transaction. The antitakeover provisions of the Delaware Law should also tend to discourage the accumulation of large blocks of stock by third parties, which we believe can be disruptive to the stability of important relationships with employees, customers and major lenders.

     The antitakeover provisions of the Delaware Law will not prevent a hostile takeover. They may, however, make more difficult or discourage a takeover or the acquisition of control by a principal stockholder and thus the removal of incumbent management. Some stockholders may find this disadvantageous in that they may not be afforded the opportunity to participate in takeovers which are not approved by the board, but in which they might receive, for at least some of their shares, a substantial premium above the market price at the time of a tender offer or other acquisition transaction. The Delaware antitakeover provisions should not prevent or discourage transactions in which an acquiring person is willing to negotiate in good faith with the board.

                                 LEGAL OPINIONS

     The legality of the shares of the common stock of UICI to be issued in connection with the merger is being passed upon for UICI by Glenn W. Reed, Executive Vice President and General Counsel of UICI. At October 5, 1999, Mr. Reed was the beneficial owner of 20,000 shares of UICI common stock.

     Certain of the tax consequences of the merger will be passed upon at the effective time of the merger, as a condition to the merger, by Gardner, Carton & Douglas on behalf of UICI, and by Fowler, White, Gillen, Boggs, Villareal and Banker, P.A. on behalf of HealthPlan Services. See "THE MERGER -- MATERIAL FEDERAL INCOME TAX CONSEQUENCES."

                                     EXPERTS

     The consolidated financial statements of UICI incorporated by reference from UICI's Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K of HealthPlan Services for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      STOCKHOLDER PROPOSALS FOR THE 2000 HEALTHPLAN SERVICES ANNUAL MEETING

     HealthPlan Services will hold a 2000 annual meeting of stockholders only if the merger is not completed before the time of such meeting. In the event that such a meeting is held, any proposals of stockholders intended to be presented at the 2000 annual meeting of stockholders must have been received by the Secretary of HealthPlan Services on or before December 7, 1999 in order to be considered for inclusion in HealthPlan Services' 2000 proxy materials.

     For any stockholder proposal that is not submitted for inclusion in the 2000 proxy statement, but is instead sought to be presented directly at the 2000 annual meeting, management will be able to vote proxies in its discretion if HealthPlan Services: (i) does not receive notice of the proposal prior to the close of business on February 21, 2000; or (ii) receives notice of the proposal before the close of business on February 21, 2000 and advises stockholders in the 2000 proxy statement about the nature of the matter and how management intends to vote on such matter.

     Stockholder proposals should be sent certified mail, return receipt requested, to the attention of the Corporate Secretary at the Company's principal executive offices of HealthPlan Services at 3501 Frontage Road, Tampa, Florida 33607.

                       WHERE YOU CAN FIND MORE INFORMATION

     UICI and HealthPlan Services file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at HTTP://WWW.SEC.GOV

     UICI filed a Registration Statement on Form S-4 (the "REGISTRATION STATEMENT") to register with the SEC the shares to be issued to HealthPlan Services stockholders in the merger. This proxy statement/prospectus is a part of that Registration Statement and constitutes a prospectus of UICI, as well as being a proxy statement of HealthPlan Services for its special meeting.

     As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the Registration Statement or the exhibits to that Registration Statement.

     The SEC allows us to "incorporate by reference" business and financial information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus. This proxy statement/ prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their financial condition.

UICI SEC Filings (File No. 0-14320)
                                                                                           PERIOD
---------------------------------------------------------------------- ------------------------------------------------------------
Annual Report on Form 10-K....................................         For the Year Ended December 31, 1998
Quarterly Reports on Form 10-Q................................         For the Quarters Ended March 31, 1999 and June 30, 1999
Current Reports on Form 8-K...................................         Filed on September 13, 1999 and October 7, 1999
Proxy Statement...............................................         Filed on April 12, 1999

HealthPlan Services Corporation SEC Filings
(File No. 1-13772)
                                                                                            PERIOD
---------------------------------------------------------------------- -------------------------------------------------------------
Annual Report on Form 10-K....................................         For the Year Ended December 31, 1998
Quarterly Reports on Form 10-Q................................         For the Quarters Ended March 31, 1999 and June 30, 1999
Current Report on 8-K.........................................         Filed on October 7, 1999
Proxy Statement...............................................         Filed on April 5, 1999

     UICI and HealthPlan Services also incorporate by reference into this proxy statement/prospectus additional documents that may be filed with the SEC from the date of this proxy statement/prospectus to the date of the special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as proxy statements.

     UICI has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to UICI and HealthPlan Services has supplied all such information relating to HealthPlan Services.

           If you are a stockholder, UICI or HealthPlan Services may have sent you some of the documents incorporated by reference, but you can obtain any of them through UICI or HealthPlan Services, the SEC or the SEC's Internet world wide web site as described above. Documents incorporated by reference are available from the appropriate company without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this proxy statement/prospectus. Stockholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

             UICI                             HealthPlan Services Corporation
     4001 McEwen, Suite 200                         3501 Frontage Road
     Dallas, Texas  75244                           Tampa, FL  33607
     Tel:  (972) 392-6700                           Tel:  (813) 289-1000
Attn:  Corporate Secretary's Department   Attn: Corporate Secretary's Department

     If you would like to request documents from us, please do so by _________, 1999 to receive them before the special meeting.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS. NEITHER UICI NOR HEALTHPLAN SERVICES HAVE AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED _______________, 1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE. NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO HEALTHPLAN SERVICES STOCKHOLDERS NOR THE ISSUANCE OF UICI COMMON STOCK IN THE MERGER CREATES ANY IMPLICATION TO THE CONTRARY.

                              LIST OF DEFINED TERMS

TERM                          PAGE         TERM                         PAGE
----                          ----         ----                         ----
Alternative Acquisition........53          NPPN..........................21
Delaware Law...................70          PPO...........................22
FTC............................46          Registration Statement........77
HMOs...........................21          Superior Proposal.............54
HPS Common Shares..............24

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                      UICI,

                              UICI ACQUISITION CO.

                                       AND

                         HEALTHPLAN SERVICES CORPORATION

                           DATED AS OF OCTOBER 5, 1999


                                TABLE OF CONTENTS
                                -----------------
                                                                                         PAGE
                                                                                         ----
ARTICLE I.         THE MERGER............................................................A-1
 Section 1.1.          The Merger........................................................A-1
 Section 1.2.          Effective Time of the Merger......................................A-1
 Section 1.3.          Closing...........................................................A-2
ARTICLE II.        THE SURVIVING CORPORATION.............................................A-2
 Section 2.1.          Certificate of Incorporation......................................A-2
 Section 2.2.          By-Laws...........................................................A-2
 Section 2.3.          Directors and Officers of Surviving Corporation...................A-2
ARTICLE III.       CONVERSION OF SHARES..................................................A-2
 Section 3.1.          Exchange Ratio....................................................A-2
 Section 3.2.          Exchange of Company Common Stock; Procedures......................A-3
 Section 3.3.          Dividends; Escheat................................................A-4
 Section 3.4.          No Fractional Securities..........................................A-4
 Section 3.5.          Closing of Company Transfer Books.................................A-5
 Section 3.6.          Further Assurances................................................A-5
ARTICLE IV.        REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................A-5
 Section 4.1.          Corporate Organization; Related Entities..........................A-5
 Section 4.2.          Capitalization....................................................A-6
 Section 4.3.          Authority Relative to this Agreement..............................A-7
 Section 4.4.          Consents and Approvals; No Violations.............................A-7
 Section 4.5.          Reports and Financial Statements..................................A-8
 Section 4.6.          Absence of Certain Changes or Events..............................A-8
 Section 4.7.          Litigation........................................................A-8
 Section 4.8.          Absence of Undisclosed Liabilities................................A-9
 Section 4.9.          No Default........................................................A-9
 Section 4.10.         Taxes.............................................................A-9
 Section 4.11.         Intellectual Property............................................A-12
 Section 4.12.         Stockholder Rights Plan..........................................A-13
 Section 4.13.         Information in Disclosure Documents and Registration Statement...A-13
 Section 4.14.         Employees........................................................A-13
 Section 4.15.         Employee Benefit Plans; ERISA....................................A-14
 Section 4.16.         Environmental Matters............................................A-15
 Section 4.17.         Vote Required....................................................A-16
 Section 4.18.         Opinion of Financial Advisor.....................................A-16
 Section 4.19.         Insurance........................................................A-16
 Section 4.20.         Affiliate Transactions...........................................A-17
 Section 4.21.         Brokers..........................................................A-17
 Section 4.22.         Year 2000........................................................A-17
ARTICLE V.         REPRESENTATIONS AND WARRANTIES OF PARENT.............................A-18
 Section 5.1.          Organization.....................................................A-18
 Section 5.2.          Capitalization...................................................A-18

                                       i


 A-Section 5.3.        Authority Relative to this Agreement.............................A-19
 Section 5.4.          Consents and Approvals; No Violations............................A-19
 Section 5.5.          Reports and Financial Statements.................................A-20
 Section 5.6.          Absence of Certain Changes or Events; Material Agreements........A-20
 Section 5.7.          Litigation.......................................................A-20
 Section 5.8.          Absence of Undisclosed Liabilities...............................A-21
 Section 5.9.          No Default.......................................................A-21
 Section 5.10.         Information in Disclosure Documents and Registration Statement...A-21
 Section 5.11.         Environmental Protection.........................................A-22
 Section 5.12.         Vote Required....................................................A-23
 Section 5.13.         Insurance........................................................A-23
 Section 5.14.         Year 2000........................................................A-23
 Section 5.15.         Affiliate Transactions...........................................A-24
ARTICLE VI.        CONDUCT OF BUSINESS PENDING THE MERGER...............................A-24
 Section 6.1.          Conduct of Business by the Company Pending the Merger............A-24
 Section 6.2.          Conduct of Business by Parent Pending the Merger.................A-25
 Section 6.3.          Conduct of Business of Sub.......................................A-26
ARTICLE VII.       ADDITIONAL AGREEMENTS................................................A-26
 Section 7.1.          Access and Information...........................................A-26
 Section 7.2.          Solicitation of Competing Transactions...........................A-26
 Section 7.3.          Registration Statement...........................................A-28
 Section 7.4.          Proxy Statement-Prospectus; Stockholder Approvals................A-28
 Section 7.5.          Compliance with the Securities Act...............................A-29
 Section 7.6.          Commercially Reasonable Efforts..................................A-29
 Section 7.7.          Voting Agreement.................................................A-30
 Section 7.8.          Company Stock Options............................................A-30
 Section 7.9.          Public Announcements.............................................A-30
 Section 7.10.         Directors' and Officers' Indemnification and Insurance...........A-31
 Section 7.11.         Election to Parent Board of Directors............................A-31
 Section 7.12.         Company Stock Option Agreement...................................A-31
 Section 7.13.         Expenses.........................................................A-31
 Section 7.14.         Listing Application..............................................A-32
 Section 7.15.         Supplemental Disclosure..........................................A-32
 Section 7.16.         Letters of Accountants...........................................A-32
 Section 7.17.         Conveyance Taxes.................................................A-32
 Section 7.18.         Non-solicitation of Employees....................................A-32
 Section 7.19.         Exchange Act Filings.............................................A-33
 Section 7.20.         Litigation Reserve...............................................A-33
ARTICLE VIII.      CONDITIONS TO CONSUMMATION OF THE MERGER.............................A-33
 Section 8.1.          Conditions to Each Party's Obligation to Effect the Merger.......A-33
 Section 8.2.          Conditions to Obligations of Parent and Sub to Effect the Merger.A-34
 Section 8.3.          Conditions to Obligation of the Company to Effect the Merger.....A-35
ARTICLE IX.        TERMINATION..........................................................A-36
 Section 9.1.          Termination......................................................A-36

                                       ii

 Section 9.2.          Effect of Termination............................................A-37
ARTICLE X.         GENERAL PROVISIONS...................................................A-37
 Section 10.1.         Amendment and Modification.......................................A-37
 Section 10.2.         Waiver...........................................................A-38
 Section 10.3.         Survivability; Investigations....................................A-38
 Section 10.4.         Notices..........................................................A-38
 Section 10.5.         Descriptive Headings; Interpretation.............................A-39
 Section 10.6.         Entire Agreement; Assignment.....................................A-39
 Section 10.7.         Governing Law....................................................A-39
 Section 10.8.         Severability.....................................................A-39
 Section 10.9.         Counterparts.....................................................A-40

EXHIBITS
--------

Exhibit A  Voting Agreement
Exhibit B  Affiliation Agreement
Exhibit C  Option Agreement

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of October 5, 1999 (this "Agreement"), by and among UICI, a Delaware corporation ("Parent"), UICI ACQUISITION CO., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and HEALTHPLAN SERVICES CORPORATION, a Delaware corporation (the "Company").

     WHEREAS, the Boards of Directors of Parent and Sub and the Company deem it advisable and in the best interests of their respective stockholders that Parent acquire the Company pursuant to the terms and conditions of this Agreement, and, in furtherance of such acquisition, such Boards of Directors (and Parent as the sole stockholder of Sub) have approved this Agreement and the merger of Sub with and into the Company in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the "DGCL"); and

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's willingness to enter into this Agreement, certain holders of shares of the Common Stock, par value $.01 per share (the "Company Common Stock"), of the Company, are entering into an agreement with Parent in the form attached hereto as Exhibit A (the "Voting Agreement") to vote certain shares of Company Common Stock according to the terms set forth in the Voting Agreement; and

     WHEREAS, for federal income tax purposes, it is intended that the merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I.
                                   THE MERGER

     SECTION 1.1. THE MERGER. In accordance with the provisions of this Agreement and the DGCL, at the Effective Time (as defined in Section 1.2), Sub shall be merged with and into the Company (the "Merger"), the separate existence of Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (sometimes hereinafter called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. The Merger shall have the effects set forth in Section 259(a) of the DGCL.

     SECTION 1.2. EFFECTIVE TIME OF THE MERGER. The Merger shall become effective at the time of filing of a properly executed Certificate of Merger in the form required by and executed in accordance with the provisions of Section 251 of the DGCL. The parties hereto shall cause such filing to be made as soon as practicable after the Closing (as defined in Section 1.3). When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Merger shall become effective.

     SECTION 1.3. CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at Fowler, White, Gillen, Boggs, Villareal and Banker P.A., Suite 1700, 501 East Kennedy Blvd, Tampa, Florida 33601, at 10:00 a.m., local time, on the day on which all of the conditions set forth in Article VIII are satisfied or waived or on such other date and at such other time and place as Parent and the Company shall agree; PROVIDED, HOWEVER, that the closing of the transactions contemplated hereby shall not occur between the period from December 10, 1999 through January 10, 2000 (such date, the "Closing Date").

                                  ARTICLE II.
                            THE SURVIVING CORPORATION

     SECTION 2.1. CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Sub in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law, except that, at the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended to provide that the name of the Surviving Corporation shall be "HealthPlan Services Corporation."

     SECTION 2.2. BY-LAWS. The By-Laws of Sub as in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until amended in accordance with applicable law.

     SECTION 2.3. DIRECTORS AND OFFICERS OF SURVIVING CORPORATION.

     (a) The directors of Sub at the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or By-Laws of the Surviving Corporation or as otherwise provided by law.

     (b) The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or By-Laws of the Surviving Corporation or as otherwise provided by law.

                                  ARTICLE III.
                              CONVERSION OF SHARES

     SECTION 3.1. EXCHANGE RATIO. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

     (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with
Section 3.1(b)), shall be converted into the right to receive a number of shares of Common Stock, par value $.01 per share (the "Parent Common Stock"), of Parent, equal to the Exchange Ratio (as hereinafter defined) and payable upon the surrender of the certificate formerly representing such share of Company Common Stock in accordance with Section 3.2 hereof. The "Exchange Ratio" shall be equal to the result (rounded to the nearest 1/10,000, with .0005 rounded up) obtained by dividing $9.50 by: (i) $28.00, if the Parent Average Price (as hereinafter defined) is less than $28.00 and greater than or equal to $23.00;
(ii) the Parent Average Price plus $5.00, if the

Parent Average Price is less than $23.00 and greater than or equal to $21.00;
(iii) the Parent Average Price, if the Parent Average Price is greater than or equal to $28.00 and less than or equal to $30.00; (iv) $30.00, if the Parent Average Price is greater than $30.00 and less than or equal to $33.00; and (v) the Parent Average Price less $3.00, if the Parent Average Price is greater than $33.00; PROVIDED, HOWEVER, that if the Parent Average Price is less than $21.00, the Exchange Ratio shall be .3654. "Parent Average Price" means the average (rounded to the nearest 1/10,000th) of the volume weighted averages (rounded to the nearest 1/10,000th) of the trading prices of the Parent Common Stock on the New York Stock Exchange (the "NYSE"), as reported by Bloomberg Financial Markets (or such other source Parent and the Company shall agree in writing), for the 20 consecutive trading days ending on the third trading day immediately preceding the Effective Time.

     (b) All shares of Company Common Stock that, in either case, are (i) held by the Company as treasury shares or (ii) owned by Parent or any wholly-owned Subsidiary of Parent, shall be canceled and retired and cease to exist, and no securities of Parent or other consideration shall be delivered in exchange therefor. As used in this Agreement, the term "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (x) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (y) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party and/or one or more of its Subsidiaries.

     (c) All shares of Common Stock, $.01 par value per share ("Sub Common Stock"), of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

     (d) Each outstanding option to purchase Company Common Stock (each, a "Company Stock Option") shall be assumed by Parent as more specifically provided in Section 7.8.

     SECTION 3.2. EXCHANGE OF COMPANY COMMON STOCK; PROCEDURES.

     (a) Prior to the Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as Exchange Agent hereunder (the "Exchange Agent"). As soon as practicable after the Effective Time, Parent shall deposit with or for the account of the Exchange Agent stock certificates representing the aggregate number of shares of Parent Common Stock issuable pursuant to Section 3.1 in exchange for outstanding shares of Company Common Stock, which shares of Parent Common Stock shall be deemed to have been issued at the Effective Time.

     (b) As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") that were converted pursuant to
Section 3.1 into the right to receive shares of

Parent Common Stock (i) a form of letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and (ii) instructions for use in surrendering such Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article III, (y) cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.4, after giving effect to any required tax withholdings, and the Certificate so surrendered shall forthwith be canceled and (z) any dividends or distributions to which such holder may be entitled pursuant to
Section 3.3. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer, and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a certificate representing shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock and any dividends or distributions, which may be payable pursuant to Section 3.3 hereof.

     SECTION 3.3. DIVIDENDS; ESCHEAT. No dividends or distributions that are declared on shares of Parent Common Stock will be paid to persons entitled to receive certificates representing shares of Parent Common Stock until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the certificates representing such shares of Parent Common Stock shall be issued, any dividends or distributions with respect to such shares of Parent Common Stock which have a record date on or after the Effective Time and shall have become payable between the Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends or distributions be entitled to receive interest thereon. Promptly following the date which is six months after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all cash, certificates and other documents in its possession relating to the transactions described in this Agreement, and any holders of Company Common Stock who have not theretofore complied with this Article III shall look thereafter only to the Surviving Corporation for the shares of Parent Common Stock, any dividends or distributions thereon, and any cash in lieu of fractional shares thereof to which they are entitled pursuant to this Article III. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Company Common Stock for any shares of Parent Common Stock, any dividends or distributions thereon or any cash in lieu of fractional shares thereof delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     SECTION 3.4. NO FRACTIONAL SECURITIES. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu of any such fractional securities, each holder of Company Common

Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of such holder's Certificates will be entitled to receive a cash payment (without interest) determined by multiplying (i) the fractional interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock then held of record by such holder) and (ii) the average of the per share closing prices for Parent Common Stock on the NYSE for the five trading days immediately preceding the Effective Time.

     SECTION 3.5. CLOSING OF COMPANY TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article III.

     SECTION 3.6. FURTHER ASSURANCES. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Sub and the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in such names and on such behalves or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

                                  ARTICLE IV.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Sub as follows:

     SECTION 4.1. CORPORATE ORGANIZATION; RELATED ENTITIES.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own or lease its properties and to carry on its business as it is presently being conducted. Schedule 4.1(a) lists, and the Company is duly qualified as a foreign corporation to do business and is in good standing in, every jurisdiction where the character of the Company's properties (owned or leased) or the nature of its activities makes such qualification necessary, except for failures, if any, to be so qualified which would not in the aggregate have a Company Material Adverse Effect (as hereinafter defined).

     (b) Schedule 4.1(b) lists all of the Subsidiaries of the Company which would be required to be set forth as an exhibit to the Company's Annual Report on Form 10-K pursuant to the rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (the "Company Subsidiaries"). Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation and has the corporate power and authority to own or lease its properties and to carry on its business as it is presently being conducted, except for failures, if any, to be so organized, validly existing or in good standing or to have such corporate power and authority which would not in the aggregate have a Company Material Adverse Effect.

     (c) The copies of the Certificate of Incorporation and By-Laws of the Company heretofore delivered to Parent are complete and correct copies of such instruments as presently in effect.

     (d) As used in this Agreement, any reference to any event, change, circumstance or effect having a "Company Material Adverse Effect" shall mean that such event, change, circumstance or effect is, individually or in the aggregate, materially adverse to the business, operations, properties, assets (including intangible assets), liabilities (including contingent liabilities), condition (financial or other) or results of operations of the Company and any of its Subsidiaries taken as a whole or to the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement, other than any event, change, circumstance or effect relating to or resulting from: (i) general changes in the industries in which the Company operates its business; (ii) changes in general economic conditions or securities markets in general; and (iii) the termination of any contract listed in Schedule 4.4 resulting from a termination right triggered by this Agreement, the transactions contemplated hereby or the announcement thereof.

     SECTION 4.2. CAPITALIZATION.

     (a) As of the date of this Agreement, the authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, 13,665,139 of which are issued and outstanding. As of the date of this Agreement, options to acquire 2,008,275 shares of Company Common Stock ("Company Stock Options") are outstanding under all of the Company Option Plans (as defined below) and 2,711,261 shares of Company Common Stock are reserved for issuance pursuant to the Company Option Plans. The "Company Option Plans" means the Amended and Restated HealthPlan Services Corporation 1996 Employee Stock Option Plan, the HealthPlan Services Corporation 1995 Incentive Equity Plan, the HealthPlan Services Corporation 1995 Consultants Stock Option Plan, the HealthPlan Services Corporation 1996 Employee Stock Purchase Plan, the HealthPlan Services Corporation 1995 Directors Stock Option Plan and the Amended and Restated HealthPlan Services Corporation Directors Equity Plan. All of the issued and outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable.

     (b) Except as disclosed in this Section 4.2 or on Schedule 4.2(b) or as contemplated by the Option Agreement (defined herein), (i) there is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement or arrangement of any kind to purchase or otherwise to receive from the Company any of the outstanding authorized but unissued or treasury shares of the capital stock or any other security of the Company, (ii) there is no outstanding security of any kind convertible into or exchangeable for such capital stock, and (iii) there is no voting trust or other agreement or understanding to which the Company is a party or is bound with respect to the voting of the capital stock of the Company.

     (c) Except as set forth on Schedule 4.2(c), none of the awards, grants or other agreements pursuant to which Company Stock Options were issued have provisions which accelerate the vesting or right to exercise such options upon the execution of this Agreement (including the documents attached as Exhibits hereto), the consummation of the transactions contemplated hereby (or thereby) or any other "change of control" or similar events.

     (d) Except as set forth on Schedule 4.2(d) and for qualifying shares required by certain foreign jurisdictions, all of the issued and outstanding capital stock of each of the Company Subsidiaries has been validly issued, is fully paid and nonassessable and is owned of record and beneficially, directly or indirectly, by the Company or another Subsidiary of the Company, free of any Liens, preemptive rights or other restrictions with respect thereto.

     SECTION 4.3. AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated on its part hereby have been duly authorized by the Company's Board of Directors and, except for the approval of its stockholders to be sought at the stockholders meeting contemplated by Section 7.4(a) with respect to this Agreement, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or for the Company to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

     SECTION 4.4. CONSENTS AND APPROVALS; NO VIOLATIONS. Neither the execution, delivery and performance of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will (i) conflict with or result in any breach of any provisions of the charter, By-laws or other organizational documents of the Company or the organizational documents of any of its Subsidiaries, (ii) require a filing with, or a permit, authorization, consent or approval of, any federal, state, local or foreign court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or administrative agency or commission (a "Governmental Entity"), except in connection with or in order to comply with the applicable provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), for the filing of a registration statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act") with respect to Parent Common Stock to be offered to the Company stockholders, the filing of the Proxy Statement-Prospectus under the Exchange Act, filings or approvals required under state securities or "blue sky" laws, the By-Laws of the National Association of Securities Dealers (the "NASD") and the filing and recordation of a Certificate of Merger as required by the DGCL, (iii) except as set forth on
Schedule 4.4 hereto, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any mortgage, pledge, security interest, encumbrance, lien, claim or charge of any kind or right of others of whatever nature ("Liens"), on any property or asset of the Company or any of its Subsidiaries pursuant to, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation (each, a "Contract") to which the Company or any of its Subsidiaries is a party or by which it or any of its properties or assets may be bound or (iv) violate any law, order, writ, injunction, decree, statute, rule or regulation of any Governmental Entity applicable to the Company or any of its Subsidiaries or any of their properties or assets, except, in the case of clauses (ii), (iii) and
(iv), where failures to make such filing or obtain such authorization, consent or approval would not have, or where such violations, breaches or defaults or Liens would not have, in the aggregate, a Company Material Adverse Effect.

     SECTION 4.5. REPORTS AND FINANCIAL STATEMENTS. Except as set forth on
Schedule 4.5, the Company has timely filed all reports required to be filed by the Company with the Securities and Exchange Commission (the "SEC") pursuant to the Exchange Act or the Securities Act since December 31, 1997 (collectively, the "Company SEC Reports"), and has previously made available to Parent true and complete copies of all such Company SEC Reports. Such Company SEC Reports, as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and none of such Company SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Reports have been prepared in accordance with United States generally accepted accounting principles ("GAAP") consistently applied throughout the periods indicated (except as otherwise noted therein or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of unaudited statements, to normal recurring year-end adjustments and any other adjustments described therein) the financial position of the Company as at the dates thereof and the results of operations and cash flows of the Company for the periods then ended. Since December 31, 1998, there has been no change in any of the significant accounting (including tax accounting) policies, practices or procedures of the Company.

     SECTION 4.6. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on
Schedule 4.6 or in the Company SEC Reports filed as of the date of this Agreement, since December 31, 1998, (i) neither the Company nor any of its Subsidiaries has conducted its business and operations other than in the ordinary course of business and consistent with past practices or taken any actions that, if it had been in effect, would have violated or been inconsistent with the provisions of Section 6.1 and (ii) there has not been any fact, event, circumstance or change affecting or relating to the Company or any of its Subsidiaries which has had or is reasonably likely to have a Company Material Adverse Effect. Except as set forth on Schedule 4.6 or as would not represent a Company Material Adverse Effect, the transactions contemplated by this Agreement will not constitute a change of control under or require the consent from or the giving of notice to a third party pursuant to the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party.

     SECTION 4.7. LITIGATION. Except as disclosed on Schedule 4.7 and except for litigation disclosed in the notes to the financial statements included in the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1998 or in the Company SEC Reports filed subsequent thereto, as of the date hereof, there is no suit, action, proceeding or investigation pending or, to the best knowledge of the Company, threatened against, the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries could be required to provide indemnification or to otherwise contribute to liabilities or damages relating thereto, the outcome of which could reasonably be expected to have a Company Material Adverse Effect; nor is there any judgment, decree, injunction, rule or order of any Governmental Entity outstanding against the Company or any of its Subsidiaries having, or which, insofar as can reasonably be foreseen, in the future may have a Company Material Adverse Effect. For purposes of this Agreement, wherever the term "Company knowledge" or "best knowledge of the Company" or any phrase of similar import is used it shall mean the actual knowledge of the directors and the executive officers of the Company, or knowledge which such persons could reasonably be expected to possess in view of their respective positions with the Company, and, except as provided above, shall not include imputed, constructive or implied knowledge of any such persons.

     SECTION 4.8. ABSENCE OF UNDISCLOSED LIABILITIES. Except for liabilities or obligations which are accrued or reserved against in the Company's financial statements (or reflected in the notes thereto) included in the Company SEC Reports or which were incurred after June 30, 1999 in the ordinary course of business and consistent with past practice, or except as set forth on Schedule 4.8, none of the Company or any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a balance sheet (or reflected in the notes thereto) and which could reasonably be expected to have a Company Material Adverse Effect.

     SECTION 4.9. NO DEFAULT. Except as set forth in Schedule 4.9, neither the Company nor any of its Subsidiaries is in breach or violation of, or in default under (and no event has occurred which with notice or lapse of time or both would constitute such a breach, violation or default), any term, condition or provision of (i) the Company's or the respective Subsidiary's Certificate or Articles of Incorporation or By-Laws, or (ii) (x) any order, writ, decree, statute, rule or regulation of any Governmental Entity applicable to the Company or any of its Subsidiaries or any of their properties or assets or (y) any Contract to which the Company or any of its Subsidiaries is a party or by which the Company, or any of its Subsidiaries or any of their properties or assets may be bound, except in the case of this clause (ii), which breaches, violations or defaults, individually or in the aggregate, would not have a Company Material Adverse Effect. The Company and each of its Subsidiaries have, and are in compliance with, all licenses, permits, variances, exemptions, orders, approvals and other authorizations of all Governmental Entities as are necessary in order to enable them to own their businesses and conduct their businesses as currently conducted and as currently proposed to be conducted and to enter into the transactions contemplated hereby, the lack of which, under applicable law, rule or regulation, (x) would render legally impermissible the transactions contemplated hereby or (y) could reasonably be expected to have a Company Material Adverse Effect.

     SECTION 4.10. TAXES.

     (a) The Company has heretofore delivered or will make available to Parent true, correct and complete copies of the federal, state, local and foreign income, franchise sales and other Tax Returns (as hereinafter defined) filed by the Company and each of its Subsidiaries for each of the Company's years ended 1996, 1997 and 1998, inclusive.

     (b) Except where the failure to be in compliance with any of the following representations would not have a Company Material Adverse Effect or as disclosed in Schedule 4.10(b):

         (i) All returns, declarations, reports, estimates, statements, schedules or other information or document with respect to Taxes (as hereinafter defined) (collectively, "Tax Returns") required to be filed by the Company and each of its Subsidiaries have been timely filed (giving effect to extensions granted with respect thereto), and all such Tax Returns are true, correct and complete. The Company and each of its Subsidiaries is not required to file any state Tax Returns other than in the states reflected on Schedule 4.10(b), identifying for the Company and for each Subsidiary each such state. No authority in a jurisdiction where any of the Company or its Subsidiaries does not file Tax Returns has claimed that the Company or any of its Subsidiaries is subject to tax in such jurisdiction.

         (ii) The Company and each of its Subsidiaries has timely paid all Taxes owed (whether or not shown on any Tax Return) or claimed to be due from it by any federal, state, local, foreign or other taxing authority.

         (iii) There are no liens for Taxes upon the assets of the Company or any of its Subsidiaries except Liens for Taxes not yet due and payable.

         (iv) No Tax Returns of the Company or any of its Subsidiaries have been examined by the Internal Revenue Service (the "Service") since 1995. No deficiency for any Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries which has not been resolved and paid in full. There are no outstanding waivers, extensions or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns that have been given by the Company or any of its Subsidiaries (including the time for filing of Tax Returns or paying Taxes).

         (v) Neither the Company nor any of its Subsidiaries has made any change in accounting methods, received a ruling from any taxing authority or signed an agreement with any taxing authority.

         (vi) The Company and each of its Subsidiaries has complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws) and has, within the time and the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable laws.

         (vii) Other than as set forth in Schedule 4.10(b)(vii), no audit or other proceeding by any federal, state, local or foreign court, governmental, regulatory, administrative or similar authority is presently pending with respect to any Taxes or Tax Return of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received a written notice of any pending audits or proceedings. Schedule 4.10(b)(vii) shall set forth the nature of any such audit or proceeding, the type of Tax Return, any deficiencies proposed, asserted or assessed and the amount thereof and the tax year in question.

         (viii) Neither the Company nor any its Subsidiaries is a party to, is bound by or has any obligation under, any Tax sharing, allocation or indemnity agreement or similar contract or arrangement.

         (ix) The Company and each of its Subsidiaries has been and continues to be an includible corporation which is a member of the affiliated group (within the meaning of Section 1504 of the Code) for which the Company files a consolidated return as the common parent.

         (x) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries.

         (xi) No power of attorney granted by the Company or any of its Subsidiaries with respect to any Taxes is currently in force.

         (xii) Neither the Company nor any of its Subsidiaries has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries.

         (xiii) The Company has identified for Parent all agreements, contracts and arrangements with the Company and each of its Subsidiaries, and has provided to Parent all such information as of the date hereof concerning the Company and each of its Subsidiaries and their employees as may be necessary to enable Parent to determine the amount, if any, of any "excess parachute payment" within the meaning of Section 28OG of the Code that could result solely from the transactions contemplated by this Agreement.

         (xiv) Neither the Company nor any of its Subsidiaries is or has been during the applicable period specified in Section
               897(c)(1)(A)(ii) of the Code a "United States real property holding company" (as defined in Section 897(c)(2) of the Code).

         (xv) Neither the Company nor any of its Subsidiaries has participated in, or cooperated with, an "international boycott" within the meaning of Section 999 of the Code.

         (xvi) The charges, accruals and reserves for Taxes reflected on the books of the Company and each of its Subsidiaries are adequate under GAAP to cover the Tax liabilities accruing or payable by the Company and each of its Subsidiaries in respect of periods prior to the date hereof.

         (xvii) Neither the Company nor any of its Subsidiaries is subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for U.S. federal income tax purposes.

         (xviii) Neither the Company nor any of its Subsidiaries is subject to liability for Taxes of any other person (other than with respect to the Company), including, without limitation, liability arising from the application of U.S. Treasury Regulation ss.1.1502-6 or any analogous provision of Tax law.

         (xix) The shares of Company Common Stock are of "a class of stock that is regularly traded on an established securities market" within the meaning of Section 1445(b)(6) of the Code.

     (c) For purposes of this Agreement, "Taxes" (including, with correlative meaning, the term "Tax") shall include all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, service, service use, ad valorem, transfer, franchise, profits, license, withholding, social security, payroll, employment, excise, estimated, severance, stamp, recording, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, whether computed on a separate consolidated, unitary, combined or other basis, together with any interest, fines, penalties, additions to tax or other additional amounts imposed thereon or with respect thereto imposed by any taxing authority (domestic or foreign).

     SECTION 4.11. INTELLECTUAL PROPERTY. Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries owns, or possesses valid license rights to use, all Intellectual Property (as hereinafter defined) used in the conduct of the business. Except as would not have a Company Material Adverse Effect, neither the execution, delivery and performance of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will adversely affect the right of the Company or any of its Subsidiaries, without obtaining the consent of any person, paying any money or taking any other action, to continue to use all Intellectual Property of the Company or any of its Subsidiaries as such Intellectual Property is currently used in the conduct of the business of the Company or such Subsidiary. Neither the Company nor any of its Subsidiaries has received any notice, nor, except as would not have a Company Material Adverse Effect, has any basis to believe, that any Intellectual Property owned or licensed by the Company or any of its Subsidiaries conflicts with, violates or infringes any asserted rights of any other person. To the Company's knowledge, there is no infringement of any proprietary right owned by or licensed by or to the Company or any of its Subsidiaries which could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As used in this Agreement, the phrase "Intellectual Property" means all intellectual property or other proprietary rights of every kind, including, without limitation, all domestic or foreign patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, works protected by copyright, computer software, apparatus, trade secrets, trademarks (registered and unregistered) and trademark applications and registrations, brand names, certification marks, service marks and service mark applications and registrations, trade names, trade dress, copyright registrations, design rights, customer lists, marketing and customer information, mask work rights, know-how, licenses, technical information (whether confidential or otherwise), and all documentation relating to the foregoing.

     SECTION 4.12. STOCKHOLDER RIGHTS PLAN. The Company has not proposed, adopted, approved or implemented any stockholder rights plan, or authorized the issuance of any similar dividend or the distribution of any securities to its stockholders, or entered into any agreement with respect to the foregoing (any such plan, authorization, dividend, distribution or agreement being referred to herein as a "Stockholder Rights Plan"), which could have the effect of restricting, prohibiting, impeding or otherwise affecting the consummation of the transactions contemplated by this Agreement or the Voting Agreement, in each case by the respective parties thereto.

     SECTION 4.13. INFORMATION IN DISCLOSURE DOCUMENTS AND REGISTRATION STATEMENT. None of the information to be supplied by the Company for inclusion in (i) the Registration Statement to be filed with the SEC by Parent on Form S-4 under the Securities Act for the purpose of registering the shares of Parent Common Stock to be issued in connection with the Merger (the "Registration Statement") or (ii) the joint proxy statement-prospectus to be distributed in connection with the Company's meetings of stockholders to vote upon this Agreement (the "Proxy Statement-Prospectus") will, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, or, in the case of the Proxy Statement-Prospectus or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement-Prospectus and any amendments or supplements thereto, and at the time of the meeting of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement-Prospectus will comply as to form in all material respects with the applicable provisions of the Exchange Act, and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or its representatives for inclusion in the Proxy Statement-Prospectus or with respect to information concerning Parent or any of its Subsidiaries incorporated by reference in the Proxy Statement-Prospectus.

     SECTION 4.14. EMPLOYEES. Except as set forth on SCHEDULE 4.14 or SCHEDULE 4.15, there are no employment or severance or termination agreements, policies, plans, commitments or other Contracts, whether written or oral, accruing to the benefit of any employee, director or independent contractor of the Company or any of its Subsidiaries. To the knowledge of the Company, no executive, key employee or group of employees has any plans to terminate his, her or their employment with the Company or any of its Subsidiaries, whether as a result of the Merger or otherwise, except as contemplated by this Agreement. Except as disclosed on Schedule 4.14, the Company has complied in all material respects with governmental requirements and laws relating in any way whatsoever to the employment of labor, except where the failure to do so would not have a Company Material Adverse Effect. Except as disclosed on Schedule 4.14 or 4.7, there are no actions, charges or complaints currently pending, or to the knowledge of the Company, threatened (and to the knowledge of the Company, there is no basis therefor), against the Company or any of its Subsidiaries, relating to alleged employment discrimination, failure to pay appropriate wages or overtime pay or other compensation, unfair labor practices, equal pay discrimination, affirmative action noncompliance, occupational safety and health, breach of employment contract, employee benefit matters, wrongful discharge or other employment-related matters which can reasonably be expected if adversely determined to have a Company Material Adverse Effect. Except as disclosed on
Schedule 4.14, all levies, assessments and penalties made against the Company pursuant to any applicable workers' compensation legislation in any jurisdiction in which the Company conducts business have been paid by the Company where the failure to so pay could have a Company Material Adverse Effect. Except for contracts shown on Schedule 4.14, neither the Company nor any of its Subsidiaries is a party to any Contracts with any labor union or employee association nor has the Company or any of its Subsidiaries made commitments to or conducted negotiations with any labor union or employee association with respect to any future contracts. The Company is not aware of any current attempts to organize or establish any labor union or employee association with respect to any employees of the Company or any of its Subsidiaries, and there is no existing or pending certification of any such union with regard to a bargaining unit.

     SECTION 4.15. EMPLOYEE BENEFIT PLANS; ERISA.

     (a) Schedule 4.15 hereto sets forth a true and complete list of each retirement, pension, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, retiree health, legal benefits, unemployment benefits, vacation, incentive or other compensation plan, agreement or arrangement or other employee benefit, whether written or unwritten, insured or uninsured, whether single employer, multiple employer or multiemployer plan, that is maintained or otherwise contributed to or required to be contributed to at any time during the three (3) calendar years preceding the date of this Agreement (the "Company Plans"), by the Company and each of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with the Company or any of its Subsidiaries would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has any formal plan or commitment to create any additional plan or modify any existing Company Plan.

     (b) Except as set forth on Schedule 4.15(b), each of the Company Plans that is subject to ERISA is in compliance with ERISA in all material respects; each of the Company Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, no event has occurred which may affect such qualification and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code; no Company Plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code; neither the Company nor an ERISA Affiliate has incurred, directly or indirectly, any material liability

(including any material contingent liability) to or on account of a Company Plan pursuant to Title IV of ERISA; no proceedings have been instituted to terminate any Company Plan that is subject to Title IV of ERISA; no "reportable event," as such term is defined in Section 4043(b) of ERISA, has occurred with respect to any Company Plan; and no condition exists that presents a material risk to the Company or an ERISA Affiliate of incurring a liability to or on account of a Company Plan pursuant to Title IV of ERISA. Except as set forth on Schedule 4.15(b), neither the Company nor any ERISA Affiliate has any unfunded liability for (i) post-retirement welfare benefits including retiree life and medical benefits; or (ii) pension benefits under a Company Plan subject to Title IV of ERISA.

     (c) Except as set forth on Schedule 4.15(c), the current value of the assets of each of the Company Plans that are subject to Title IV of ERISA, based upon the actuarial assumptions (to the extent reasonable) presently used by the Company Plans, exceeds the present value of the accrued benefits under each such Company Plan; no Company Plan is a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) and no Company Plan is a multiple employer plan as defined in Section 413 of the Code; and all contributions or other amounts payable by the Company as of the Effective Time with respect to each Company Plan in respect of current or prior plan years have been either paid or accrued on the balance sheet of the Company. There are no pending, threatened or anticipated investigations, suits/proceedings or claims (other than routine claims for benefits) by, on behalf of or against any of the Company Plans or any trusts related thereto or to the knowledge of the Company are there any facts that could rise to any liability in the event of such investigation, suit, proceeding or claim.

     (d) Except as set forth on Schedule 4.15(d), neither the Company nor any ERISA Affiliate, nor any Company Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any ERISA Affiliate, any Company Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Company Plan or any such trust could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to
Section 4975, 4976 or 4980B of the Code. Except as set forth on Schedule 4.15(d), no amounts payable under the Company Plans will, individually or in the aggregate, fail to be deductible for federal income tax purposes by virtue of
Section 28OG of the Code. Except as set forth on Schedule 4.15(d), no Company Plan provides death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any ERISA Affiliate beyond their retirement or other termination of service other than (i) coverage mandated by applicable law or (ii) death benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee, director or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided or disclosed in the Schedules to this Agreement or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

     SECTION 4.16. ENVIRONMENTAL MATTERS. Except as could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or as disclosed on Schedule 4.16:

     (a) There are not any past or present conditions or circumstances that could reasonably be expected to interfere with or prevent the conduct of the business of the Company or any of its Subsidiaries in compliance with: (i) any order of any court or arbitration board or tribunal or Governmental Entity, or any law, ordinance, governmental rule or regulation related to human health or the environment ("Environmental Law"); or (ii) the terms or conditions of any permits, approvals, licenses or consents required to be issued by any Governmental Entity pursuant to any applicable Environmental Law.

     (b) There are not any past or present conditions or circumstances at, arising out of, or related to, any current or former businesses, assets or properties of the Company or any of its Subsidiaries, including but not limited to on-site or off-site storage, treatment, disposal or the release or threatened release of any chemical substance, product or waste, which could, individually or in the aggregate, reasonably be expected to give rise to: (i) liabilities or obligations for any cleanup, remediation, disposal or corrective action or any long-term monitoring requirements under any Environmental Law or (ii) claims arising for personal injury, property damage, or damage to natural resources.

     (c) Neither the Company nor any of its Subsidiaries has (i) received any notice of noncompliance with, violation of, or liability or potential liability, or request for information under any Environmental Law or (ii) entered into any consent decree, settlement or order or is subject to any order of any court or Governmental Entity or tribunal under any Environmental Law or relating to the cleanup of any hazardous or toxic materials, wastes, substances or any pollutants or contamination.

     (d) There are no persons or entities whose liability, for any environmental matters or under any applicable Environmental Law, the Company or any of its Subsidiaries has retained or assumed contractually.

     (e) Neither the Company nor any of its Subsidiaries has handled or directed the management of or participated in any decisions with respect to or exercised any influence or control over the use, generation, storage, treatment or disposal of any hazardous or toxic materials, wastes or substances at or related to any of their business, assets or properties.

     SECTION 4.17. VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger. The Board of Directors of the Company (at a meeting duly called and held) has unanimously (i) approved this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the holders of Company Common Stock and (iii) determined to recommend this Agreement, the Merger and the other transactions contemplated hereby to such holders for approval and adoption, subject to their rights to withdraw such recommendation as granted in Section 7.2.

     SECTION 4.18. OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Bear Stearns & Co. Inc. ("Bear Stearns"), dated October 5, 1999, substantially to the effect that the Exchange Ratio provided for in the Merger Agreement is fair from a financial point of view to the holders of the Company Common Stock. A copy of this opinion will be delivered to Parent on or promptly after the date of this Agreement.

     SECTION 4.19. INSURANCE. The Company and each of its Subsidiaries is, and has been continuously since January 1, 1995, insured in such amounts and against such risks and losses as are customary for companies conducting the respective businesses conducted by the Company and its Subsidiaries during such time period. Neither the Company nor any of its Subsidiaries, has received any written notice of cancellation or termination with respect to any material insurance policy. To the knowledge of the Company, all material insurance policies of the Company and its Subsidiaries are valid and enforceable policies in all material respects.

     SECTION 4.20. AFFILIATE TRANSACTIONS. Except as disclosed in the Company SEC Reports or as otherwise disclosed in the Schedules to this Agreement, there are no material Contracts or other transactions between the Company, on the one hand, and any (i) officer or director of the Company, (ii) record or beneficial owner of five percent or more of the voting securities of the Company or (iii) affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand.

     SECTION 4.21. BROKERS. Except for Bear Stearns, no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     SECTION 4.22. YEAR 2000. The Company and each of its Subsidiaries has implemented a program (the "Year 2000 Program") to: (i) inventory, assess, remediate, replace or upgrade, and test for "Year 2000 Functionality" (as hereinafter defined) all computer hardware, software, systems, networks, interfaces (including interfaces with third parties), devices and building infrastructure elements that may contain software, firmware or embedded devices that could be date sensitive (collectively, "Date-sensitive Devices") that are used by the Company or any of its Subsidiaries and are material to the conduct of the business of the Company or such Subsidiary (collectively, "Remediation Efforts"), (ii) evaluate the efforts of all third parties providing goods or services material to the conduct of the business of the Company or any of its Subsidiaries (including, without limitation, third party service providers and providers of public infrastructure services) to assure Year 2000 Functionality within their organizations and to assure the continued availability of the goods or services they provide that are material to the business of the Company or any of its Subsidiaries prior to, during and after the year-end change from 1999 to 2000 (collectively "Supply Chain Evaluation"), and (iii) develop contingency plans to avert and, if necessary, promptly recover from, any failure of the Company, any of its Subsidiaries or any third party material to their respective businesses to be able to continue to conduct business as usual prior to, during and after the year-end change from 1999 to 2000 as a result of loss of Year 2000 Functionality by such entity or other entities in their respective supply chains (collectively, "Contingency Plans"). The Company and each of its Subsidiaries has completed its Remediation Efforts and Supply Chain Evaluation, and as of the date hereof the Company is not aware of any condition or circumstance that will impede the ability of the Company or any Subsidiary to conduct business as usual prior to, during and after the year-end change from 1999 to 2000. The Company and each of its Subsidiaries has substantially completed its Contingency Plans. As used in this Agreement, the phrase "Year 2000 Functionality" means that, except as would not cause a Company Material Adverse Effect, all date-sensitive devices material to the conduct of the entity's business will provide uninterrupted functionality to record, store, process and present calendar dates on or after January 1, 2000 (including without limitation properly treating 2000 as a leap year) in substantially the same manner and with the same functionality as such date-sensitive devices have heretofore recorded, stored, processed and presented calendar dates falling on or before December 31, 1999. The Company reasonably believes as of the date hereof that the remaining costs of fully implementing its Year 2000 Program will not exceed the amounts reflected in its Report on Form 10-Q for the quarter ended June 30, 1999.

                                   ARTICLE V.
                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent represents and warrants to the Company as follows:

     SECTION 5.1. ORGANIZATION.

     (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to carry on its business as it is now being, conducted or presently proposed to be conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified will not have a Parent Material Adverse Effect (as hereinafter defined). Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub has not engaged in any business (other than in connection with this Agreement and the transactions contemplated hereby) since the date of its incorporation.

     (b) Schedule 5.1(b) lists all of the Subsidiaries of Parent which would be required to be set forth as an exhibit to Parent's Annual Report on Form 10-K pursuant to the rules and regulations under the Exchange Act (the "Parent Subsidiaries"). Each Subsidiary of Parent is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation and has the corporate power and authority to own or lease its properties and to carry on its business as it is presently being conducted, except for failures, if any, to be so organized, validly existing or in good standing or to have such corporate power and authority which would not in the aggregate have a Parent Material Adverse Effect.

     (c) The copies of the Certificate of Incorporation and By-Laws of Parent and Sub heretofore delivered to the Company are complete and correct copies of such instruments as presently in effect.

     (d) As used in this Agreement, any reference to any event, change or effect having a "Parent Material Adverse Effect" shall mean that such event, change or effect is, individually or in the aggregate, materially adverse to the business, operations, properties, assets (including intangible assets), liabilities (including contingent liabilities), condition (financial or other) or results of operations of the Parent and its Subsidiaries taken as a whole or to the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement, other than any change, effect or circumstance relating to or resulting from: (i) general changes in the industries in which Parent operates its business; and (ii) changes in general economic conditions or securities markets in general.

     SECTION 5.2. CAPITALIZATION.

     (a) As of the date of this Agreement, the authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock, of which, at October 1, 1999, 46,390,202 shares were issued and outstanding, and 10,000,000 shares of Parent Preferred Stock, of which, at October 1, 1999, none were outstanding. As of the date of this Agreement, options to acquire 5,007,571 shares of Parent Common Stock (the "Parent Stock Options") are outstanding under all stock option plans of Parent. All of the shares of Parent Common Stock issuable in exchange for shares of Company Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable.

     (b) The authorized capital stock of Sub consists of one thousand shares of Sub Common Stock, one hundred of which shares, as of the date hereof are issued and outstanding, owned by Parent and are validly issued, fully paid and nonassessable.

     (c) Except as disclosed in this Section 5.2 or in the Parent SEC Reports (as hereinafter defined), (i) there is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement or arrangement of any kind to purchase or otherwise to receive from Parent or Sub any of the outstanding authorized but unissued or treasury shares of the capital stock or any other security of Parent or Sub, (ii) there is no outstanding security of any kind convertible into or exchangeable for such capital stock, and (iii) there is no voting trust or other agreement or understanding to which Parent or Sub is a party or is bound with respect to the voting of the capital stock of Parent or Sub.

     (d) Except for qualifying shares required by certain foreign jurisdictions, all of the issued and outstanding capital stock of each of the Parent Subsidiaries has been validly issued, is fully paid and nonassessable and, except as disclosed on Schedule 5.2(d), is owned of record and beneficially, directly or indirectly, by Parent or another Subsidiary of Parent, free of any Liens, preemptive rights or other restrictions with respect thereto.

     SECTION 5.3. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Sub and the consummation by Parent and Sub of the transactions contemplated on their part hereby have been duly authorized by their respective Boards of Directors, and by Parent as the sole stockholder of Sub, and, no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or for Parent and Sub to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Sub and constitutes a valid and binding agreement of each of Parent and Sub, enforceable against Parent and Sub in accordance with its terms except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

     SECTION 5.4. CONSENTS AND APPROVALS; NO VIOLATIONS. Except as set forth on
Schedule 5.4, neither the execution, delivery and performance of this Agreement by Parent or Sub, nor the consummation by Parent or Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provisions of (x) the Certificate of Incorporation or By-Laws of Parent or of Sub or (y) the organizational documents of the Parent Subsidiaries, (ii) require a filing with, or a permit, authorization, consent or approval of, any Governmental Entity except in connection with or in order to comply with the applicable provisions of the HSR Act, the filing of the Proxy Statement-Prospectus under the Exchange Act, filings or approvals required under state or foreign laws relating to takeovers, if applicable, state securities or "blue sky" laws, the By-Laws of the NASD, and the filing and recordation of a Certificate of Merger as required by the DGCL, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of a Lien on any property or asset of Parent or any of its Subsidiaries pursuant to, any of the terms, conditions or provisions of any material Contract to which Parent or Sub or any other Subsidiary of Parent is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any law, order, writ, injunction, decree, statute, rule or regulation of any Governmental Entity applicable to Parent, Sub or any other Subsidiary of Parent or any of their properties or assets, except, in the case of clauses (ii), (iii) and (iv), where the failure to make such filing or obtain such authorization, consent or approval would not have, or where such violations, breaches or defaults or Liens would not have, in any such case, a Parent Material Adverse Effect.

     SECTION 5.5. REPORTS AND FINANCIAL STATEMENTS. Parent has timely filed all reports required to be filed by Parent with the SEC pursuant to the Exchange Act or the Securities Act since December 31, 1997 (collectively, the "Parent SEC Reports"), and has previously made available to the Company true and complete copies of all such Parent SEC Reports. Such Parent SEC Reports, as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and none of such SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Reports have been prepared in accordance with GAAP consistently applied throughout the periods indicated (except as otherwise noted therein or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of unaudited statements, to normal, recurring year-end adjustments and any other adjustments described therein) the consolidated financial position of Parent and its consolidated Subsidiaries as at the dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods then ended. Since December 31, 1998, there has been no change in any of the significant accounting (including tax accounting) policies, practices or procedures of the Parent or any of its consolidated Subsidiaries.

     SECTION 5.6. ABSENCE OF CERTAIN CHANGES OR EVENTS; MATERIAL AGREEMENTS. Except as set forth on Schedule 5.6 or in the Parent SEC Reports filed as of the date of this Agreement, since December 31, 1998, (i) neither Parent nor any of its Subsidiaries has conducted its business and operations other than in the ordinary course of business and consistent with past practices or taken any action that, if it had been in effect, would have violated or been inconsistent with the provisions of Section 6.2; and (ii) there has not been any fact, event, circumstance or change affecting or relating to Parent or any of its Subsidiaries which has had or is reasonably likely to have a Parent Material Adverse Effect. Except as described in Section 5.4, the transactions contemplated by this Agreement will not require a consent from or the giving of notice to a third party pursuant to the terms, conditions or provisions of any contract to which the Parent or any of its Subsidiaries is a party.

     SECTION 5.7. LITIGATION. Except as disclosed on Schedule 5.7 and except for litigation disclosed in the notes to the financial statements included in the Parent's Annual Report to Stockholders for the fiscal year ended December 31, 1998 or in the Parent SEC Reports filed subsequent thereto, as of the date hereof, there is no suit, action, proceeding or investigation pending or, to the best knowledge of the Parent, threatened against, the Parent or any of its Subsidiaries or with respect to which the Parent or any of its Subsidiaries could be required to provide indemnification or to otherwise contribute to liabilities or damages relating thereto, the outcome of which could reasonably be expected to have a Parent Material Adverse Effect; nor is there any judgment, decree, injunction, rule or order of any Governmental Entity outstanding against the Parent or any of its Subsidiaries having, or which, insofar as can reasonably be foreseen, in the future may have a Parent Material Adverse Effect. For purposes of this Agreement, wherever the term "Parent knowledge" or "best knowledge of the Parent" or any phrase of similar import is used it shall mean the actual knowledge of the directors and the executive officers of Parent, or knowledge which such persons could reasonably be expected to possess in view of their respective positions with the Company, and, except as provided above, shall not include imputed, constructive or implied knowledge of any such persons

     SECTION 5.8. ABSENCE OF UNDISCLOSED LIABILITIES. Except for liabilities or obligations which are accrued or reserved against in Parent's financial statements (or reflected in the notes thereto) included in the Parent SEC Reports filed as of the date of this Agreement or which were incurred after June 30, 1999 in the ordinary course of business and consistent with past practices, none of Parent or any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated balance sheet (or reflected in the notes thereto) and which could reasonably be expected to have a Parent Material Adverse Effect.

     SECTION 5.9. NO DEFAULT. Neither Parent nor any of its Subsidiaries is in breach or violation, or in default under (and no event has occurred which with notice or the lapse of time or both would constitute such a breach, default or violation of) any term, condition or provision of (i) the Parent's or the respective Subsidiary's Certificate of Incorporation or By-Laws, or (ii) (x) any order, writ, decree, statute, rule or regulation of any Governmental Entity applicable to Parent or any of its Subsidiaries or any of their properties or assets or (y) any Contract to which the Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their properties or assets may be bound except in the case of this clause (ii), which breaches, violations or defaults, individually or in the aggregate, would not have a Parent Material Adverse Effect. The Parent and each of its Subsidiaries have, and are in compliance with, all licenses, permits, variances, exemptions, orders, approvals and other authorizations of all Governmental Entities as are necessary in order to enable them to own their businesses and conduct their businesses as currently conducted and as currently proposed to be conducted and to enter into the transactions contemplated hereby, the lack of which, under applicable law, rule or regulation, (x) would render legally impermissible the transactions contemplated hereby or (y) could reasonably be expected to have a Parent Material Adverse Effect.

     SECTION 5.10. INFORMATION IN DISCLOSURE DOCUMENTS AND REGISTRATION STATEMENT. None of the information to be supplied by Parent or Sub for inclusion in (i) the Registration Statement or (ii) the Proxy Statement-Prospectus will in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, or, in the case of the Proxy Statement-Prospectus or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement-Prospectus and any amendments or supplements thereto, and at the time of the meeting of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Proxy Statement-Prospectus will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, except that no representation is made by Parent with respect to statements made therein based on information supplied by the Company or its representatives for inclusion in the Registration Statement or the Proxy Statement-Prospectus or with respect to information concerning the Company incorporated by reference in the Registration Statement or the Proxy Statement-Prospectus.

     SECTION 5.11. ENVIRONMENTAL PROTECTION. Except as could not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse
Effect:

     (a) There are not any past or present conditions or circumstances that could reasonably be expected to interfere with or prevent the conduct of the business of Parent or any of its Subsidiaries in compliance with: (i) any order of any court or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation related to human health or the environment ("Environmental Law"); or (ii) the terms or conditions of any permits, approvals, licenses or consents required to be issued by any Governmental Entity pursuant to any applicable Environmental Law.

     (b) There are not any past or present conditions or circumstances at, arising out of, or related to, any current or former business, assets or properties of Parent or any of its Subsidiaries, including but not limited to on-site or off-site storage, treatment, disposal or the release or threatened release of any chemical substance, product or waste, which could, individually or in the aggregate, reasonably be expected to give rise to: (i) liabilities or obligations for any cleanup, remediation, disposal or corrective action or any long-term monitoring requirements under any Environmental Law or (ii) claims arising for personal injury, property damage, or damage to natural resources.

     (c) Neither Parent nor any of its Subsidiaries has (i) received any notice of noncompliance with, violation of, or liability or potential liability under any Environmental Law or (ii) entered into any consent decree, settlement or order or is subject to any order of any court or Governmental Entity or tribunal under any Environmental Law or relating to the cleanup of any hazardous or toxic materials, wastes, substances or any pollutants or contamination.

     (d) There are no persons or entities whose liability, for any environmental matters or under any applicable Environmental Law, Parent or any of its Subsidiaries has retained or assumed contractually.

     (e) Neither Parent nor any of its Subsidiaries has handled or directed the management of or participated in any decisions with respect to or exercised any influence or control over the use, generation, storage, treatment or disposal of any hazardous or toxic materials, wastes or substances at or related to any of their business, assets or properties.

     SECTION 5.12. VOTE REQUIRED. The affirmative vote of Parent, as the sole stockholder of all outstanding shares of Sub Common Stock, is the only vote of the holders of any class or series of Sub capital stock necessary to approve the Merger. The Board of Directors of Parent (at a meeting duly called and held) has unanimously (i) approved this Agreement, (ii) determined that the transactions contemplated hereby are fair to and in the best interests of Parent and the holders of Parent Common Stock, and (iii) determined to cause Parent, as the sole stockholder of Sub, to approve and adopt this Agreement. The Board of Directors of Sub (by unanimous written consent) has approved this Agreement.

     SECTION 5.13. INSURANCE. Parent and each of its Subsidiaries is, and has been continuously since January 1, 1995, insured in such amounts and against such risks and losses as are customary for companies conducting the respective businesses conducted by Parent and its Subsidiaries during such time period. Neither Parent nor any of its Subsidiaries has received any written notice of cancellation or termination with respect to any material insurance policy. To the knowledge of the Parent, all material insurance policies of Parent and its Subsidiaries are valid and enforceable policies in all material respects.

     SECTION 5.14. YEAR 2000. Parent and each of its Subsidiaries has implemented a program (the "Year 2000 Program") to: (i) inventory, assess, remediate, replace or upgrade, and test for "Year 2000 Functionality" (as hereinafter defined) all computer hardware, software, systems, networks, interfaces (including interfaces with third parties), devices and building infrastructure elements that may contain software, firmware or embedded devices that could be date sensitive (collectively, "Date-sensitive Devices") that are used by Parent or any of its Subsidiaries and are material to the conduct of the business of Parent or such Subsidiary (collectively, "Remediation Efforts"),
(ii) evaluate the efforts of all third parties providing goods or services material to the conduct of the business of Parent or any of its Subsidiaries (including, without limitation, third party service providers and providers of public infrastructure services) to assure Year 2000 Functionality within their organizations and to assure the continued availability of the goods or services they provide that are material to the business of Parent or any of its Subsidiaries prior to, during and after the year-end change from 1999 to 2000 (collectively "Supply Chain Evaluation"), and (iii) develop contingency plans to avert and, if necessary, promptly recover from, any failure of Parent, any of its Subsidiaries or any third party material to their respective businesses to be able to continue to conduct business as usual prior to, during and after the year-end change from 1999 to 2000 as a result of loss of Year 2000 Functionality by such entity or other entities in their respective supply chains (collectively, "Contingency Plans"). Parent and each of its Subsidiaries has completed its Remediation Efforts and Supply Chain Evaluation, and as of the date hereof Parent is not aware of any condition or circumstance that will impede the ability of Parent or any Subsidiary to conduct business as usual prior to, during and after the year-end change from 1999 to 2000. Parent and each of its Subsidiaries has substantially completed its Contingency Plans. As used in this Agreement, the phrase "Year 2000 Functionality" means that, except as would not cause a Parent Material Adverse Effect, all date-sensitive devices material to the conduct of the entity's business will provide uninterrupted functionality to record, store, process and present calendar dates on or after January 1, 2000 (including without limitation properly treating 2000 as a leap year) in substantially the same manner and with the same functionality as such date-sensitive devices have heretofore recorded, stored, processed and presented calendar dates falling on or before December 31, 1999. Parent reasonably believes as of the date hereof that the remaining costs of fully implementing its Year 2000 Program will not exceed the amounts reflected in its Report on Form 10-Q for the quarter ended June 30, 1999.

     SECTION 5.15. AFFILIATE TRANSACTIONS. Except as disclosed in the Parent SEC Reports, there are no material Contracts or other transactions between the Parent, on the one hand, and any (i) officer or director of the Parent, (ii) record or beneficial owner of five percent or more of the voting securities of the Parent or (iii) affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand.

                                  ARTICLE VI.
                     CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 6.1. CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. Prior to the Effective Time, unless Parent shall otherwise agree in writing, or as set forth on Schedule 6.1 or as otherwise expressly contemplated by this Agreement:

     (a) the Company shall, and shall cause its Subsidiaries to, conduct their respective businesses only in the ordinary and usual course consistent with past practice, and use their reasonable efforts to preserve intact their present business organization, keep available the services of their present officers and key employees, and preserve the goodwill of those having business relationships with them; the Company shall not, and shall not permit any Subsidiary to, hire any person to any position as an employee or as a consultant to the Company or a Subsidiary of the Company where the total annual compensation payable to such person, whether in cash or otherwise, would exceed $100,000;

     (b) the Company shall not, and shall not permit any Subsidiary to, (i) amend their respective charters, By-laws or other organizational documents, (ii) split, combine or reclassify any shares of their outstanding capital stock,
(iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property, or (iv) directly or indirectly redeem or otherwise acquire any shares of their capital stock;

     (c) the Company shall not, and shall not permit any Subsidiary to, (i) authorize for issuance, issue or sell or agree to issue or sell any shares of, or rights or securities of any kind to acquire, rights or securities convertible into any shares of, their respective capital stock (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), except for the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement,
(ii) merge or
consolidate with another entity, (iii) acquire or purchase an equity interest in or a substantial portion of the assets of another corporation, partnership or other business organization or otherwise acquire any material assets outside the ordinary and usual course of business and consistent with past practice or otherwise enter into any material contract, commitment or transaction outside the ordinary and usual course of business consistent with past practice, (iv) except as noted on Schedule 6.1(c)(iv), sell, lease, license, waive, release, transfer, encumber or otherwise dispose of any of its material assets outside the ordinary and usual course of business and consistent with past practice, including any shares the Company holds of HealthAxis.com, Inc., (v) incur, assume or prepay any material indebtedness or any other material liabilities other than in the ordinary course of business and consistent with past practice,
(vi) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of a material nature any other person other than in the ordinary course of business and consistent with past practice, (vii) make any loans, advances or capital contributions to, or investments in, any other person, (viii) authorize or make capital expenditures in excess of the amounts currently budgeted therefor, (ix) permit any insurance policy naming the Company as a beneficiary or a loss payee to be cancelled or terminated other than in the ordinary course of business, or
(x) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

     (d) the Company shall not, and shall not permit any Subsidiary to, (i) adopt, enter into, terminate or amend (except as may be required by applicable law) any Company Plan or other arrangement for the current or future benefit or welfare of any director, officer or current or former employee, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases in base compensation in the ordinary course of business consistent with past practice), or (iii) take any action to fund or in any other way secure, or to accelerate or otherwise remove restrictions with respect to, the payment of compensation or benefits under any employee plan, agreement, contract, arrangement or other Company Plan (including the Company Stock Options);

     (e) the Company shall not, and shall not permit any Subsidiary to, take any action with respect to, or make any material change in, their respective accounting policies or procedures;

     (f) the Company shall not knowingly take any action which would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code;

     (g) the Company shall not, and shall not permit any Subsidiary to, make any Tax election or settle or compromise any income Tax liability or file any income tax return prior to the last day (including extensions) prescribed by law, in the case of any of the foregoing, material to the business, financial condition or results of operations of the Company;

     (h) the Company shall not, and shall not permit any Subsidiary to, propose, adopt, approve or implement any Stockholder Rights Plan which could have the effect of restricting, prohibiting, impeding or otherwise affecting the consummation of the transactions contemplated by this Agreement or the Voting Agreement, in each case by the respective parties thereto.

     SECTION 6.2. CONDUCT OF BUSINESS BY PARENT PENDING THE MERGER. Except as set forth on Schedule 6.2, prior to the Effective Time, unless the Company shall otherwise agree in writing, or as otherwise expressly contemplated by this Agreement.

     (a) the business of Parent and its Subsidiaries shall be conducted only in the ordinary and usual course consistent with past practice, and Parent shall use its reasonable efforts to preserve intact the present business organization, to keep available the services of its present officers and key employees, and preserve the goodwill of those having business relationships with it;

     (b) Parent shall not declare, set aside or pay any dividend or other distribution payable in cash, stock or property;

     (c) Parent shall not split, combine or reclassify the outstanding Parent Common Stock;

     (d) neither Parent nor Sub shall take any action with respect to, or make any material change in, its accounting policies or procedures;

     (e) neither Parent nor Sub shall knowingly take any action which would jeopardize qualification of the Merger as a reorganization within the meaning of
Section 368(a) of the Code.

     SECTION 6.3. CONDUCT OF BUSINESS OF SUB. During the period from the date of this Agreement to the Effective Time, Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

                                  ARTICLE VII.
                             ADDITIONAL AGREEMENTS

     SECTION 7.1. ACCESS AND INFORMATION. Each of the Company and Parent shall (and shall cause their respective Subsidiaries and their Subsidiaries' respective officers, directors, employees, auditors and agents to) afford to the other and to the other's officers, employees, financial advisors, legal counsel, accountants, consultants and other representatives reasonable access during normal business hours throughout the period prior to the Effective Time to all of its books and records (other than privileged documents and subject to any confidentiality provisions applicable to communications between any party and its counsel) and its properties, plants and personnel and, during such period, each shall furnish promptly to the other a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal securities laws, provided that no investigation pursuant to this Section 7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Unless otherwise required by law, each party agrees that it (and its Subsidiaries and its and their respective representatives) shall hold in confidence all nonpublic information so acquired in accordance with the terms of the confidentiality agreement, dated August 11, 1999 between Parent and the Company (the "Confidentiality Agreement").

     SECTION 7.2. SOLICITATION OF COMPETING TRANSACTIONS.

     (a) The Company shall not, directly or indirectly, through any officer, director, agent or otherwise, initiate, solicit or knowingly encourage (including by way of furnishing non-public information), or take any other action knowingly to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Alternative Acquisition (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Alternative Acquisition, or agree to or endorse any Alternative Acquisition, or authorize any of the officers, directors or employees of the Company or any investment banker, financial advisor, attorney, accountant or other agent or representative of the Company to take any such action, and the Company shall notify Parent as promptly as practicable of all of the relevant material details relating to all inquiries and proposals which the Company or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other agent or representative may receive relating to any of such matters; provided, however, that prior to the approval of this Agreement by the stockholders of the Company, nothing contained in this
Section 7.2 shall prohibit the Board of Directors of the Company from (i) furnishing information to, or entering into and engaging in discussions or negotiations with, any person that makes a bona fide unsolicited written proposal that the Board of Directors of the Company determines in good faith, after consultation with the Company's financial advisors and independent legal counsel, can be reasonably expected to result in a Superior Proposal; provided, that prior to furnishing such information to, or entering into discussions or negotiations with, such person, the Company, (1) provides notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person and provides in any such notice to Parent in reasonable detail the identity of the person making such proposal and the material terms and conditions of such proposal, (2) provides Parent with all information regarding the Company provided or to be provided to such person which Parent has not previously been provided, and provided further that the Company shall keep Parent informed, on a prompt basis, of the status and material terms of any such proposal and the status of any such discussions and negotiations, and (3) receives from such person or entity an executed confidentiality agreement containing customary terms (which need not contain "standstill" or similar provisions); (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer or making any disclosure required under applicable law; or (iii) failing to make or withdrawing or modifying its recommendation referred to in Sections 4.17 and 7.4 following the making of a Superior Proposal if, solely in the case of this clause (iii), the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties under applicable law.

     (b) For purposes of this Agreement, "Alternative Acquisition" shall mean any of the following involving the Company: (i) any merger, consolidation, share exchange, business combination, issuance or purchase of securities or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the assets of the Company in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for the Company securities or the filing of a registration statement under the Securities Act in connection with any such exchange offer; in the case of clauses (i), (ii) or (iii) above, which transaction would result in a third party (or its stockholders) acquiring more than 35% of the voting power of the shares of the Common Stock of the Company then outstanding or more than 35% of the assets of the Company and its Subsidiaries, taken as a whole; or (iv) any public announcement of an agreement, proposal, plan or intention to do any of the foregoing, either during the effectiveness of this Agreement or at any time thereafter, other than in each of (i), (ii), (iii) and
(iv) the transactions contemplated by this Agreement.

     (c) For purposes of this Agreement, a "Superior Proposal" means any proposal made by a third party which would result in such party (or in the case of a parent-to-parent merger, its stockholders) acquiring, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, share exchange, business combination, share purchase, asset purchase, recapitalization, liquidation, dissolution, joint venture or similar transaction, more than 50% of the voting power of the shares of the Common Stock of the Company then outstanding or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, for consideration which the Board of Directors of the Company determines in its good faith judgment to be financially more favorable to the Company stockholders than the Merger and with respect to which the Board of Directors of the Company determines, in its good faith judgment, that financing, to the extent required, is then committed or is reasonably available.

     (d) If the Company receives any unsolicited offer or proposal to enter into discussions or negotiations relating to an Alternative Acquisition, the Company shall notify Parent thereof within twenty-four hours of the Company's receipt thereof, including information as to the identity of the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be.

     The Company shall be entitled to provide copies of this Section 7.2 to third parties who on an entirely unsolicited basis after the date hereof, contact the Company concerning an Alternative Acquisition, provided that Parent shall concurrently be notified of such contact and the delivery of such copy.

     SECTION 7.3. REGISTRATION STATEMENT. As promptly as practicable, Parent and the Company shall in consultation with each other prepare and file with the SEC the Proxy Statement-Prospectus and Parent, in consultation with the Company, shall prepare and file with the SEC the Registration Statement. Each of Parent and the Company shall use its reasonable best efforts to have the Registration Statement declared effective as soon as practicable. Parent shall also use its reasonable best efforts to take any action required to be taken under state securities or blue sky laws in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement in the Merger. The Company shall furnish Parent with all information concerning the Company and the holders of its capital stock and shall take such other action as Parent may reasonably request in connection with the Registration Statement and the issuance of shares of Parent Common Stock. If at any time prior to the Effective Time any event or circumstance relating to Parent, any Subsidiary of Parent, the Company, any Subsidiary of the Company or their respective officers or directors, should be discovered by such party which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement-Prospectus, such party shall promptly inform the other thereof and take appropriate action in respect thereof.

     SECTION 7.4. PROXY STATEMENT-PROSPECTUS; STOCKHOLDER APPROVALS.

     (a) The Company, acting through its Board of Directors, shall, subject to and in accordance with applicable law and its Certificate of Incorporation and By-Laws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Registration Statement becomes effective a meeting of the holders of Company Common Stock for the purpose of voting to approve and adopt this Agreement and the transactions contemplated hereby, and, subject to the fiduciary duties of the Board of Directors of the Company under applicable law as advised by outside legal counsel, (i) recommend approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company and include in the Proxy Statement-Prospectus such recommendation, and (ii) take all reasonable and lawful action to solicit and obtain such approval. Parent and the Company, as promptly as practicable (or with such other timing as Parent and the Company mutually agree), shall cause the definitive Proxy Statement-Prospectus to be mailed to the Company's stockholders. Notwithstanding anything to the contrary in the foregoing, unless this Agreement has been validly terminated in accordance with Article IX hereof, the Company shall hold its stockholders meeting in accordance with the time period specified in the first sentence of this Section 7.4.

     (b) At or prior to the Closing, the Company shall deliver to Parent a certificate of the Company's Secretary setting forth the voting results from its stockholder meeting.

     SECTION 7.5. COMPLIANCE WITH THE SECURITIES ACT.

     (a) At least 30 days prior to the Effective Time, the Company shall cause to be delivered to Parent a list identifying all persons who were, in its reasonable judgment, at the record date for the Company's stockholders' meeting convened in accordance with Section 7.4(a) hereof, "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Affiliates").

     (b) The Company shall use its reasonable best efforts to cause each person who is identified as one of its Affiliates in its list referred to in Section 7.5(a) above to deliver to Parent (with a copy to the Company), at or prior to the Effective Time, a written agreement, in the form attached hereto as Exhibit B, (the "Affiliate Letters ").

     (c) If any Affiliate of the Company refuses to provide an Affiliate Letter, Parent may place appropriate legends on the certificates evidencing the shares of Parent Common Stock to be received by such Affiliate pursuant to the terms of this Agreement and to issue appropriate stop transfer instructions to the transfer agent for shares of Parent Common Stock to the effect that the shares of Parent Common Stock received by such Affiliate pursuant to this Agreement only may be sold, transferred or otherwise conveyed (i) pursuant to an effective registration statement under the Securities Act, (ii) in compliance with Rule 145 promulgated under the Securities Act, or (iii) pursuant to another exemption under the Securities Act.

     SECTION 7.6. COMMERCIALLY REASONABLE EFFORTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, the obtaining of all necessary waivers, consents and approvals and the effecting of all necessary registrations and filings. Without limiting the generality of the foregoing, as promptly as practicable, the Company, Parent and Sub shall make all filings and submissions under the HSR Act as may be reasonably required to be made in connection with this Agreement and the transactions contemplated hereby. Subject to the Confidentiality Agreement, the Company will furnish to Parent and Sub, and Parent and Sub will furnish to the Company, such information and assistance as the other may reasonably request in connection with the preparation of any such filings or submissions. Subject to the Confidentiality Agreement, the Company will provide Parent and Sub, and Parent and Sub will provide the Company, with copies of all material written correspondence, filings and communications (or memoranda setting forth the substance thereof) between such party or any of its representatives and any Governmental Entity, with respect to the obtaining of any waivers, consent or approvals and the making of any registrations or filings, in each case that is necessary to consummate the Merger and the other transactions contemplated hereby. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers or directors of Parent and the Surviving Corporation shall take all such necessary action. Each of the parties will use its reasonable efforts to ensure that the tax opinion to be delivered by its counsel pursuant to Section 8.2(d) or 8.3(c), as the case may be, be delivered and not withdrawn or modified in any material respect.

     SECTION 7.7. VOTING AGREEMENT. Concurrently herewith, and as an essential inducement for Parent's entering into this Agreement, Parent is entering into a Voting Agreement with Automatic Data Processing, Inc. and each of Jack Murray, William Bennett and Robert Parker (and, in each case, any stockholder whose shares may be deemed to be beneficially owned by any such person) (collectively, the "Stockholders") with respect to shares of Company Common Stock owned (beneficially or of record) by the Stockholders, such shares to constitute in the aggregate not less than 17% of the issued and outstanding shares of Common Stock of the Company; provided that shares owned by the minor children or the spouse of a stockholder shall be deemed not to be beneficially owned by a stockholder for purposes of this Section 7.7.

     SECTION 7.8. COMPANY STOCK OPTIONS. At the Effective Time, each of the Company Stock Options which is outstanding immediately prior to the Effective Time shall be assumed by Parent and converted automatically into an option to purchase shares of Parent Common Stock (a "New Option") in an amount and at an exercise price determined as provided below:

     (a) The number of shares of Parent Common Stock to be subject to the New Option shall be equal to the product of the number of shares of Company Common Stock remaining subject (as of immediately prior to the Effective Time) to the original option and the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

     (b) The exercise price per share of Parent Common Stock under the New Option shall be equal to the exercise price per share of Company Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

     The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. After the Effective Time, each New Option shall be exercisable and shall vest upon the same terms and conditions as were applicable to the related Company Stock Option immediately prior to the Effective Time, except that all references to the Company shall be deemed to be references to Parent.

     SECTION 7.9. PUBLIC ANNOUNCEMENTS. Each of Parent, Sub, and the Company agrees that it will not issue any press release or otherwise make any public statement with respect to this Agreement (including the Exhibits hereto) or the transactions contemplated hereby or thereby without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that such disclosure can be made without obtaining such prior consent if (i) the disclosure is required by law or by obligations imposed pursuant to any listing agreement with the NYSE and (ii) the party making such disclosure has first used its best efforts to consult with the other party about the form and substance of such disclosure.

     SECTION 7.10. DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE. All rights to indemnification, advancement of litigation expenses and limitation of personal liability existing in favor of the directors and officers of the Company under the provisions existing on the date hereof in the Company's Certificate of Incorporation or By-Laws shall, with respect to any claims arising out of any event or matter existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), survive the Effective Time, and, as of the Effective Time, the Surviving Corporation shall assume all obligations of the Company in respect thereof and no change shall be made with respect to such rights after the Effective Time. Parent further agrees that for a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by the Company or policies of at least the same coverage containing terms that are no less advantageous with respect to matters occurring at or prior to the Effective Time to the extent such liability insurance can be maintained annually at a cost to Parent not greater than 200% of the current annual premiums for the policies currently maintained by the Company for its directors' and officers' liability insurance; provided however, that if such insurance cannot be so maintained or obtained at such cost, Parent shall maintain or obtain as much of such insurance as can be so maintained or obtained at a cost equal to 200% of the current annual premiums of the Company for its directors' and officers' liability insurance.

     SECTION 7.11. ELECTION TO PARENT BOARD OF DIRECTORS. Parent shall take all steps reasonably necessary to elect James K. Murray, Jr. to the Board of Directors of Parent. As a director, Mr. Murray will be entitled to such compensation arrangements as are currently in place for outside directors of Parent.

     SECTION 7.12. COMPANY STOCK OPTION AGREEMENT. Upon execution of this Agreement, the Company shall execute and deliver to Parent an Option Agreement (the "Option Agreement"), granting Parent the option to purchase 1,500,000 shares of Company Common

Stock, on the terms and subject to the conditions set forth in the form of Option Agreement attached herein as Exhibit C.

     SECTION 7.13. EXPENSES. Except as otherwise set forth in Section 9.2(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement (including the Exhibits hereto) and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that (i) the filing fee in connection with filings under the HSR Act, (ii) the expenses incurred in connection with printing and mailing the Registration Statement and the Proxy Statement and (iii) the filing fee with the SEC relating to the Registration Statement or the Proxy Statement shall be borne equally by Parent and the Company.

     SECTION 7.14. LISTING APPLICATION. Parent will use its reasonable best efforts to cause the shares of Parent Common Stock to be issued pursuant to this Agreement in the Merger to be listed for quotation on the NYSE.

     SECTION 7.15. SUPPLEMENTAL DISCLOSURE. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and
(ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.15 shall not have any effect for the purpose of determining the satisfaction of the conditions set forth in Article VIII of this Agreement or otherwise limit or affect the remedies available hereunder to any party.

     SECTION 7.16. LETTERS OF ACCOUNTANTS.

     (a) Parent shall use all reasonable efforts to cause to be delivered to the Company a letter of Ernst & Young LLP, Parent's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement, which letter shall be brought down to the Effective Time.

     (b) The Company shall use all reasonable best efforts to cause to be delivered to Parent a letter of PricewaterhouseCoopers LLP, the Company's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement, which letter shall be brought down to the Effective Time.

     SECTION 7.17. CONVEYANCE TAXES. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding (i) any real property transfer gains, sales, use, transfer, value-added, stock transfer, and stamp taxes, (ii) any recording, registration and other fees, and (iii) any similar taxes or fees that become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.

     SECTION 7.18. NON-SOLICITATION OF EMPLOYEES. Each of Parent and the Company agree, for a period of one year from the date hereof, not to directly or indirectly solicit any employee of the other or to induce or encourage any employee of the other to terminate such employee's employment.

     SECTION 7.19. EXCHANGE ACT FILINGS. For so long as Parent may be required to do so, Parent shall timely file with the SEC all reports required to be filed with the SEC pursuant to the Exchange Act.

     SECTION 7.20. LITIGATION RESERVE. Company has advised Parent that it will record a reserve during the quarter ended September 30, 1999 in the approximate amount of $5,800,000 in connection with loss contingencies associated with certain disputes and/or litigation. The Company also agrees to use its best commercially reasonable efforts to settle the claims currently identified on its open litigation summary on or before December 10, 1999.

                                 ARTICLE VIII.
                    CONDITIONS TO CONSUMMATION OF THE MERGER

     SECTION 8.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) HSR APPROVAL. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of this transaction, which action shall have not been withdrawn or terminated.

     (b) STOCKHOLDER APPROVAL. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote (as described in Section 4.17) of the stockholders of the Company in accordance with applicable law.

     (c) NYSE LISTING FOR QUOTATION. The shares of Parent Common Stock issuable to the holders of Company Common Stock pursuant to this Agreement in the Merger shall have been authorized for listing on the NYSE, upon official notice of issuance.

     (d) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding by the SEC seeking a stop order.

     (e) NO ORDER. No Governmental Entity (including a federal or state court) of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Merger or any transaction contemplated by this Agreement; provided, however, that the parties shall use their reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

     (f) APPROVALS. Other than the filing of Merger documents in accordance with the DGCL, all authorizations, consents, waivers, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity that are listed on Schedule 8.1(f) on Parent or the Surviving Corporation shall have been obtained, been filed or have occurred. Parent shall have received all state securities or "blue sky" permits and other authorizations necessary to issue the shares of Parent Common Stock pursuant to this Agreement in the Merger.

     SECTION 8.2. CONDITIONS TO OBLIGATIONS OF PARENT AND SUB TO EFFECT THE MERGER. The obligations of Parent and Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived in writing by Parent:

     (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct (without regard to any materiality qualifiers) as of the date hereof and, except to the extent such representations and warranties speak as of an earlier date, will be true and correct as of the Effective Time as though made at the Effective Time, except, in each case, where the failure to be true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

     (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

     (c) AFFILIATE LETTERS. Parent shall have received the Affiliate Letters from each of the Affiliates of the Company, as contemplated in Section 7.5.

     (d) TAX OPINION OF COUNSEL. Parent shall have received an opinion of Gardner, Carton & Douglas ("Gardner, Carton") dated on or about the date that is two business days prior to the date the Proxy Statement-Prospectus is first mailed to stockholders of the Company to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect.

     In rendering such opinion, Gardner, Carton may require and rely upon representations contained in certificates of officers of Parent, Sub and the Company, certain stockholders and others dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect; provided, however, that the condition set forth in this Section 8.2(d) shall be deemed to be satisfied if Gardner, Carton is unable to render such opinion solely by reason of any of the holders of Company Common Stock refusing or failing to provide Gardner, Carton with requested representations. The specific provisions of each such certificate and representation shall be in form and substance satisfactory to Gardner, Carton.

     (e) FINANCING COMMITMENT. Parent shall have received on or before October 18, 1999 a financing commitment in customary commercial form from a bank or other financial institution for a senior unsecured debt facility in the aggregate amount of $250 million (a "Financing Commitment"). Parent shall use its commercially reasonable efforts to obtain a Financing Commitment. The Company agrees to cooperate with the Parent and the Parent's prospective financing sources in connection with due diligence inquiries of prospective financing sources. If such commitment is not obtained by the close of business on October 18, 1999 and Parent fails to terminate this Agreement by delivering to the Company written notice of such termination by the close of business on such date pursuant to the termination right granted in Section 9.1(g), this condition shall be deemed to be irrevocably waived by the Parent.

     (f) RESIGNATIONS. Parent shall have received the resignations of each member of the Company's Board of Directors (other than William Bennett, who shall remain as a director of the Company).

     SECTION 8.3. CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

     (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Parent set forth in this Agreement shall be true and correct (without regard to any materiality qualifiers) as of the date hereof and, except to the extent such representations and warranties speak as of an earlier date, will be true and correct as of the Effective Time as though made at the Effective Time, except, in each case, where the failure to be true and correct would not, individually or in the aggregate, have a Parent Material Adverse Effect, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief operating officer of Parent to such effect.

     (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND SUB. Each of Parent and Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief operating officer of Parent to such effect.

     (c) TAX OPINION OF COUNSEL. The Company shall have received an opinion of Fowler, White, Gillen, Boggs, Villareal and Banker P.A. ("Fowler White") dated on or about the date that is two business days prior to the date the Proxy Statement-Prospectus is first mailed to stockholders of the Company to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect.

     In rendering such opinion, Fowler White may require and rely upon representations contained in certificates of officers of Parent, Sub and the Company, certain stockholders and others dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect; provided, however, that the condition set forth in this Section 8.3(c) shall be deemed to be satisfied if Fowler White is unable to render such opinion solely by reason of any of the holders of Company Common Stock refusing or failing to provide Fowler White with requested representations. The specific provisions of each such certificate and representation shall be in form and substance satisfactory to Fowler White.

                                   ARTICLE IX.
                                   TERMINATION

     SECTION 9.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company:

     (a) By mutual consent of Parent and the Company;

     (b) By either Parent or the Company, if the Merger shall not have been consummated before March 31, 2000 (unless the failure to so consummate the Merger by such date shall be due to the action or failure to act of the party (or its Subsidiaries, if any) seeking to terminate this Agreement, which action or failure to act constitutes a breach of this Agreement);

     (c) By the Company or Parent, if, upon a vote at the meeting of stockholders of the Company called pursuant to Section 7.4 hereof (including any adjournment or postponement thereof), the requisite vote of the stockholders of the Company for approval of this Agreement and the Merger has not been obtained;

     (d) By either Parent or the Company, if any permanent injunction or action by any Governmental Entity of competent jurisdiction preventing the consummation of the Merger shall have become final and nonappealable;

     (e) By Parent, if (i) there has been a breach of any representations or warranties of the Company set forth herein such that the conditions set forth in
Section 8.2(a) are not satisfied; (ii) there has been a breach in any material respect of any of the covenants or agreements set forth in this Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company; (iii), the bank (or banks) or any other financial institution (collectively, the "Lender") under any Financing Commitment shall have failed to fund or disburse any loan or loans to be made to Parent under such Financing Commitment due to the occurrence and continuation of a material adverse change in, or material disruption of, conditions in the financial, banking or capital markets which such Lender, in its sole discretion, shall have deemed material in connection with the syndication of the loan or loans to be made pursuant to such Financing Commitment; or (iv) the Board of Directors of the Company (x) fails to recommend approval and adoption of this Agreement and the Merger by the stockholders of the Company or withdraws or amends or modifies in a manner adverse to Parent and Sub its recommendation or approval in respect of this Agreement or the Merger, (y) makes any recommendation with respect to an Alternative

Acquisition other than a recommendation to reject such Alternative Acquisition, or (z) takes any action prohibited by Section 7.2;

     (f) By the Company, if (i) there has been a breach of any representations or warranties of Parent set forth herein such that the conditions set forth in
Section 8.3(a) are not satisfied; (ii) there has been a breach in any material respect of any of the covenants or agreements set forth in this Agreement on the part of Parent, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Parent; or (iii) such termination is necessary to allow the Company to enter into an agreement with respect to a Superior Proposal (provided that the termination described in this clause (iii) shall not be effective unless and until the Company shall have paid to Parent in full the fee described in Section 9.2(b));

     (g) By Parent, provided that written notice of such termination is given on or before October 18, 1999 if the condition set forth in Section 8.2(e) is not satisfied or waived by that date and Parent has paid to the Company the fee called for by Section 9.2(b)(iii).

     SECTION 9.2. EFFECT OF TERMINATION.

     (a) In the event of termination of this Agreement pursuant to this Article IX, the Merger shall be deemed abandoned and this Agreement shall forthwith become void, without liability on the part of any party hereto, except as provided in this Section 9.2, Section 7.1 and Section 7.13, and except that nothing herein shall relieve any party from liability for any breach of this Agreement; provided, however, the parties agree that any liability for a breach of this Agreement that is not a willful breach shall be limited to the recovery of all documented out of pocket expenses of the other party incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all investment banking, legal, accounting and other similar expenses).

     (b) (i) If (x) Parent shall have terminated this Agreement pursuant to
Section 9.1(e)(iv) or (y) the Company shall have terminated this Agreement pursuant to Section 9.1(f)(iii), then in any such case the Company shall promptly, but in no event later than two business days after the date of such termination, pay Parent a termination fee of Five Million Dollars ($5,000,000).

         (ii) If (x) Parent or the Company shall terminate this Agreement pursuant to Section 9.1(c) due to the failure of the Company's stockholders to approve the Agreement, (y) at or prior to the time of such failure to so approve this Agreement an Alternative Acquisition shall have been made public and (z) within eighteen months of such termination (I) an Alternative Acquisition with any third party is consummated or (II) an agreement to effect an Alternative Acquisition is entered into by the Company, then in any such case the Company shall promptly, but in no event later than two days after the conditions set forth in clauses (x), (y) and (z) of this Section 9.2(b)(ii) are satisfied, pay Parent a termination fee of Five Million Dollars ($5,000,000).

         (iii) If Parent shall have terminated this Agreement pursuant to
         Section 9.1(g), then Parent shall promptly pay Company, but in no event later than two business days after the date of such termination, a fee of Four Million Dollars ($4,000,000).

                                   ARTICLE X.
                               GENERAL PROVISIONS

     SECTION 10.1. AMENDMENT AND MODIFICATION. At any time prior to the Effective Time, this Agreement may be amended, modified or supplemented only by written agreement (referring specifically to this Agreement) of Parent, Sub and the Company with respect to any of the terms contained herein; provided, however, that after any approval and adoption of this Agreement by the stockholders of the Company, no such amendment, modification or supplementation shall be made which under applicable law requires the approval of such stockholders, without the further approval of such stockholders.

     SECTION 10.2. WAIVER. At any time prior to the Effective Time, Parent and Sub, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other,
(ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any documents delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein which may legally be waived. Any such extension or waiver shall be valid only if set forth in an instrument in writing specifically referring to this Agreement and signed on behalf of such party.

     SECTION 10.3. SURVIVABILITY; INVESTIGATIONS. The respective representations and warranties of Parent and the Company contained herein or in any certificates or other documents delivered prior to or as of the Effective Time (i) shall not be deemed waived or otherwise affected by any investigation made by any party hereto and (ii) shall not survive beyond the Effective Time

     SECTION 10.4. NOTICES. All notices and other communications hereunder shall be in writing, and shall be deemed given if delivered personally or by next-day courier or telecopied with confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecopied, or one day after delivery to a courier for next-day delivery.

     (a) If to Parent or Sub, to:

                 UICI
                 4001 McEwen Boulevard, Suite 200
                 Dallas, Texas  75244
                 Attention:  Glenn W. Reed, Esq.
                 Telecopier No.:  (972) 392-6717
                 with a copy to:

                 Gardner, Carton & Douglas
                 321 North Clark Street
                 Chicago, IL  60610-4795
                 Attention:  Charles R. Manzoni, Jr., Esq.
                 Telecopier No.: (312) 644-3381

and

     (b) If to the Company, to:

                 HealthPlan Services Corporation
                 3501 Frontage Road
                 Tampa, Florida  33607
                 Attention:  Phillip S. Dingle
                 Telecopier No.:  (813) 282-0490

                 with a copy to:

                 Fowler, White, Gillen, Boggs, Villareal & Banker, P.A. 501 East Kennedy Boulevard, Suite 1700
                 Tampa, Florida  33602
                 Attention:  David C. Shobe, Esq.
                 Telecopier No.:  (813) 228-9401

     SECTION 10.5. DESCRIPTIVE HEADINGS; INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to Sections, Schedules, Exhibits or Articles mean a Section, Schedule, Exhibit or Article of this Agreement unless otherwise indicated. References to this Agreement shall be deemed to include the Exhibits and Schedules hereto, unless the context otherwise requires. The term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, an association, a trust, a Governmental Entity or an unincorporated organization or other entity.

     SECTION 10.6. ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (including the Schedules and other documents and instruments referred to herein), together with the Confidentiality Agreement, constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof. Except for Sections 7.10 and 7.11, this Agreement is not intended to confer upon any person not a party hereto any rights or remedies hereunder. This Agreement shall not be assigned by operation of law or otherwise; provided that Parent or Sub may assign its rights and obligations hereunder to a direct or indirect subsidiary of Parent, but no such assignment shall relieve Parent or Sub, as the case may be, of its obligations hereunder.

     SECTION 10.7. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the provisions thereof relating to conflicts of law.

     SECTION 10.8. SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect against a party hereto, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such judgment shall be made.

     SECTION 10.9. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, each of Parent, Sub and the Company has caused this Agreement to be executed under seal on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                 PARENT:

                                 UICI

                                 By:       /s/ GREGORY T. MUTZ
                                    -------------------------------------
                                 Name:     Gregory T. Mutz
                                 Title:    President and Chief Executive Officer

                                 SUB:

                                 UICI ACQUISITION CO.

                                 By:       /s/ GREGORY T. MUTZ
                                    -------------------------------------
                                 Name:     Gregory T. Mutz
                                 Title:    President and Chief Executive Officer

                                 THE COMPANY:

                                 HEALTHPLAN SERVICES CORPORATION

                                 By:       /s/ JAMES K. MURRAY, JR.
                                     ------------------------------------
                                 Name:     James K. Murray, Jr.
                                 Title:    Chairman and Chief Executive Officer

                                    EXHIBIT A

                                     FORM OF
                                VOTING AGREEMENT

     VOTING AGREEMENT (the "Agreement"), dated as of October __, 1999, between HealthPlan Services Corporation, a Delaware corporation (the "Company"), ________________ (the "Stockholder") and UICI, a Delaware corporation ("Parent").

     WHEREAS, concurrently with the execution of this Agreement, the Company, Parent and UICI Acquisition Co., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the "Merger Agreement"), providing for the merger (the "Merger") of Sub with and into the Company pursuant to the terms and conditions of the Merger Agreement; and

     WHEREAS, upon consummation the Merger, the stockholders of the Company will receive a number of shares of common stock, par value $.01 per share, of Parent ("Parent Common Stock") equal to the Exchange Ratio (as defined in the Merger Agreement) for each share of common stock, par value $.01 per share (the "Company Common Stock") of the Company owned by them;

     WHEREAS, the Stockholder owns of record and beneficially __________ shares of Company Common Stock and wish to enter into this Agreement with respect to __________ of such shares (such __________ shares of Company Common Stock being referred to as the "Shares"); and

     WHEREAS, in order to induce Parent to enter into the Merger Agreement, the Stockholder has agreed, upon the terms and subject to the conditions set forth herein, to vote the Shares and to deliver an irrevocable proxy to Parent to vote the Shares at a meeting of the Company's stockholders, in favor of approval and adoption of the Merger Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

     1. AGREEMENT TO VOTE SHARES. The Stockholder agrees during the term of this Agreement to vote the Stockholder's Shares, in person or by proxy, (a) in favor of approval and adoption of the Merger Agreement and the Merger at every meeting of the stockholders of the Company at which such matters are considered and at every adjournment thereof, and (b) against an Alternative Acquisition (as such term is defined in the Merger Agreement). The Stockholder agrees to deliver to Parent upon request immediately prior to any vote contemplated by clause (a) or
(b) above a proxy substantially in the form attached hereto as Annex A (a "Proxy"), which Proxy shall be irrevocable during the term of this Agreement to the extent permitted under Delaware law, and Parent agrees to vote the Shares subject to each such Proxy in favor of approval and adoption of the Merger Agreement and the Merger.

     2. NO VOTING TRUSTS. The Stockholder agrees that the Stockholder will not, nor will the Stockholder permit any entity under the Stockholder's control to, deposit any of the Stockholder's Shares in a voting trust or subject any of its Shares to any arrangement with respect to the voting of the Shares inconsistent with this Agreement.

     3. LIMITATION ON DISPOSITIONS AND PROXIES. During the term of this Agreement, the Stockholder agrees not to sell, assign, pledge, transfer or otherwise dispose of, or grant any proxies with respect to (except for a Proxy or a proxy which is not inconsistent with the terms of this Agreement) any of the Stockholder's Shares.

     4. SPECIFIC PERFORMANCE. Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with the obligations imposed by this Agreement, that, in the event of any such failure, the other party will not have an adequate remedy at law or in damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party's seeking or obtaining such equitable relief.

     5. TERM OF AGREEMENT; TERMINATION. Subject to Section 9(e), the term of this Agreement shall commence on the date hereof and such term and this Agreement shall terminate upon the earliest to occur of (i) the Effective Time, and (ii) the date on which the Merger Agreement is terminated in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

     6. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER. The Stockholder represents and warrants to Parent that, as of the date hereof, (a) such Stockholder has full legal power and authority to execute and deliver this Agreement and the Proxy, and (b) such Stockholder's Shares are free and clear of all proxies (except for a proxy which is not inconsistent with the terms of this Agreement).

     7. ENTIRE AGREEMENT. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

     8. NOTICES. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission (with confirmation) and on the next business day when sent by Federal Express, Express Mail or other reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) If to Parent:

                     UICI

                     4001 McEwen Boulevard, Suite 200
                     Dallas, Texas  75244
                     Attention:  Glenn W. Reed, Esq.
                     Telecopier No.:  (972) 392-6717

                     with a copy to:

                     Gardner, Carton & Douglas
                     321 North Clark Street
                     Chicago, IL  60610-4795
                     Attention:  Charles R. Manzoni, Jr., Esq.
                     Telecopier No.: (312) 644-3381

     (b) If to Stockholder:


                     -------------------------
                     -------------------------
                     -------------------------
                     Attention:  --------------------
                     Telecopier No.:  (___) ___-____

     9. MISCELLANEOUS.

     (a) This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Delaware, without reference to its conflicts of law principles.

     (b) If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

     (c) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     (d) All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

     (e) The obligations of the Stockholder set forth in this Agreement shall not be effective or binding upon the Stockholder until after such time as the Merger Agreement is executed and delivered by the Company, Parent and Sub, and the parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

                         STOCKHOLDER

                         By:
                             ------------------------------
                              Name:
                              Title:

                         HEALTHPLAN SERVICES CORPORATION

                         By:
                             ------------------------------
                              Name:
                              Title:

                         UICI

                         By:
                             -------------------------------
                              Name:
                              Title:

                                    (ANNEX A)

                                  FORM OF PROXY

     The undersigned, for consideration received, hereby appoints UICI, a Delaware corporation ("Parent"), its proxy to vote __________ shares of Common Stock, par value $.01 per share, of HealthPlan Services Corporation, a Delaware corporation (the "Company"), owned by the undersigned and described in the Voting Agreement referred to below and which the undersigned is entitled to vote at any meeting of stockholders of the Company, and at any adjournment thereof, to be held for the purpose of considering and voting upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October __, 1999 (the "Merger Agreement"), by and among the Company, Parent, and UICI Acquisition Co., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), providing for the merger (the "Merger") of Sub with and into the Company, FOR such proposal and AGAINST any Alternative Acquisition (as such term is defined in the Merger Agreement). This proxy is subject to the terms of the Voting Agreement, is coupled with an interest and revokes all prior proxies granted by the undersigned with respect to such __________ shares, is irrevocable and shall terminate and be of no further force or effect automatically at such time as the Voting Agreement, dated as of October )__, 1999 between the undersigned and Parent, a copy of such Agreement being attached hereto, terminates in accordance with its terms.

     Dated: ____________________, 1999

                                       [NAME OF STOCKHOLDER]

                                       By:
                                          -------------------------
                                          Name:
                                          Title:

                                    EXHIBIT B

                            FORM OF AFFILIATE LETTER

                              _______________, 1999

------------------------
------------------------
------------------------
Attention:
          ------------------------

Gentlemen:

     I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of _________________________, a Delaware corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of _______________, 1999 (the "Agreement"), by and among _________________________, a Delaware corporation ("Parent"), _________________________, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and the Company, Parent will acquire all of the issued and outstanding shares of common stock, par value $.01 per share, of the Company ("Company Common Stock") and Sub will merge with and into the Company (the "Merger").

     As a result of the Merger, I may receive shares of Common Stock, par value $.01 per share of Parent ("Parent Common Stock"). I would receive the Parent Common Stock in exchange for shares (or options for shares) owned by me of Company Common Stock.

     I represent, warrant and covenant to Parent that in the event I receive Parent Common Stock as a result of the Merger:

     A. I shall not make any sale, transfer or other disposition of the Parent Common Stock in violation of the Act or the Rules and Regulations.

     B. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Parent Common Stock to the extent I felt necessary, with my counsel or counsel for the Company.

     C. I have been advised that the issuance of Parent Common Stock to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement Form S-4. However, I have also been advised that, because at the time the Merger is submitted for a vote of the stockholders of the Company, (a) I may be deemed to be an affiliate of the Company and (b) the distribution by me of the Parent Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of Parent Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act,
(ii) such sale, transfer or other disposition has been registered under the Act or (iii) in the opinion of counsel reasonably acceptable to Parent, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

     D. I understand that Parent is under no obligation to register the sale, transfer or other disposition of the Parent Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available solely as a result of the Merger.

     E. I also understand that there will be placed on the certificates for the Parent Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

      "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED
       _______________, 1999 BETWEEN THE REGISTERED HOLDER HEREOF AND
       _________________________, A COPY OF WHICH AGREEMENT IS ON FILE AT
              THE PRINCIPAL OFFICES OF _________________________."

     F. I also understand that unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, Parent reserves the right to put the following legend on the certificates issued to any transferee:

       "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

     It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend after one year unless the provisions of Rule 145(d)(2) have been amended to require a longer period than one year.

     [WE UNDERSTAND, AND YOU AGREE, THAT, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, WE MAY DISTRIBUTE THE PARENT COMMON STOCK RECEIVED BY US IN THE MERGER TO OUR PARTNERS IN ACCORDANCE WITH THE TERMS OF OUR PARTNERSHIP AGREEMENT SO LONG AS EACH PARTNER RECEIVING A DISTRIBUTION OF PARENT COMMON STOCK FROM US AGREES TO EXECUTE A LETTER AGREEMENT ADDRESSED TO YOU CONTAINING SUBSTANTIALLY THE SAME TERMS AS THIS LETTER AGREEMENT.]

     Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter, as or a waiver of any rights I may have to object to any claim that I am such an affiliate or on after the date of this letter.

                                            Very truly yours,



                                            -----------------------------------
                                            Name:

Accepted this _____ day of __________, 1999 by:

-------------------------
By:
    ----------------------
    Name:
    Title:

                                    EXHIBIT C

                                OPTION AGREEMENT

                                 See APPENDIX B

                                                                      APPENDIX B

                                OPTION AGREEMENT

     OPTION AGREEMENT, dated as of October 5, 1999 by and between HealthPlan Services Corporation, a Delaware corporation ("Grantor"), and UICI, a Delaware corporation ("Acquiror").

     WHEREAS, concurrently with the execution and delivery of this Agreement, Grantor and Acquiror are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, upon the terms and subject to the conditions thereof, for the merger of Grantor with and into a wholly-owned subsidiary of Acquiror (the "Merger"); and

     WHEREAS, as a condition to Acquiror's willingness to enter into the Merger Agreement, Acquiror has requested that Grantor agree, and Grantor has so agreed, to grant to Acquiror an option with respect to certain shares of Grantor's common stock, on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, to induce Acquiror to enter into the Merger Agreement, and in consideration of the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     1. GRANT OF OPTION. Grantor hereby grants Acquiror an irrevocable option (the "Grantor Option") to purchase up to 1,500,000 shares, subject to adjustment as provided in Section 6 hereof (such shares being referred to herein as the "Grantor Shares") of common stock, $.01 par value, of Grantor (the "Grantor Common Stock") in the manner set forth below at a price (the "Exercise Price") per Grantor share of $7.375 payable in cash.

     2. EXERCISE OF OPTION. The Grantor option may be exercised by Acquiror, in whole or in part, at any time or from time to time after the Merger Agreement is terminated and a termination fee is payable under circumstances which would entitle Acquiror to the termination fee under Section 9.2(b)(i) or 9.2(b)(ii) of the Merger Agreement.

     In the event Acquiror wishes to exercise the Grantor Option, Acquiror shall deliver to Grantor a written notice (an "Exercise Notice") specifying the total number of Grantor Shares it wishes to purchase. Each closing of a purchase of Grantor Shares (a "Closing") shall occur at a place, on a date and at a time designated by Acquiror in an Exercise Notice delivered at least two business days prior to the date of the Closing. The Grantor Option shall terminate upon the earlier of: (i) the Effective Time; or (ii) two years following the first event that triggers the obligation of Grantor to pay the termination fee under
Section 9.2(b)(i) or 9.2(b)(ii) of the Merger Agreement (or if, at the expiration of such two year period the Grantor Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, 10 business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal). Notwithstanding the foregoing, the Grantor Option may not be exercised if Acquiror is in material breach of any of its representations or warranties, or in material breach of any of its covenants or agreements, contained in this Agreement or in the Merger Agreement. Upon the giving by Acquiror to Grantor of the Exercise Notice and the tender of the applicable aggregate Exercise Price, Acquiror shall be deemed to be the holder of record of the Grantor Shares issuable upon such exercise, notwithstanding that the stock transfer books of Grantor shall then be closed or that certificates representing such Grantor Shares shall not then be actually delivered to Acquiror.

     3. CLOSING. At any Closing, (a) Grantor will deliver to Acquiror or its designee a single certificate in definitive form representing the number of Grantor Shares designated by Acquiror in its Exercise Notice, such certificate to be registered in the name of Acquiror and to bear the legend set forth in
Section 7 and (b) Acquiror will deliver to Grantor the aggregate Exercise Price for the Grantor Shares so designated and being purchased by wire transfer of immediately available funds or certified check or bank check. Grantor shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of its stock certificates under this Agreement.

     4. REPRESENTATIONS AND WARRANTIES AND COVENANTS OF GRANTOR. Grantor represents and warrants to Acquiror that (a) Grantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by Grantor and the consummation by Grantor of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantor and no other corporate proceedings on the part of Grantor are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by Grantor, constitutes a valid and binding obligation of Grantor and, assuming this Agreement constitutes a valid and binding obligation of Acquiror, is enforceable against Grantor in accordance with its terms, (e) Grantor has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Grantor Option in accordance with its terms, and at all times from the date hereof through the expiration of the Grantor Option will have reserved, 1,500,000 authorized and unissued Grantor Shares, such amount being subject to adjustment as provided in Section 6, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, (f) upon delivery of the Grantor Shares to Acquiror upon the exercise of the Grantor Option in accordance with its terms, Acquiror will acquire the Grantor Shares free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever, (g) the execution and delivery of this Agreement by Grantor does not, and the consummation by Grantor of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time, or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") of Grantor pursuant to, (A) any provision of the Certificate of Incorporation or bylaws of Grantor, (B) any provisions of any material loan or credit agreement, note, mortgage, indenture, lease, Grantor benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license or (C) any material judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Grantor or its properties or assets, (h) the execution and delivery of this Agreement by Grantor does not, and the performance of this Agreement by Grantor will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental authority, and (i) none of Grantor, any of its affiliates or anyone acting on its or their behalf has issued, sold or offered any security of Grantor to any person under circumstances that would cause the issuance and sale of the Grantor Shares, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act as in effect on the date hereof and the issuance, sale and delivery of the Grantor Shares hereunder would be exempt from the registration and prospectus delivery requirements of the Securities Act, as in effect on the date hereof (and Grantor shall not take any action which would cause the issuance, sale and delivery of the Grantor Shares hereunder not to be exempt from such requirements). Grantor agrees that any Grantor Shares issued to Acquiror upon the exercise of the Grantor Option will be approved for listing on the New York Stock Exchange.

     5. REPRESENTATIONS AND WARRANTIES OF ACQUIROR. Acquiror represents and warrants to Grantor that (a) Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by Acquiror and the consummation by Acquiror of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and no other corporate proceedings on the part of Acquiror are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by Acquiror and constitutes a valid and binding obligation of Acquiror, and, assuming this Agreement constitutes a valid and binding obligation of Grantor, is enforceable against Acquiror in accordance with its terms, and (d) Acquiror is an Accredited Investor and any Grantor Shares acquired upon exercise of the Grantor Option will be acquired for Acquiror's own account, for investment purposes only and will not be, and the Grantor Option is not being, acquired by Acquiror with a view to the public distribution thereof in violation of any applicable provision of the Securities Act.

     6. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. Without limitation to any restriction on Grantor contained in this Agreement or in the Merger Agreement, in the event of any change in Grantor Common Stock by reason of stock dividends, splitups, mergers, (other than the Merger), recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Grantor Option, and the purchase price per share provided in
Section 1, shall be adjusted appropriately to restore to Acquiror its rights hereunder.

     7. RESTRICTIVE LEGENDS. Each certificate representing shares of Grantor Common Stock issued to Acquiror hereunder, at a Closing, shall include a legend in substantially the following form:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE OPTION AGREEMENT, DATED AS OF OCTOBER 5, 1999, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER UPON REQUEST.

     It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Acquiror shall have delivered to the other party a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance satisfactory to the other party, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and in circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

     8. REGISTRATION STATEMENT.

     (a) If at any time or times after the Option has become exercisable Grantor determines to file with the Securities and Exchange Commission a registration statement covering any Grantor Common Stock (other than Grantor Common Stock issuable to officers and employees pursuant to an employee benefit plan registered on Form S-8), Grantor shall notify Acquiror, at least 15 days prior to the filing of such proposed registration statement. If Acquiror requests Grantor in writing, within

10 days of the receipt of notification from Grantor, to include in such registration statement any Grantor Shares then held by Acquiror, then, Grantor shall use its best efforts to include those Grantor Shares in the registration statement, to have the registration declared effective and to keep such registration current for a period of not less than 180 days. If Acquiror decides not to (or is precluded from including) all of its Grantor Shares in any registration statement thereafter filed by Grantor, Acquiror will nevertheless continue to have the right under this Section 8(a) to include its Grantor Shares in a future registration of Grantor.

     (b) At any time, Acquiror may demand registration under the Securities Act of all or part of the Grantor Shares then held by Acquiror. Acquiror shall be limited to one demand under this Section 8(b) and such demand shall be made by written notice to Grantor, which notice shall specify the number of Grantor Shares requested to be registered. Upon receipt of a written demand for registration under this Section 8(b), the Company shall use its best efforts to register such Grantor Shares, to have the registration statement declared effective and to keep such registration current for a period of not less than 180 days.

     (c) A registration effected under this Section 8 shall be effected at Grantor's expense, except for underwriting discounts and commissions and the fees and the expenses of counsel to Acquiror, and Grantor shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings as such underwriters may reasonably require. In connection with any such registration, the parties agree (i) to indemnify each other and the underwriters, if any, in the customary manner, (ii) if applicable, to enter into an underwriting agreement in form and substance customary for transactions of such type with the underwriters participating in such offering and (iii) to take all further actions which shall be reasonably necessary to effect such registration and sale (including, if the underwriters, if any, deem it necessary, participating in road-show presentations).

     9. BINDING EFFECT; NO ASSIGNMENT; NO THIRD PARTY BENEFICIARIES. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided for in this Agreement, neither this Agreement nor the rights or the obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement.

     10. SPECIFIC PERFORMANCE. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is adequate remedy at law.

     11. ENTIRE AGREEMENT. This Agreement and the Merger Agreement (including the exhibits and schedules thereto) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof.

     12. FURTHER ASSURANCES. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

     13. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any court or other competent authority holds any provisions of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision and the economic effects thereof. If for any reason any such court or regulatory agency determines that Acquiror is not permitted to acquire, the full number of shares of Grantor Common Stock provided in Section 1 hereof (as the same may be adjusted), it is the express intention of Grantor to allow Acquiror to acquire or to require Grantor to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

     14. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if (i) delivered personally, or (ii) sent by reputable overnight courier service, or (iii) telecopied (which is confirmed), or (iv) five days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                     A.   If to Grantor, to:

                          HealthPlan Services Corporation
                          3501 Frontage Road
                          Tampa, Florida  33607
                          Attention:  Phillip S. Dingle, Esq.
                          Telecopier No.:  (813) 282-0490

                     and a copy to:

                          Fowler, White, Gillen, Boggs, Villareal & Banker, P.A. 501 East Kennedy Boulevard, Suite 1700
                          Tampa, Florida  33602
                          Attention:  David C. Shobe, Esq.
                          Telecopier No.:  (813) 228-9401

                     B.   If to Acquirer, to:

                          UICI
                          4001 McEwen Boulevard, Suite 200
                          Dallas, Texas  75244
                          Attention:  Glenn W. Reed, Esq.
                          Telecopier No.:  (972) 392-6717
                     with a copy to:

                          Gardner, Carton & Douglas
                          Quaker Tower
                          321 North Clark Street, Suite 3300
                          Chicago, Illinois  60610-4795
                          Attention:  Charles R. Manzoni, Jr., Esq.
                          Telecopier No.:  (312) 644-3381

     15. GOVERNING LAW; CHOICE OF FORUM. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State and without regard to its choice of law principles. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

     16. INTERPRETATION. When a reference is made in this Agreement to a Section such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     17. COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which, taken together, shall constitute one and the same instrument.

     18. EXPENSES. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     19. AMENDMENTS; WAIVER. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

     20. REPLACEMENT OF GRANTOR OPTION. Upon receipt by Grantor of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Grantor will execute and deliver a new Agreement of like tenor and date.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                         HEALTHPLAN SERVICES CORPORATION

                         By:       /s/ PHILLIP S. DINGLE
                            -------------------------------------------
                         Name:     Phillip S. Dingle
                         Title:    Executive Vice President and
                                   Chief Financial Officer

                         UICI

                         By:       /s/ GREGORY T. MUTZ
                            --------------------------------------------
                         Name:     Gregory T. Mutz
                         Title:    President and Chief Executive Officer

                                                                      APPENDIX C

October 5, 1999

HealthPlan Services Corporation
3501 Frontage Road
Tampa, FL  33607

Attention:  Board of Directors

Gentlemen:

We understand that HealthPlan Services Corporation ("HPS") and UICI are considering a transaction pursuant to which a newly-formed wholly-owned subsidiary of UICI would be merged with and into HPS in a stock-for-stock exchange (the "Merger"). Pursuant to the Merger, each outstanding share of common stock of HPS would be converted into the right to receive 0.3393 shares (the "Exchange Ratio") of UICI of common stock. The Exchange Ratio shall be subject to adjustment as follows: (i) if the UICI Average Stock Price (as defined below) is less than $28.00 per share and greater than or equal to $23.00 per share, the Exchange Ratio shall be fixed at 0.3393; (ii) if the UICI Average Stock Price is greater than or equal to $28.00 per share and less than or equal to $30.00 per share, the Exchange Ratio will be determined by dividing $9.50 by the UICI Average Stock Price; (iii) if the UICI Average Stock Price is greater than $30.00 and less than or equal to $33.00, the Exchange Ratio shall be fixed at 0.3167; (iv) if the UICI Average Stock Price is greater than $33.00 per share, the Exchange Ratio will be determined by dividing $9.50 by an amount equal to the UICI Average Stock Price less $3.00; (v) if the UICI Average Stock Price is less than $23.00 per share and greater than or equal to $21.00 per share, the Exchange Ratio will be determined by dividing $9.50 by the sum of the UICI Average Stock Price and $5.00; and (vi) if the UICI Average Stock Price is less than $21.00 per share, the Exchange Ratio will be fixed at 0.3654. The UICI Average Stock Price shall be defined as the average of the volume weighted averages of the trading prices of UICI's common stock for the 20 consecutive trading days ending on the third trading day immediately preceding the consummation of the Merger. If HPS terminates the Merger for certain reasons, UICI will be entitled to (i) receive a termination fee of $5 million from HPS, and (ii) exercise an option to purchase up to 1,500,000 newly-issued shares of HPS common stock at a price of $7.38 per share in accordance with the terms of an Option Agreement (the "Option Agreement") to be entered into by HPS and UICI. If UICI terminates the Merger for certain reasons, HPS shall be entitled to receive a termination fee of $4 million from UICI.

You have provided us with copies of the proposed Agreement and Plan of Merger (the "Agreement") and the Option Agreement both dated October 5, 1999.

You have asked us to render our opinion as to whether the Exchange Ratio to be provided for in the Merger is fair, from a financial point of view, to the shareholders of HPS.

In the course of our analyses for rendering this opinion, we have:

     1.  reviewed the Agreement and the Option Agreement;

     2. reviewed HPS' Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1997 and 1998, and its Quarterly Reports on Form 10-Q for the periods ended March 31, 1999 and June 30, 1999;

     3. reviewed certain operating and financial information, including projections, provided to us by HPS' management relating to HPS' business and prospects;

     4. met with certain members of HPS' senior management to discuss its operations, historical financial statements, recent financial results and near-term estimated financial performance, and future prospects;

     5. reviewed UICI's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1997 and 1998, and its Quarterly Reports on Form 10-Q for the periods ended March 31, 1999 and June 30, 1999;

     6. reviewed certain operating and financial information, including projections, provided to us by UICI management relating to UICI's business and prospects;

     7. met with certain members of UICI's senior management to discuss its operations, historical financial statements, recent financial results and near-term estimated financial performance, and future prospects;

     8. reviewed the historical prices and trading volumes of the common stock of HPS and UICI;

     9. reviewed publicly available financial data, stock market performance data and valuation parameters of companies which we deemed generally comparable to HPS and UICI;

     10. reviewed the terms of recent acquisitions of companies which we deemed generally comparable to HPS;

     11. performed discounted cash flow analyses of the implied per share value of HPS' common stock and of UICI's common stock based on the projections furnished to us by HPS' management and UICI's management, respectively, as well as on a range of more conservative projection scenarios; and

     12. conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

In the course of our review, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation the projections, provided to us by HPS and UICI. With respect to HPS' and UICI's projected financial results, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior managements of HPS and UICI as to the expected future performance of HPS and UICI, respectively. We have not assumed any responsibility for the independent verification of any such information or of the projections provided to us and we have further relied upon the assurances of the senior managements of HPS and UICI that they are unaware of any facts that would make the information or projections provided to us incomplete or misleading. Notwithstanding our reliance on the projections provided to us and on the representations made to us by the managements of HPS and UICI with respect to such projections, in the course of our analyses for the purposes of rendering this opinion, we have considered the valuation implications of more conservative projection scenarios for both HPS and UICI. In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities of HPS and UICI, nor have we been furnished with any such appraisals. During the course of our engagement, we were asked by the Board of Directors of HPS to solicit indications of interest from various third parties regarding a transaction with HPS, and we have considered the results of such solicitation in rendering our opinion. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We have assumed that the Merger will qualify as a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

We do not express any opinion as to the price or range of prices at which the shares of common stock of HPS and UICI may trade subsequent to the announcement of the proposed Merger or as to the price or range of prices at which the shares of common stock of UICI may trade subsequent to the consummation of the Merger.

We have acted as a financial advisor to HPS in connection with the Merger and will receive a fee for such services. In the ordinary course of business, Bear Stearns may actively trade the equity and debt securities of HPS and/or UICI for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is intended for the benefit and use of the Board of Directors of HPS and does not constitute a recommendation to the Board of Directors of HPS or any holders of HPS' common stock as to how to vote in connection with the Merger. This opinion does not address HPS' underlying business decision to pursue the Merger. This letter is not to be used for any other purpose, or reproduced, disseminated, quoted or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement / prospectus to be distributed to holders of HPS common stock in connection with the Merger.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio to be provided for in the Merger is fair, from a financial point of view, to the Shareholders of HPS.

Very truly yours,

BEAR, STEARNS & CO. INC.

By: /s/ KEVIN P. CLARKE
    ------------------------
    Senior Managing Director

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the General Corporation Law of Delaware authorizes indemnification of directors, officers and employees of Delaware corporations.
Article VIII of the Registrant's by-laws (i) authorizes the indemnification of directors and officers (the "Indemnitees") under specified circumstances to the fullest extent authorized by the General Corporation Law of Delaware, (ii) provides for the advancement of expenses to the Indemnitees for defending any proceedings related to the specified circumstances, (iii) gives the Indemnitees the right to bring suit against the Registrant to enforce the foregoing rights to indemnification and advancement of expenses, and (iv) authorizes the Registrant to maintain certain policies of insurance to protect itself and any of its directors, officers or employees. The Registrant has an insurance policy covering its directors and officers against certain personal liability, which may include liabilities under the Securities Act of 1933 as amended.

ITEM 21.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) The following exhibits are filed herewith or incorporated herein by reference:

EXHIBIT            DESCRIPTIONS

   2.1 Agreement and Plan of Merger by and among the Registrant, UICI Acquisition Co. and HealthPlan Services Corporation, dated as of October 5, 1999 (incorporated by reference to Exhibit 2 to the Registrant's Current Report on Form 8-K (File No. 0-14320), dated October 5, 1999). The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

   3.1 Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 4(1)(A) to the Registrant's Form S-8 (File No. 333-85113), filed August 13, 1999).

   3.2 Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3 to the Registrant's Quarterly Report on Form 10-Q (File No. 0-14320), filed May 14, 1998).

   4.1 Description of Common Stock of the Registrant (incorporated by reference to the Registrant's Form 8-A12B (File No. 0-14320), filed April 22, 1999).

   5.1 Form of Opinion of Glenn W. Reed, Esq., Executive Vice President and General Counsel of UICI, as to the legality of the securities being registered.

   8.1 Opinion of Fowler, White, Gillen, Boggs, Villareal and Banker, P.A. as to certain U.S. federal income tax matters.*

   8.2 Opinion of Gardner, Carton & Douglas as to certain U.S. federal income tax matters. *

   9.1 Voting Agreement between the Registrant and Automatic Data Processing, Inc., dated as of October 5, 1999 (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 8-K (File No. 0-14320), dated October 5, 1999).

   9.2 Voting Agreement between the Registrant and James K. Murray, Jr., dated as of October 5, 1999 (incorporated by reference to Exhibit 99.3 to the Registrant's Current Report on Form 8-K (File No. 0-14320), dated October 5, 1999).

   9.3 Voting Agreement between the Registrant and Shinnston Enterprises, Ltd., dated as of October 5, 1999 (incorporated by reference to Exhibit 99.4 to the Registrant's Current Report on Form 8-K (File No. 0-14320), dated October 5, 1999).

   9.4 Voting Agreement between the Registrant and Elm Grove Associates, Inc., dated as of October 5, 1999 (incorporated by reference to Exhibit 99.5 to the Registrant's Current Report on Form 8-K (File No. 0-14320), dated October 5, 1999).

   9.5 Voting Agreement between the Registrant and William L. Bennett, dated as of October 5, 1999 (incorporated by reference to Exhibit 99.6 to the Registrant's Current Report on Form 8-K (File No. 0-14320), dated October 5, 1999).

   9.6 Voting Agreement between the Registrant and Robert R. Parker, dated as of October 5, 1999 (incorporated by reference to Exhibit 99.7 to the Registrant's Current Report on Form 8-K (File No. 0-14320), dated October 5, 1999).

   10.1 Option Agreement between the Registrant and HealthPlan Services, dated as of October 5, 1999 (incorporated by reference to Exhibit 9 to HealthPlan Services' Schedule 13-D (File No. 1-13772), filed October 14, 1999).

   23.1 Consent of Glenn W. Reed, Esq., Executive Vice President and General Counsel of UICI (included in Exhibit 5.1). *

   23.2  Consent of Ernst & Young LLP.

   23.3  Consent of PricewaterhouseCoopers LLP.

   23.4 Consent of Bear, Stearns & Co. Inc. (included in their opinion attached as Appendix C)

   23.5 Consent of Fowler, White, Gillen, Boggs, Villareal and Banker, P.A. (included in Exhibit 8.1). *

   23.6  Consent of Gardner, Carton & Douglas (included in Exhibit 8.2). *

   24.1  Power of Attorney.

   99.1  Form of Proxy of HealthPlan Services.

-------------------
*To be filed by amendment.


ITEM 22.   UNDERTAKINGS

The undersigned Registrant hereby undertakes:

That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

That, prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

That every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

To supply, by means of a post-effective amendment, all information concerning a transaction and the company being acquired involved therein that was not the subject of and included in this Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 26, 1999.

UICI

By /s/ GREGORY T. MUTZ
-------------------------------------
Gregory T. Mutz,
President and Chief Executive Officer
Date October 26, 1999

Pursuant to the requirements of Securities Exchange Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE                                                                   DATE
RONALD L. JENSEN*                                                           October 26, 1999
-------------------------------------------------------
Ronald L. Jensen
Chairman of the Board and Director

GREGORY T. MUTZ*                                                            October 26, 1999
-------------------------------------------------------
Gregory T. Mutz,
President, Chief Executive Officer and Director

RICHARD J. ESTELL*                                                          October 26, 1999
-------------------------------------------------------
Richard J. Estell
Director and Executive Vice President

/s/ WILLIAM P. BENAC                                                        October 26, 1999
-------------------------------------------------------
William P. Benac,
Executive Vice President (Chief Financial Officer)

/s/ VERNON R. WOELKE                                                        October 26, 1999
-------------------------------------------------------
Vernon R. Woelke,
Treasurer (Chief Accounting Officer)

RICHARD T. MOCKLER*                                                         October 26, 1999
-------------------------------------------------------
Richard T. Mockler,
Director


                                      II-5

GEORGE H. LANE, III*                                                        October 26, 1999
-------------------------------------------------------
George H. Lane, III
Director

STUART D. BILTON*                                                           October 26, 1999
-------------------------------------------------------
Stuart D. Bilton
Director

PATRICK J. MCLAUGHLIN*                                                      October 26, 1999
-------------------------------------------------------
Patrick J. McLaughlin
Director

*By: /s/ GLENN W. REED                                                      October 26, 1999
-------------------------------------------------------
Glenn W. Reed
(Attorney-in-Fact)

                                 EXHIBIT INDEX

EXHIBIT                  DESCRIPTION
-------                  -----------

   5.1 Form of Opinion of Glenn W. Reed, Esq., Executive Vice President and General Counsel of UICI, as to the legality of the securities being registered.

   23.2  Consent of Ernst & Young LLP.

   23.3  Consent of PricewaterhouseCoopers LLP.

   23.4 Consent of Bear, Stearns & Co. Inc. (included in their opinion attached as Appendix C).

   24.1  Power of Attorney.

   99.1  Form of Proxy of HealthPlan Services.